Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-219118

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 12, 2017)

2,000,000 Shares
UMH Properties, Inc.
6.375% Series D Cumulative Redeemable Preferred Stock
Liquidation Preference $25.00 Per Share

We are offering 2,000,000 shares of our 6.375% Series D Cumulative Redeemable Preferred Stock, par value $0.10 per share, which we refer to as Series D Preferred Stock.
Holders of Series D Preferred Stock will be entitled to cumulative dividends in the amount of $1.59375 per share each year, which is equivalent to the rate of 6.375% of the $25.00 liquidation preference per share.  Dividends on our Series D Preferred Stock will be payable quarterly in arrears on the 15th day of each of March, June, September and December of each year (or, if not a business day, the next succeeding business day) to holders of record on the applicable record date.  The first quarterly dividend payment date for the Series D Preferred Stock will be March 15, 2018 and will be for the period from January 22, 2018 to February 28, 2018.  The Series D Preferred Stock has no maturity and will remain outstanding indefinitely unless redeemed or otherwise repurchased.  Except in limited circumstances relating to our qualification as a real estate investment trust, or REIT, and as described below, the Series D Preferred Stock will not be redeemable prior to January 22, 2023.  On and after January 22, 2023, at any time and from time to time, the Series D Preferred Stock will be redeemable in whole, or in part, at our option, at a cash redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) to, but not including, the date of redemption.
In addition, upon the occurrence of a Delisting Event or a Change of Control (each as defined herein), we may, subject to certain conditions, at our option, redeem the Series D Preferred Stock, in whole but not in part, within 90 days after the first date on which such Delisting Event occurred or within 120 days after the first date on which such Change of Control occurred, as applicable, by paying the liquidation preference of $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption.  If we exercise any of our redemption rights relating to the Series D Preferred Stock, the holders of Series D Preferred Stock will not have the conversion right described below.
Upon the occurrence of a Delisting Event or a Change of Control, as applicable, each holder of Series D Preferred Stock will have the right (unless, prior to the Delisting Event Conversion Date or Change of Control Conversion Date (each as defined herein), as applicable, we provide notice of our election to redeem the Series D Preferred Stock) to convert all or part of the Series D Preferred Stock held by such holder on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, into a number of shares of our common stock, par value $0.10 per share (the "common stock"), per share of Series D Preferred Stock to be converted equal to the lesser of: (a) the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, is after a record date for a Series D Preferred Stock declared dividend payment and prior to the corresponding Series D Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend to be paid on such dividend payment date will be included in this sum) by (ii) the Common Share Price (as defined herein) and (b) 3.4843, or the Share Cap, subject to certain adjustments and subject, in each case, to provisions for the receipt of alternative consideration as described in this prospectus supplement.
Holders of the Series D Preferred Stock generally will have no voting rights, except if we fail to pay dividends for six or more quarterly periods, whether or not consecutive, or with respect to certain specified events.  Our Series D Preferred Stock will not be subject to any sinking fund.  Our Series D Preferred Stock will rank on a parity with our 8.0% Series B Cumulative Redeemable Preferred Stock, par value $0.10 per share, which we refer to as the Series B Preferred Stock, and our 6.75% Series C Cumulative Redeemable Preferred Stock, par value $0.10 per share, which we refer to as the Series C Preferred Stock, and senior to our common stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up.
We have applied to list our Series D Preferred Stock on the New York Stock Exchange under the symbol "UMH PRD."
Our stock is subject to certain restrictions on ownership and transfer intended, among other purposes, to assist us in qualifying as a real estate investment trust, or REIT, for federal income tax purposes.  See "Description of Capital Stock – Restrictions on Ownership and Transfer" beginning on page 20 of the accompanying prospectus for more information about these restrictions.
Investing in the Series D Preferred Stock involves risks, including those that are described in the "Risk Factors" sections beginning on page S‑11 of this prospectus supplement, page 3 of the accompanying prospectus and page 5 of our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference.
____________________

	Per Share	Total
Public Offering Price(1)	$25.0000	$50,000,000.00
Underwriting Discount(2)	$0.7875	$1,575,000.00
Proceeds to us (before expenses)(3)	$24.2125	$48,425,000.00
________________
(1) Plus accrued dividends, if any, from the original date of issue.
(2) See "Underwriting" beginning on page S-37 of this prospectus supplement for additional information.
(3) Assumes no exercise of the underwriters' overallotment option described below.
We have granted the underwriters the right to purchase up to an additional 300,000 shares of Series D Preferred Stock at the public offering price, less the underwriting discount, to cover overallotments, exercisable within 30 days from the date of this prospectus supplement.
The underwriters expect that the shares will be delivered in global form through the book entry delivery system of The Depository Trust Company on or about January 22, 2018.
Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

BMO Capital Markets	Stifel
Co-Managers

B. Riley | FBR	D.A. Davidson & Co.	Janney Montgomery Scott

The date of this prospectus supplement is January 17, 2018

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT
You should read this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference herein and therein, carefully before you invest in our Series D Preferred Stock.  These documents contain important information that you should consider before making your investment decision.  This prospectus supplement and the accompanying prospectus contain the terms of this offering of Series D Preferred Stock.  The accompanying prospectus contains information about our securities generally, some of which does not apply to the Series D Preferred Stock covered by this prospectus supplement.  This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus.  If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.
It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus before making your investment decision.  You should also read and consider the additional information incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision.  See "Incorporation of Certain Information by Reference" in this prospectus supplement.
You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the SEC.  Neither we nor any of the underwriters has authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it.  Neither we nor any of the underwriters is making an offer to sell the Series D Preferred Stock in any jurisdiction where the offer or sale is not permitted.
You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates.  Our business, financial condition, results of operations and prospects may have changed since those dates.
Unless this prospectus supplement otherwise indicates or the context otherwise requires, the terms "our," "us," "our company" and "we" as used in this prospectus supplement refer to UMH Properties, Inc. and its consolidated subsidiaries.  All references in this prospectus supplement to the Annual Report on Form 10-K for the year ended December 31, 2016 refer to the Annual Report on Form 10-K, as filed with the SEC on March 8, 2017.

FORWARD-LOOKING STATEMENTS
Statements contained in this prospectus supplement and the accompanying prospectus, including the documents that are incorporated by reference, that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Also, when we use any of the words "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "may," "plan," "project," "should," "will" or similar expressions, we are making forward-looking statements. These forward-looking statements are not guarantees and are based on our current intentions and on our current expectations and assumptions. These statements, intentions, expectations and assumptions involve risks and uncertainties, some of which are beyond our control that could cause actual results or events to differ materially from those we anticipate or project, such as:
•	changes in real estate market conditions and general economic conditions;
•	the inherent risks associated with owning real estate, including local real estate market conditions, governing laws and regulations and illiquidity of real estate investments;
•	increased competition in the geographic areas in which we own and operate manufactured housing communities;
•	our ability to continue to identify, negotiate and acquire manufactured housing communities and/or vacant land which may be developed into manufactured housing communities on terms favorable to us;
•	our ability to maintain rental rates and occupancy levels;
•	changes in market rates of interest;
•	our ability to repay debt financing obligations;
•	our ability to refinance amounts outstanding under our credit facilities at maturity on terms favorable to us;
•	our ability to comply with certain debt covenants;
•	our ability to integrate acquired properties and operations into existing operations;
•	the availability of other debt and equity financing alternatives;
•	continued ability to access the debt or equity markets;
•	the loss of any member of our management team;
•
our ability to maintain internal controls and procedures to ensure all transactions are accounted for properly, all relevant disclosures and filings are timely made in accordance with all rules and regulations and any potential fraud or embezzlement is thwarted or detected;

•	the ability of manufactured home buyers to obtain financing;
•	the level of repossessions by manufactured home lenders;
•	market conditions affecting our investment securities;
•	changes to the market perception of REITs as a result of H.R. 1, informally titled the Tax Cuts and Jobs Act, signed into law on December 22, 2017 (the "Tax Act" or the "Act);
•	changes in federal or state tax laws, rules or regulations that could have adverse tax consequences; and
•	our ability to qualify as a real estate investment trust for federal income tax purposes.

You should not place undue reliance on these forward-looking statements, as events described or implied in such statements may not occur. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.
For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, please see the discussion under "Risk Factors" contained in this prospectus supplement, the accompanying prospectus and the other information contained in our publicly available filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2016.

SUMMARY
The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus.  This summary is not complete and does not contain all of the information you should consider before purchasing shares of our Series D Preferred Stock. You should carefully read the "Risk Factors" sections beginning on page S-11 of this prospectus supplement, page 3 of the accompanying prospectus and page 5 of our Annual Report on Form 10-K for the year ended December 31, 2016 to determine whether an investment in our Series D Preferred Stock is appropriate for you.
UMH Properties, Inc.
UMH Properties, Inc. is a Maryland corporation operating as a qualified real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code (the "Code").  Our primary business is the ownership and operation of manufactured home communities – leasing manufactured home sites to private manufactured home owners.  We also lease homes to residents, and through our wholly-owned taxable REIT subsidiary, UMH Sales and Finance, Inc. ("S&F"), sell and finance the sale of homes to residents and prospective residents of our communities.
The Company owns and operates one hundred twelve manufactured home communities containing approximately 20,000 developed home sites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland and Michigan.
A manufactured home community is designed to accommodate detached, single-family manufactured homes.  These manufactured homes are produced off-site by manufacturers and installed on sites within the community.  These homes are often improved with the addition of features constructed on site, including garages, screened rooms and carports.  Manufactured homes are available in a variety of designs and floor plans, offering many amenities and custom options.  Each owner of a manufactured home leases the site on which the home is located from us.
Manufactured homes are accepted by the public as a viable and economically attractive alternative to common site-built single-family housing.  The affordability of the modern manufactured home makes it a very attractive housing alternative.  Depending on the region of the country, construction cost per square foot for a new manufactured home averages anywhere from 10 to 50 percent less than a comparable site-built home, excluding the cost of land.  This is due to a number of factors, including volume purchase discounts and inventory control of construction materials and control of all aspects of the construction process, which is generally a more efficient and stream-lined process as compared to a site-built home.
Modern residential land lease communities are similar to typical residential subdivisions containing central entrances, paved well-lit streets, curbs and gutters.  The size of a modern manufactured home community is limited, as are other residential communities, by factors such as geography, topography, and funds available for development.  Generally, modern manufactured home communities contain buildings for recreation, green areas, and other common area facilities, all of which are the property of the community owner.  In addition to such general improvements, certain manufactured home communities include recreational improvements such as swimming pools, tennis courts and playgrounds.  Municipal water and sewer services are available in some manufactured home communities, while other communities supply these facilities on site.
Typically, our leases are on an annual or month-to month basis, renewable upon the consent of both parties.  The community manager interviews prospective residents, collects lease and finance payments, ensures compliance with community regulations, maintains public areas and community facilities and is responsible for the overall appearance of the community.  The manufactured home community, once fully occupied, historically tends to achieve a stable rate of occupancy.  The cost and effort in moving a home once it is located in a community encourages the owner of the manufactured home to resell the manufactured home rather than to remove it from the community.  This ability to produce relatively predictable income, together with the location of the community, its condition and its appearance, are factors in the long-term appreciation of the community.

Inherent in the operation of a manufactured home community is the development, redevelopment, and expansion of our communities.  We sell and finance the sale of manufactured homes in our communities through S&F.  S&F was established to potentially enhance the value of our communities.  The home sales business is operated as it is with traditional homebuilders, with sales centers, model homes, an inventory of completed homes and the ability to supply custom designed homes based upon the requirements of the new homeowners.
We have expanded our portfolio of manufactured home communities through numerous acquisitions.  During 2016, we acquired three manufactured home communities, encompassing approximately 300 sites, and during 2017, we have acquired eleven manufactured home communities, encompassing approximately 2,000 sites.  We plan to continue to seek opportunistic acquisitions and investments.   As part of our growth strategy, we intend to evaluate potential opportunities to expand into additional geographic markets, including certain markets in the southeastern United States.
We also own a portfolio of investment securities, which we generally limit to no more than approximately 20% of our undepreciated assets.
Our executive offices are located at Juniper Business Plaza, Suite 3-C, 3499 Route 9 North, Freehold, New Jersey 07728, and our telephone number is (732) 577-9997.  We currently have approximately 340 employees.  Our common stock, Series B Preferred Stock and Series C Preferred Stock are listed on The New York Stock Exchange (the "NYSE").  Our website is located at www.umh.reit. Information contained on our website is not a part of this prospectus supplement.
The Offering
The following is a summary of some of the terms of this offering.  For a more complete description of the terms of our Series D Preferred Stock see "Description of Series D Preferred Stock" in this prospectus supplement and "Description of Capital Stock" beginning on page 20 of the accompanying prospectus.
Issuer	UMH Properties, Inc., a Maryland corporation.

Securities Offered	2,000,000 shares of 6.375% Series D Cumulative Redeemable Preferred Stock plus up to an additional 300,000 shares if the underwriters' overallotment option is exercised in full.

Dividend Rate and Payment Dates
Dividends on the offered shares will be cumulative and payable quarterly in arrears on the 15th day of March, June, September and December of each year, or, if not a business day, the next succeeding business day, to all holders of record on the applicable record date, when and as authorized by our board of directors and declared by us. Holders of the Series D Preferred Stock will be entitled to receive cumulative dividends in the amount of $1.59375 per share each year, which is equivalent to the rate of 6.375% of the $25.00 liquidation preference per share.  The first quarterly dividend payment date for the Series D Preferred Stock will be March 15, 2018 and will be for the period from January 22, 2018 to February 28, 2018. Dividends on the Series D Preferred Stock will continue to accrue even if any of our agreements prohibit the current payment of dividends, we do not have earnings or funds legally available to pay the dividends or we do not authorize or declare the dividends. See "Description of Series D Preferred Stock—Dividends" on page S-20 of this prospectus supplement.

Liquidation Preference
The liquidation preference of each share of Series D Preferred Stock will be $25.00. Upon our liquidation, dissolution or winding up, holders of Series D Preferred Stock will be entitled to receive the liquidation preference with respect to their Series D Preferred Stock plus an amount equal to any accrued but unpaid dividends (whether or not declared) to, but not including, the date of payment with respect to such shares. See "Description of Series D Preferred Stock—Liquidation Preference" on page S-21 of this prospectus supplement.

Optional Redemption
The Series D Preferred Stock will not be redeemable prior to January 22, 2023, except pursuant to provisions relating to preservation of our qualification as a REIT and as described under the caption "Special Optional Redemption" below. On and after  January 22, 2023, the Series D Preferred Stock will be redeemable at our option for cash, in whole or in part, at any time or from time to time, at a price per share equal to $25.00, plus all accrued and unpaid dividends (whether or not declared), if any, to, but not including, the redemption date (unless the redemption date is after a record date for a Series D Preferred Stock declared dividend payment and prior to the corresponding Series D Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend to be paid on such dividend payment date will be included in the redemption price), on each share of Series D Preferred Stock to be redeemed.

Special Optional Redemption
During any period of time (whether before or after January 22, 2023) that both (i) the Series D Preferred Stock is not listed on the NYSE, the NYSE American LLC or the Nasdaq Stock Market ("NASDAQ") or listed or quoted on an exchange or quotation system that is a successor to the NYSE, NYSE American LLC or NASDAQ and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series D Preferred Stock is outstanding, which we refer to as a "Delisting Event", we will have the option, subject to certain conditions, to redeem the outstanding Series D Preferred Stock, in whole but not in part, within 90 days after the Delisting Event, for a redemption price of $25.00 per share, plus all dividends accrued and unpaid (whether or not declared), if any, to, but not including, the redemption date  (unless the redemption date is after a record date for a Series D Preferred Stock declared dividend payment and prior to the corresponding Series D Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend to be paid on such dividend payment date will be included in the redemption price).

Upon the occurrence of a Change of Control (as defined in "Description of the Series D Preferred Stock —Special Optional Redemption"), we may, at our option, subject to certain conditions, redeem the Series D Preferred Stock, in whole but not in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends (whether or not declared) to, but not including, the date of redemption.

If, prior to the Delisting Event Conversion Date or Change of Control Conversion Date (each as defined below), as applicable, we exercise our redemption right (whether our optional redemption right or our special optional redemption rights), you will not have the conversion right described below.

Conversion Right
Upon the occurrence of a Delisting Event or a Change of Control, as applicable, each holder of Series D Preferred Stock will have the right (unless, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we provide notice of our election to redeem the Series D Preferred Stock) to convert all or part of the shares of Series D Preferred Stock held by such holder on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, into a number of shares of our common stock per share of Series D Preferred Stock to be converted equal to the lesser of: (a) the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share plus the amount of any accrued and unpaid dividends thereon to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, is after a record date for a Series D Preferred Stock declared dividend payment and prior to the corresponding Series D Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend to be paid on such dividend payment date will be included in this sum), by (ii) the Common Share Price (as defined below) and (b) 3.4843, or the Share Cap, subject to certain adjustments and subject, in each case, to provisions for the receipt of alternative consideration, as described in this prospectus supplement.

The Share Cap is subject to pro rata adjustments for any Share Splits (as defined below) with respect to shares of our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

If we provide a redemption notice prior to the Delisting Event Conversion Date or the Change of Control Conversion Date, as applicable, whether pursuant to our special optional redemption right in connection with a Delisting Event or a Change of Control, as applicable, or our optional redemption right, holders of Series D Preferred Stock will not have any right to convert the shares of Series D Preferred Stock so called for redemption in connection with the Delisting Event Conversion Right or the Change of Control Conversion Right (each as defined below), as applicable, and any shares of Series D Preferred Stock subsequently selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Delisting Event Conversion Date or the Change of Control Conversion Date, as applicable.

For definitions of "Change of Control Conversion Date," "Change of Control Conversion Right," "Common Share Price," "Delisting Event Conversion Date," "Delisting Event Conversion Right" and "Share Split" and for a description of the adjustments and provisions for the receipt of alternative consideration that may be applicable to the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, see "Description of the Series D Preferred Stock —Conversion Rights."

Except as provided above in connection with a Delisting Event or a Change of Control, the Series D Preferred Stock will not be convertible into or exchangeable for any other securities or property.

Notwithstanding any other provision of our Series D Preferred Stock, no holder of our Series D Preferred Stock will be entitled to convert such Series D Preferred Stock into shares of our common stock to the extent that receipt of such shares of common stock would cause such holder (or any other person) to violate the restrictions on ownership and transfer of our stock contained in our charter. See "Description of Capital Stock— Restrictions on Ownership and Transfer" in the accompanying prospectus.

No Maturity, Sinking Fund or Mandatory Redemption
The Series D Preferred Stock will have no maturity date and we will not be required to redeem the Series D Preferred Stock at any time. Accordingly, the Series D Preferred Stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right or, under circumstances where the holders of the Series D Preferred Stock have a conversion right, such holders decide to convert the Series D Preferred Stock. The Series D Preferred Stock will not be subject to any sinking fund.

Restrictions on Ownership and Transfer
For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code. In order to assist us in meeting these requirements, among other purposes, our charter provides that no person may own, or be deemed to own by virtue of the attribution rules of the Code more than 9.8% in value or in number of shares of our outstanding stock (other than shares of our excess stock), subject to certain exceptions. In addition, under our charter, no person may own, or be deemed to own, shares of our stock (other than shares of our excess stock) that would result in shares of our stock being owned by fewer than 100 persons, us being "closely held" within the meaning of Section 856 of the Code or us otherwise failing to qualify as a REIT under the Code. See "Description of Capital Stock—Restrictions on Ownership and Transfer" in the accompanying prospectus.

Ranking
The Series D Preferred Stock will rank, as to dividend rights and rights upon our liquidation, dissolution or winding up, senior to our common stock and equal to our 8.0% Series B Cumulative Redeemable Preferred Stock, par value $0.10 per share (the "Series B Preferred Stock"), our 6.75% Series C Cumulative Redeemable Preferred Stock, par value $0.10 per share (the "Series C Preferred Stock") and any equity securities that we may issue in the future the terms of which specifically provide that such equity securities rank equal to the Series D Preferred Stock. The terms of the Series D Preferred Stock will not limit our ability to (i) incur indebtedness or (ii) issue additional equity securities that are equal or junior in rank to the Series D Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up.

Series B Preferred Stock
We currently have outstanding 3,801,200 shares of our Series B Preferred Stock.  The Series B Preferred Stock has a liquidation preference of $25.00 per share.  We pay cumulative dividends on our Series B Preferred Stock in the amount of $2.00 per share per year.  The Series B Preferred Stock is generally not redeemable before October 20, 2020.

Series C Preferred Stock
We currently have outstanding 5,750,000 shares of our Series C Preferred Stock.  The Series C Preferred Stock has a liquidation preference of $25.00 per share.  We pay cumulative dividends on our Series C Preferred Stock in the amount of $1.6875 per share per year.  The Series C Preferred Stock is generally not redeemable before July 26, 2022.

Further Issuances
We may create and issue additional shares of Series D Preferred Stock ranking equally and ratably with the Series D Preferred Stock offered by this prospectus supplement in all respects, so that such additional shares of Series D Preferred Stock will form a single series with the Series D Preferred Stock offered by this prospectus supplement and will have the same terms.

Voting Rights
Holders of the Series D Preferred Stock will have only the limited voting rights described below. If dividends on any outstanding shares of Series D Preferred Stock have not been paid for six or more quarterly periods (whether or not declared or consecutive), holders of the Series D Preferred Stock and holders of any other class or series of preferred stock ranking equal to the Series D Preferred Stock as to dividends and upon liquidation and upon which like voting rights have been conferred (including the Series B Preferred Stock and the Series C Preferred Stock) and are exercisable, and with which the holders of the Series D Preferred Stock are entitled to vote together as a single class (voting together as a single class), will  have the exclusive power to elect two additional directors until all accrued and unpaid dividends on the Series D Preferred Stock have been fully paid. In addition, we may not authorize or issue any class or series of equity securities ranking senior to the Series D Preferred Stock as to dividends or distributions upon liquidation (including securities convertible into or exchangeable for any such senior securities) or amend our charter (whether by merger, consolidation or otherwise) to materially and adversely change the terms of the Series D Preferred Stock without the affirmative vote of at least two-thirds of the votes entitled to be cast on such matter by holders of outstanding shares of Series D Preferred Stock and holders of any other similarly-affected classes and series of preferred stock ranking equal to the Series D Preferred Stock as to dividends and upon liquidation and upon which like voting rights have been conferred (including the Series B Preferred Stock and the Series C Preferred Stock) and are exercisable, voting together as a single class. Holders of the Series D Preferred Stock will not have any voting rights in connection with any amendment, alteration or repeal or other change to any provision of our charter, including the articles supplementary setting forth the terms of the Series D Preferred Stock, as a result of a merger, conversion, consolidation, transfer or conveyance of all or substantially all of our assets or other business combination or otherwise, if the Series D Preferred Stock (or stock into which the Series D Preferred Stock has been converted in any successor person or entity to us) remains outstanding with the terms thereof unchanged in all material respects or is exchanged for stock of the successor person or entity with substantially identical rights, taking into account that, upon the occurrence of an event described in this sentence, we may not be the surviving entity. Furthermore, if the holders of the Series D Preferred Stock receive the $25.00 liquidation preference per share of Series D Preferred Stock, plus accrued and unpaid dividends to, but not including, the date of such event, pursuant to the occurrence of any of the events described in the preceding sentence, then such holders will not have any voting rights with respect to the events described in the preceding sentence. See "Description of Series D Preferred Stock—Voting Rights" beginning on page S-28 of this prospectus supplement.

Information Rights
During any period in which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series D Preferred Stock are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series D Preferred Stock as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) within 15 days after the respective dates by which we would have been required to filed such reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series D Preferred Stock.

Listing	We will apply to list the Series D Preferred Stock on the NYSE under the symbol "UMH PRD."

Form
The Series D Preferred Stock offered in this offering will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, except under limited circumstances.

Use of Proceeds
We estimate that the net proceeds from the sale of the 2,000,000 shares of Series D Preferred Stock offered hereby will be approximately $48,125,000, after deducting the underwriting discount and other estimated expenses of approximately $300,000.  We plan to use the net proceeds of this offering for general corporate purposes, which may include purchase of manufactured homes for sale or lease to customers, expansion of our existing communities, potential acquisitions of additional properties and possible repayment of indebtedness on a short-term basis.  Until we use the net proceeds from this offering, they may be deposited in interest bearing cash accounts or invested in short-term securities, including securities that may not be investment grade.  See "Use of Proceeds" beginning on page S-17 of this prospectus supplement.

Reclassification of Common Stock
Before the completion of this offering, our Board of Directors will approve, and we will execute and file with the State Department of Assessments and Taxation of Maryland Articles Supplementary to reclassify 2,300,000 shares of common stock as shares of Series D Preferred Stock. As a result of these Articles Supplementary, our total authorized shares of capital stock will be 126,413,800 shares (classified as 111,363,800 shares of Common Stock, 4,000,000 shares of Series B Preferred Stock, 5,750,000 shares of Series C Preferred Stock, 2,300,000 shares of Series D Preferred Stock and 3,000,000 shares of excess stock).

Risk Factors
You should read carefully the "Risk Factors" beginning on page S-11 of this prospectus supplement, page 3 of the accompanying prospectus and page 5 of our Annual Report on Form 10-K for the year ended December 31, 2016, for certain considerations relevant to investing in the Series D Preferred Stock.

RISK FACTORS
You should carefully consider the risks described below and those included in the accompanying prospectus, as well as the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the Series D Preferred Stock. These risks are not the only ones faced by us. The trading price of the Series D Preferred Stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below, on page 3 of the accompanying prospectus and in the documents incorporated herein by reference, particularly our Annual Report on Form 10-K for the year ended December 31, 2016.
Risks Relating to This Offering
Listing on the NYSE does not guarantee an active and liquid market for our Series D Preferred Stock, and the market price and trading volume of the Series D Preferred Stock may fluctuate significantly.
The Series D Preferred Stock will be a new issue of securities with no trading market. We have applied to list the Series D Preferred Stock on the NYSE. However, even if the Series D Preferred Stock is approved for listing on the NYSE, an active and liquid trading market for the Series D Preferred Stock may not develop after the issuance of the Series D Preferred Stock or, even if it develops, may not be sustained.  Since the Series D Preferred Stock has no maturity date, investors seeking liquidity may be limited to selling their shares of Series D Preferred Stock in the secondary market. If an active trading market is not developed, the market price and liquidity of the Series D Preferred Stock may be adversely affected. Even if an active public market does develop, we cannot guarantee that the market price for the Series D Preferred Stock will equal or exceed the price you pay for your shares.
The market will determine the trading price for the Series D Preferred Stock and may be influenced by many factors, including:
• actual or anticipated variations in our quarterly operating results;
• changes in our funds from operations or earnings estimates;
• prevailing interest rates;
• the market for similar securities;
• our history of paying dividends on our Series B, Series C or Series D Preferred Stock;
• additional issuances of other series of classes of preferred stock;
• our ability to meet earnings estimates;
• our financial condition, results of operations and prospects;
• our underlying asset value;
• investors' perception of us and investor interest in our securities;
• changes in market valuations of similar companies;
• market reaction to any additional debt or preferred equity securities we incur or issue in the future;
• future common stock issuances;
• failure to maintain our REIT status;
• changes in valuation of our REIT securities portfolio;
• additions or departures of key management personnel;
• actions by institutional stockholders;
• publication of research reports about us or the real estate industry;
• speculation in the press or investment community;
• the general reputation of REITs and the attractiveness of our Series D Preferred Stock in comparison to other equity securities, including securities issued by other real estate-based companies;
• general economic and market conditions
• investor confidence in the stock and bond markets, generally;
• changes in tax laws, rules and regulations (including the recently enacted Tax Act); and

• the realization of any of the other risk factors presented in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus under the captions "Risk Factors" and "Forward –Looking Statements."

Because the shares of Series D Preferred Stock will carry a fixed dividend rate, their value in the secondary market will be influenced by changes in interest rates and will tend to move inversely to such changes.  In particular, an increase in market interest rates may result in higher yields on other financial instruments and may lead purchasers of Series D Preferred Stock to demand a higher yield on the price paid for the Series D Preferred Stock, which could adversely affect the market price of the Series D Preferred Stock.
Our ability to pay dividends is limited by the requirements of Maryland law.
Our ability to pay dividends on the Series D Preferred Stock is limited by the laws of the State of Maryland. Under the Maryland General Corporation Law, a Maryland corporation generally may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its debts as the debts become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus, unless the corporation's charter provides otherwise, the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Accordingly, we may not be able to make a distribution on the Series D Preferred Stock if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of any outstanding shares of preferred stock with preferences upon dissolution senior to those of the Series D Preferred Stock.
Our Series D Preferred Stock has not been rated and will be junior to our existing and future debt and will be on a parity with our existing Series B Preferred Stock and our existing Series C Preferred Stock and your interest could be diluted by the issuance of additional parity preferred securities and by other transactions.
Our Series D Preferred Stock has not been rated by any nationally recognized statistical rating organization, which may negatively affect its market value and your ability to sell it. It is possible that one or more rating agencies might independently determine to issue such a rating or that such a rating, if issued, could adversely affect the market price of our Series D Preferred Stock. In addition, we may elect in the future to obtain a rating of our Series D Preferred Stock, which could adversely impact its market price. Ratings only reflect the views of the rating agency or agencies issuing the ratings and they could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of our Series D Preferred Stock.
The payment of amounts due on the Series D Preferred Stock will be junior to all of our existing and future debt. We may also issue additional shares of Series D Preferred Stock or additional shares of preferred stock in the future which are on a parity with (or, upon the affirmative vote or consent of the holders of two-thirds of the outstanding shares of Series D Preferred Stock, senior to) the Series D Preferred Stock.  Our existing Series B Preferred Stock and our existing Series C Preferred Stock are on a parity with the Series D Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.
As a holder of Series D Preferred Stock, you have extremely limited voting rights.
Your voting rights as a holder of Series D Preferred Stock will be limited. Our common stock is the only class carrying full voting rights. Voting rights for holders of Series D Preferred Stock will exist only with respect to amendments to our charter (whether by merger, consolidation or otherwise) that materially and adversely affect the terms of the Series D Preferred Stock, the authorization or issuance of classes or series of equity securities that are senior to the Series D Preferred Stock and, if we fail to pay dividends on the Series D Preferred Stock for six or more quarterly periods (whether or not declared or consecutive), the election of two directors. You would not, however, have any voting rights if we amend, alter or repeal the provisions of our charter or the terms of the Series D Preferred Stock in connection with a merger, conversion, consolidation, transfer or conveyance of all or substantially all of our assets or otherwise, so long as the Series D Preferred Stock remains outstanding and its terms remain materially unchanged or you receive stock of the successor entity with substantially identical rights, taking into account that, upon the occurrence of an event described in this sentence, we may not be the surviving entity. Furthermore, if you receive the $25.00 liquidation preference per share of Series D Preferred Stock, plus accrued and unpaid dividends to, but not including, the date of such event, pursuant to the occurrence of any of the events described in the preceding sentence, then you will not have any voting rights with respect to the events described in the preceding sentence.

The change of control conversion feature may not adequately compensate you upon a Change of Control, and the change of control conversion and redemption features of the Series D Preferred Stock may make it more difficult for a party to take over our company or discourage a party from taking over our company.
Upon a Change of Control, holders of our Series D Preferred Stock will have the right (subject to our redemption rights) to convert all or part of their Series D Preferred Stock into shares of our common stock (or equivalent value of alternative consideration) and under these circumstances we will also have a special optional redemption right to redeem the Series D Preferred Stock. See "Description of the Series D Preferred Stock —Special Optional Redemption" and "—Conversion Rights." Upon such a conversion, holders will be limited to a maximum number of shares of common stock per share of Series D Preferred Stock equal to the Share Cap. If the Common Share Price is less than $7.18 (which is approximately 50% of the per-share closing sale price of our common stock on January17, 2018), subject to adjustment, holders will receive a maximum of 3.4843 shares of our common stock per share of Series D Preferred Stock, which may result in a holder receiving value that is less than the liquidation preference of the Series D Preferred Stock. In addition, those features of our Series D Preferred Stock may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under circumstances that otherwise could provide the holders of shares of our Series D Preferred Stock with the opportunity to realize a premium over the then current market price or that holders may otherwise believe is in their best interests.
We may incur additional indebtedness and/or we may issue additional preferred stock, which may harm our financial position and cash flow and potentially impact our ability to pay dividends on the Series D Preferred Stock.
Our governing documents do not limit us from incurring additional indebtedness and other liabilities. As of September 30, 2017, we and our subsidiaries had approximately $354.3 million of indebtedness, net of unamortized debt issuance costs (of which approximately $312.8 million was property level mortgage debt), and approximately $41.5 million liquidation preference of outstanding preferred stock.  We may incur additional indebtedness and become more highly leveraged and/or issue additional shares of preferred stock, which could harm our financial position and potentially limit our cash available to pay dividends on.  As a result, we may not have sufficient funds to pay dividends on our Series D Preferred Stock.
We cannot assure you that we will be able to pay dividends regularly.
Our ability to pay dividends in the future is dependent on our ability to operate profitably and to generate cash from our operations and the operations of our subsidiaries. We cannot guarantee that we will be able to pay dividends on a regular quarterly basis in the future.
The recent enactment of the Tax Act, could have an adverse impact on our business and financial results.
The Tax Act made many significant changes to the U.S. federal income tax laws applicable to businesses and their owners, including REITs and their stockholders, and may lessen the relative competitive advantage of operating as a REIT rather than as a C corporation. For example, the Tax Act lowered income tax rates on individuals and corporations thereby easing the burden of double taxation on corporate dividends and making the single level of taxation on REIT distributions relatively less attractive.  The Tax Act also provides for the expensing of capital expenditures which may have a similar impact and also could result in the bunching of taxable income and required distributions by REITs, such as distributions on our common stock. Furthermore, the Tax Act limits the deductibility of interest expense, which may disrupt the real estate market and may increase the amount of required distributions by REITs, such as distributions on our common stock.  The Tax Act will also need to be interpreted by the Internal Revenue Service ("IRS") and the U.S. Treasury Department, which may result in revisions to regulations and interpretations, and in the interim may lead to some uncertainty.

Dividends on the Series D Preferred Stock do not qualify for the reduced tax rates available for some dividends.
Income from "qualified dividends" payable to U.S. stockholders that are individuals, trusts and estates are generally subject to tax at preferential rates. Dividends payable by REITs, including the dividends on the Series D Preferred Stock, however, generally are not eligible for the preferential tax rates applicable to qualified dividend income.  Although these rules do not adversely affect our taxation, to the extent that the preferential rates continue to apply to regular corporate qualified dividends, investors who are individuals, trusts and estates may perceive an investment in us to be relatively less attractive than an investment in the stock of a non-REIT corporation that pays dividends, which could materially and adversely affect the value of the shares of, and per share trading price of, our capital stock, including the Series D Preferred Stock.   It should be noted that the recently enacted Tax Act provides for a deduction from income for individuals, trusts and estates for 20% of certain REIT dividends, which reduces the effective tax rate on such dividends below the effective tax rate on interest, though the deduction is generally not as favorable as the preferential rate on qualified dividends.  The deduction for certain REIT dividends, unlike the favorable rate for qualified dividends, expires after 2025.
Our ability to issue preferred stock in the future could adversely affect the rights of holders of our preferred shares.
Our charter permits our board of directors to increase the number of authorized shares of capital stock without the approval of holders of our common stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock.  In addition, our charter authorizes us to reclassify any or all of the unissued shares of our authorized shares of stock as shares of preferred stock in one or more series on terms determined by our board of directors.  Any authorized and unissued shares of stock could be reclassified into additional shares of Series D Preferred Stock or into a class or series of preferred stock on parity with the Series D Preferred Stock by our board of directors, without the approval of holders of our common stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock.  Our future issuance of any series of preferred stock could effectively diminish our ability to pay dividends or other distributions, including the amount of distributions upon our liquidation, dissolution or winding up, to holders of our then-outstanding Series D Preferred Stock.
Market interest rates may influence the value of our Series D Preferred Stock.

One of the factors that may affect the market price of our Series D Preferred Stock will be the dividend yield on our Series D Preferred Stock in relation to prevailing interest rates.  A future increase in interest rates may lead potential investors in our Series D Preferred Stock to expect a higher dividend yield, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution.  As a result, higher market interest rates could cause the market price of our Series D Preferred Stock to decrease.

The future issuance or sale of additional shares of Series D Preferred Stock could adversely affect the trading price of our Series D Preferred Stock.

Future issuances or sales of substantial numbers of shares of our Series D Preferred Stock in the public market, or the perception that such issuances or sales might occur, could adversely affect the per share trading price of our Series D Preferred Stock.  The per share trading price of our Series D Preferred Stock may decline significantly upon the sale or registration of additional shares of our Series D Preferred Stock.

Future issuances of our debt securities, which would be senior to our Series D Preferred Stock upon liquidation, or preferred equity securities which may be senior to our Series D Preferred Stock for purposes of dividend distributions or upon liquidation, may adversely affect the per share trading price of our Series D Preferred Stock.

In the future, we may attempt to increase our capital resources by issuing additional debt securities and/or additional classes or series of preferred stock.  Upon liquidation, holders of our debt securities and lenders with respect to other borrowings will be entitled to receive our available assets prior to any distribution to holders of our Series D Preferred Stock.  Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our Series D Preferred Stock. Any shares of preferred stock that we issue in the future could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to pay dividends to holders of our Series D Preferred Stock.   Any such future issuances may adversely affect the trading price of our Series D Preferred Stock.
If our leases are not respected as true leases for federal income tax purposes, we would fail to qualify as a REIT.
To qualify as a REIT, we must, among other things, satisfy two gross income tests, under which specified percentages of our gross income must be passive income, such as rent. For the rent paid pursuant to our leases to qualify for purposes of the gross income tests, the leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. We believe that our leases will be respected as true leases for federal income tax purposes. However, there can be no assurance that the IRS will agree with this view. If the leases are not respected as true leases for federal income tax purposes, we would not be able to satisfy either of the two gross income tests applicable to REITs, and we could lose our REIT status.
Failure to make required distributions would subject us to additional tax.
In order to qualify as a REIT, we must, among other requirements, distribute, each year, to our stockholders (including holders of Series D Preferred Stock) at least 90% of our taxable income, excluding net capital gains. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions (or deemed distributions) in any year are less than the sum of:
•       85% of our ordinary income for that year;
•       95% of our capital gain net earnings for that year; and
•       100% of our undistributed taxable income from prior years.
To the extent we pay out in excess of 100% of our taxable income for any tax year, we may be able to carry forward such excess to subsequent years to reduce our required distributions for purposes of the 4% nondeductible excise tax in such subsequent years. We intend to pay out our income to our stockholders in a manner intended to satisfy the 90% distribution requirement. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the 90% distribution requirement and to avoid corporate income tax.
We may not have sufficient cash available from operations to pay distributions, and, therefore, distributions may be made from borrowings.
The actual amount and timing of distributions will be determined by our board of directors in its discretion and typically will depend on the amount of cash available for distribution, which will depend on items such as current and projected cash requirements and tax considerations. As a result, we may not have sufficient cash available from operations to pay distributions as required to maintain our status as a REIT. Therefore, we may need to borrow funds to make sufficient cash distributions in order to maintain our status as a REIT, which may cause us to incur additional interest expense as a result of an increase in borrowed funds for the purpose of paying distributions.

We may be required to pay a penalty tax upon the sale of a property.
The federal income tax provisions applicable to REITs provide that any gain recognized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a "prohibited transaction" that is subject to a 100% penalty tax. Under current law, unless a sale of real property qualifies for a safe harbor, the question of whether the sale of real estate or other property constitutes the sale of property held primarily for sale to customers is generally a question of the facts and circumstances regarding a particular transaction. We intend that we and our subsidiaries will hold the interests in the real estate for investment with a view to long-term appreciation, engage in the business of acquiring and owning real estate, and make occasional sales as are consistent with our investment objectives. We do not intend to engage in prohibited transactions. We cannot assure you, however, that we will only make sales that satisfy the requirements of the safe harbors or that the IRS will not successfully assert that one or more of such sales are prohibited transactions.
We may be adversely affected if we fail to qualify as a REIT.
If we fail (or have failed) to qualify as a REIT for any taxable year, we will not be allowed to deduct distributions to stockholders in computing our taxable income for such taxable year and will be subject to Federal income tax, including any applicable alternative minimum tax, at regular corporate rates. In addition, we might be barred from qualification as a REIT for the four years following disqualification. The additional tax incurred at regular corporate rates would reduce significantly the cash flow available for distribution to stockholders and for debt service.
Furthermore, we would no longer be required to make any distributions to our stockholders as a condition to REIT qualification. Any distributions to noncorporate stockholders would be taxable as ordinary income to the extent of our current and accumulated earnings and profits, although such dividend distributions generally would be subject to a top federal income tax rate of 20%. Corporate distributees would in that case generally be eligible for the dividends received deduction on the distributions, subject to limitations under the Code.
Disruptions in the financial markets or general economic conditions could affect our ability to obtain financing on reasonable terms and have other adverse effects on us and the market price of the Series D Preferred Stock.
Over the last several years, the United States stock and credit markets have experienced significant price volatility, dislocations and liquidity disruptions, which have caused market prices of many stocks and debt securities to fluctuate substantially and the spreads on prospective debt financings to widen considerably. Future uncertainty in the stock and credit markets may negatively impact our ability to access additional financing at reasonable terms, which may negatively affect our ability to acquire properties and otherwise pursue our investment strategy. A prolonged downturn in the stock or credit markets may cause us to seek alternative sources of potentially less attractive financing, and may require us to adjust our investment strategy accordingly. These types of events in the stock and credit markets may make it more difficult or costly for us to raise capital through the issuance of the common stock, preferred stock or debt securities. The potential disruptions in the financial markets may have a material adverse effect on the market value of the common stock and preferred stock, including the Series D Preferred Stock offered hereby, or the economy in general.  In addition, the national and local economic climate, including that of the energy-market dependent Marcellus and Utica Shale regions, may be adversely impacted by, among other factors, plant closings and industry slowdowns, which may have a material adverse effect on the return we receive on our properties and investments, as well as other unknown adverse effects on us.
If our common stock is delisted, your ability to transfer or sell your shares of the Series D Preferred Stock may be limited and the market value of the Series D Preferred Stock will likely be materially and adversely affected.
Other than in connection with a Change of Control, the Series D Preferred Stock does not contain provisions that are intended to protect you if our common stock is delisted from the NYSE. Since the Series D Preferred Stock has no stated maturity date, you may be forced to hold your shares of the Series D Preferred Stock and receive stated dividends on the Series D Preferred Stock when, as and if authorized by our board of directors and declared by us with no assurance as to ever receiving the liquidation value thereof. In addition, if our common stock is delisted from the NYSE, it is likely that the Series D Preferred Stock, if already listed, will be delisted from the NYSE as well. Accordingly, if the common stock is delisted from the NYSE, your ability to transfer or sell your shares of the Series D Preferred Stock may be limited and the market value of the Series D Preferred Stock will likely be materially and adversely affected.

USE OF PROCEEDS
We estimate that the net proceeds from the sale of the 2,000,000 shares of Series D Preferred Stock offered hereby will be approximately $48,125,000, after deducting the underwriting discount and other estimated expenses of approximately $300,000.  We plan to use the net proceeds from this offering for general corporate purposes, which may include purchase of manufactured homes for sale or lease to customers, expansion of our existing communities, potential acquisitions of additional properties and possible repayment of indebtedness on a short-term basis.  Until we use the net proceeds from this offering, they may be deposited in interest bearing cash accounts or invested in short-term securities, including securities that may not be investment grade.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
 AND PREFERRED STOCK DIVIDENDS
The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for each of the years ended December 31, 2012, 2013, 2014, 2015 and 2016 and the nine months ended September 30, 2017.
	Nine Months Ended September 30, 2017	Year Ended December 31,
		2016	2015	2014	2013	2012
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	*	*	*	*	*	1.15x

* The ratios of earnings to combined fixed charges and preferred stock dividends were less than one-to-one for the nine months ended September 30, 2017 and the years ended December 31, 2016, 2015, 2014 and 2013.  The coverage deficiencies were $3,471,205 for the nine months ended September 30, 2017 and $2,623,779, $6,085,937, $3,284,139, and $1,668,151 for the years ended December 31, 2016, 2015, 2014 and 2013, respectively.   These ratios reflect non-cash depreciation of $20,260,556 for the nine months ended September 30, 2017 and $23,214,100, $18,877,511, $15,163,420 and $11,681,724, for the years ended December 31, 2016, 2015, 2014 and 2013, respectively.

For the purpose of computing these ratios, earnings have been calculated by adding pre-tax income from continuing operations, fixed charges and amortization of capitalized interest; and subtracting from the total of those items capitalized interest; preference security dividend requirements of consolidated subsidiaries; and the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of the sum of interest costs, whether expensed or capitalized, the estimated interest component of rental expenses, amortized premiums, discounts and capitalized expenses related to indebtedness, and preference security dividend requirements of consolidated subsidiaries. Preferred stock dividends are the amount of pre-tax earnings that are required to pay the dividends on outstanding preferred securities.

DESCRIPTION OF SERIES D PREFERRED STOCK
The following is a summary of the material terms and provisions of the Series D Preferred Stock. This summary is in all respects subject to, and qualified in its entirety by, reference to the applicable provisions of our charter, including the articles supplementary relating to the Series D Preferred Stock offered hereby, which will be filed as exhibits to a Current Report on Form 8-K in connection with this offering, and our bylaws, each of which is available from us as described under "Where You Can Find More Information" of this prospectus supplement and is incorporated by reference in this prospectus supplement. This description of the specific terms of the Series D Preferred Stock supplements the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus under "Description of Capital Stock—Description of Preferred Stock."
As used in this section, the terms "we," "us" and "our" refer to UMH Properties, Inc. and not to any of its subsidiaries.
General
As of January 17, 2018, our authorized capital stock consists of 126,413,800 shares, classified as 113,663,800 shares of common stock, par value $0.10 per share, 4,000,000 shares of Series B Preferred Stock, par value $0.10 per share, 5,750,000 shares of Series C Preferred Stock, par value $0.10 per share, and 3,000,000 shares of excess stock, par value $0.10 per share.
Our board of directors has the power under our charter to classify and reclassify any unissued shares of stock into one or more classes or series of preferred stock, set the terms of each such class or series and authorize us to issue the newly classified or reclassified shares. Each such class or series of preferred stock will have such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as shall be determined by our board of directors.  Our charter also permits our board of directors to increase the number of authorized shares of stock or the number of shares of stock of any class or series that we have authority to issue without the approval of holders of our common stock.  See "Description of Capital Stock—Description of Preferred Stock" in the accompanying prospectus.
Pursuant to this authority, our board of directors has authorized the reclassification and designation of 2,300,000 shares of our common stock as Series D Preferred Stock and we will file with the State Department of Assessments and Taxation of Maryland articles supplementary reflecting this reclassification.  After giving effect to the amendment and these articles supplementary, our authorized capital stock will be 126,413,800 shares, classified as 111,363,800 shares of common stock, par value $0.10 per share, 4,000,000 shares of Series B Preferred Stock, par value $0.10 per share, 5,750,000 shares of Series C Preferred Stock, par value $0.10 per share, 2,300,000 shares of Series D Preferred Stock, par value $0.10 per share, and 3,000,000 shares of excess stock, par value $0.10 per share.
The registrar, transfer agent and distributions disbursing agent for the Series D Preferred Stock and our Series B Preferred Stock, Series C Preferred Stock and common stock is American Stock Transfer & Trust Company.
Ranking
The Series D Preferred Stock, as to dividend rights and rights upon our liquidation, dissolution or winding-up, will rank:
•
senior to all classes or series of our common stock and to all other equity securities ranking junior to the Series D Preferred Stock with respect to dividend rights and rights upon our liquidation, dissolution or winding up;

•
equal to the Series B Preferred Stock, Series C Preferred Stock and to any other class or series of equity securities ranking equal to the Series D Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and

•	junior to any class or series of equity securities ranking senior to the Series D Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up.

The term "equity securities" does not include convertible debt securities, which will rank senior to the Series D Preferred Stock prior to conversion. In addition, the Series D Preferred Stock ranks junior to our indebtedness and the indebtedness of our subsidiaries.
Dividends
Holders of the Series D Preferred Stock will be entitled to receive, when, as and if authorized by our board of directors and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends in the amount of $1.59375 per share each year, which is equivalent to the rate of 6.375% of the $25.00 liquidation preference per share per annum.  Dividends are payable quarterly in arrears for the related Dividend Period on the 15th day of March, June, September and December of each year or, if not a business day, the next succeeding business day, to all holders of record on the applicable record date. We refer to each such date as a "Dividend Payment Date," and each "Dividend Period" means the respective period commencing on and including March 1, June 1, September 1 and December 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period.  The first quarterly Dividend Payment Date for the Series D Preferred Stock will be March 15, 2018 and will be for the Dividend Period from January 22, 2018 to February 28, 2018. Holders of record of all shares of Series D Preferred Stock outstanding on the record date fixed by our board of directors for any dividend, including shares of Series D Preferred Stock sold in this offering, will be entitled to receive the full quarterly dividend paid on the applicable Dividend Payment Date even if such shares were not outstanding for the full Dividend Period.
Any dividend, including any dividend payable on the Series D Preferred Stock for any partial dividend period, is computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record of Series D Preferred Stock as they appear in the transfer agent's records at the close of business on the applicable record date, which will be the date that our board of directors designates as the record date for the payment of a dividend that is not more than 30 nor fewer than 10 days prior to the Dividend Payment Date, which date we refer to as a "Dividend Payment Record Date".
Our board of directors will not authorize, pay or set apart for payment by us any dividend on the Series D Preferred Stock at any time that:
•	the terms and conditions of any of our agreements, including any agreement relating to our indebtedness, prohibit such authorization, payment or setting apart for payment;

•
the terms and conditions of any of our agreements, including any agreement relating to our indebtedness, provide that such authorization, payment or setting apart for payment would constitute a breach of, or a default under, such agreement; or

•	the law restricts or prohibits the authorization, payment or setting apart for payment.

Notwithstanding the foregoing, dividends on the Series D Preferred Stock will accrue whether or not:
•	any of the agreements or laws referred to above are applicable;

•	we have earnings;

•	there are funds legally available for the payment of the dividends; or

•	the dividends are declared by us.

Accrued but unpaid dividends on the Series D Preferred Stock will not bear interest.

We will not declare or pay or set aside for payment any dividends (other than a dividend paid in common stock or other shares ranking junior to the Series D Preferred Stock as to dividends and upon liquidation) or declare or make any distribution of cash or other property on common stock, the Series B Preferred Stock, the Series C Preferred Stock or other shares that rank junior or equal to the Series D Preferred Stock as to payment of dividends or upon liquidation or redeem or otherwise acquire common stock, shares of Series B Preferred Stock, Series C Preferred Stock or other shares that rank junior or equal to the Series D Preferred Stock as to the payment of dividends or upon liquidation (except (i) by conversion into or exchange for common stock or other shares ranking junior to the Series D Preferred Stock as to dividends and upon liquidation, (ii) for the redemption of shares of our stock pursuant to the provisions of our charter relating to the restrictions upon ownership and transfer of our equity securities and (iii) for a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock and any other shares that rank equal to the Series D Preferred Stock as to dividends or upon liquidation), unless we also have declared and either paid or set aside for payment full cumulative dividends on the Series D Preferred Stock for all past dividend periods.
Notwithstanding the foregoing, if we do not declare and either pay or set aside for payment full cumulative dividends on the Series D Preferred Stock and all shares that rank equal, as to dividends, to the Series D Preferred Stock, including the Series B Preferred Stock and the Series C Preferred Stock, the amount which we have declared will be allocated pro rata to the holders of Series D Preferred Stock and to each such class or series of stock, so that the amount declared for each share of Series D Preferred Stock and for each share of each such class or series is proportionate to the accrued and unpaid dividends on those shares.  Any dividend payment made on the Series D Preferred Stock will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.
If, for any taxable year, we elect to designate as "capital gain dividends" (as defined in Section 857 of the Code) a portion, which we refer to as the Capital Gains Amount, of the dividends not in excess of our earnings and profits that are paid or made available for the year to the holders of all classes of shares, or the "Total Dividends", then the portion of the Capital Gains Amount that will be allocable to the holders of Series D Preferred Stock will be in the same proportion that the Total Dividends paid or made available to the holders of the Series D Preferred Stock for such taxable year bears to the Total Dividends for such taxable year made with respect to all classes or series of stock outstanding.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Series D Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to, but not including, the date of payment, before any distribution or payment may be made to holders of common stock or any other class or series of our equity stock ranking, as to liquidation rights, junior to the Series D Preferred Stock. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of each other class or series of stock ranking, as to liquidation rights, equal to the Series D Preferred Stock, including the Series B Preferred Stock and the Series C Preferred Stock, then the holders of the Series D Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and each such other class or series of stock ranking, as to liquidation rights, equal to the Series D Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series D Preferred Stock will be entitled to written notice of any voluntary or involuntary liquidation, dissolution or winding up at least 20 days before the payment date of such liquidating distribution. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of our remaining assets.
In determining whether any distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of shares of stock of the Company or otherwise is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of the Series D Preferred Stock will not be added to the Company's total liabilities.

Our consolidation, conversion or merger with or into any other person or entity or the sale, lease, transfer or conveyance of all or substantially all of our property or business will not be deemed to constitute our liquidation, dissolution or winding up.
Optional Redemption
The Series D Preferred Stock will not be redeemable prior to January 22, 2023, except in the circumstances described in the next paragraph or pursuant to the provisions of our charter relating to restrictions on ownership and transfer of our capital stock for the preservation of our qualification as a REIT for federal income tax purposes and under the circumstances described under "Description of Capital Stock—Restrictions on Ownership and Transfer."
Notwithstanding any other provision relating to redemption or repurchase of the Series D Preferred Stock, we may redeem any or all of the Series D Preferred Stock at any time, whether before or after January 22, 2023, at a redemption price of $25.00 per share, plus all dividends accrued and unpaid (whether or not declared), if our board of directors determines that such redemption is necessary to assist us in preserving our status as a REIT for federal income tax purposes.
On and after January 22, 2023, the Series D Preferred Stock may be redeemed at our option, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per share, plus all dividends accrued and unpaid (whether or not declared) on the Series D Preferred Stock to, but not including, the date of such redemption (unless the redemption date is after a record date for a Series D Preferred Stock declared dividend payment and prior to the corresponding Series D Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in the redemption price), without interest, upon the giving of notice, as provided below.
If less than all of the outstanding Series D Preferred Stock is to be redeemed, the shares to be redeemed will be determined pro rata or by lot. If the redemption is to be by lot, and if as a result of the redemption any holder of Series D Preferred Stock would own, or be deemed by virtue of certain attribution provisions of the Code to own, in excess of 9.8% in value or in number of shares (whichever is more restrictive) of our issued and outstanding equity securities (which includes the Series D Preferred Stock but does not include any shares of excess stock) or violate any of the other restrictions on ownership and transfer of our stock set forth in our charter, then, except in certain instances, we will redeem the requisite number of shares of Series D Preferred Stock of that holder such that the holder will not own or be deemed by virtue of certain attribution provisions of the Code to own, subsequent to the redemption, in excess of 9.8% in value or in number of shares (whichever is more restrictive) of our issued and outstanding equity securities or violate any of the other restrictions on ownership and transfer set forth in our charter.
We will mail to you, if you are a record holder of Series D Preferred Stock, a notice of redemption no less than 30 days nor more than 60 days prior to the redemption date. We will send the notice to your address, as shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series D Preferred Stock except as to shares held by any holder to whom notice was defective. Each notice will state the following:
•	the date fixed for redemption thereof, which we refer to as the redemption date;

•	the redemption price;

•	the total number of shares of Series D Preferred Stock to be redeemed (and, if less than all the shares held by any holder are to be redeemed, the number of shares to be redeemed from such holder);

•
the place or places where the shares of Series D Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing such shares (duly endorsed for transfer) and any other documents we require in connection with such redemption; and

•	that dividends on the Series D Preferred Stock will cease to accrue on the redemption date.

Notwithstanding the foregoing, unless full cumulative dividends on all outstanding shares of Series D Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the cash payment of the dividends has been set apart for payment for all past dividend periods, no shares of Series D Preferred Stock may be redeemed unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed. Unless full cumulative dividends on all outstanding shares of Series D Preferred Stock have been paid or declared and a sum sufficient for the cash payment of the dividends has been set apart for payment for all past dividend periods, we will not purchase or otherwise acquire directly or indirectly any Series D Preferred Stock (except (i) by exchange for our equity securities ranking as to dividend rights and liquidation preference junior to the Series D Preferred Stock, (ii) pursuant to the provisions of our charter relating to restrictions on ownership and transfer of our stock and (iii) pursuant to a purchase or exchange offer made on the same terms to the holders of all outstanding shares of Series D Preferred Stock and any other shares that rank equal to the Series D Preferred Stock as to dividends or upon liquidation). So long as no dividends on Series D Preferred Stock for any past dividend period are in arrears, we will be entitled at any time and from time to time to repurchase Series D Preferred Stock in open-market transactions duly authorized by our board of directors and effected in compliance with applicable laws and these requirements will not prevent our purchase or acquisition of Series D Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series D Preferred Stock and any other shares that rank equal to the Series D Preferred Stock as to dividends or upon liquidation or our redemption of Series D Preferred Stock pursuant to the provisions of our charter relating to the restrictions on ownership and transfer of our stock.
Special Optional Redemption
 During any period of time (whether before or after January 22, 2023) that both (i) the Series D Preferred Stock is not listed on the NYSE, the NYSE American LLC or the NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, NYSE American LLC or NASDAQ, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any shares of Series D Preferred Stock are outstanding (together, a "Delisting Event"), we will have the option to redeem the outstanding Series D Preferred Stock, in whole but not in part, within 90 days after the Delisting Event, for a redemption price of $25.00 per share, plus all dividends accrued and unpaid (whether or not declared), if any, to, but not including, the redemption date (unless the redemption date is after a record date for a Series D Preferred Stock declared dividend payment and prior to the corresponding Series D Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in the redemption price), upon the giving of notice, as provided below.
In addition, upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series D Preferred Stock, in whole but not in part, within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus all dividends accrued and unpaid (whether or not declared) on the Series D Preferred Stock to, but not including, the date of redemption (unless the redemption date is after a record date for a Series D Preferred Stock declared dividend payment and prior to the corresponding Series D Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in the redemption price). If, prior to the Delisting Event Conversion Date or Change of Control Conversion Date (each as defined below), as applicable, we provide notice of redemption with respect to the Series D Preferred Stock (whether pursuant to our optional redemption right or our special optional redemption rights), you will not have the conversion right described below under "—Conversion Rights."
Notwithstanding the foregoing, we will not have the right to redeem the Series D Preferred Stock (x) upon any Delisting Event occurring in connection with a transaction set forth in the first bullet point of the definition of Change of Control unless such Delisting Event also constitutes a Change of Control or (y) with respect to any Delisting Event or Change of Control occurring in connection with a transaction (an "Affiliate Transaction") with, or by, any person (as defined below) who prior to such transaction is an affiliate of the Company.
We will mail to you, if you are the record holder of the Series D Preferred Stock, a notice of redemption no less than 30 days nor more than 60 days prior to the redemption date. We will send the notice to your address, as shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing with not affect the validity of the redemption of any Series D Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the total number of shares of Series D Preferred Stock to be redeemed;

•
the place or places where the shares of Series D Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing such shares (duly endorsed for transfer) and any other documents we require in connection with such redemption;

•
that the Series D Preferred Stock is being redeemed pursuant to our special optional redemption right, as applicable, in connection with the occurrence of a Change of Control or a Delisting Event and a brief description of the transaction or transactions constituting such Change of Control or Delisting Event;

•
that holders of the Series D Preferred Stock to which the notice relates will not be able to tender such Series D Preferred Stock for conversion in connection with the Delisting Event or Change of Control, as applicable, and each Series D Preferred Stock tendered for conversion that is selected, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, for redemption will be redeemed on the related date of redemption instead of converted on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable; and

•	that dividends on the Series D Preferred Stock to be redeemed will cease to accrue on the redemption date.

A "Change of Control" occurs when, after the original issuance of the Series D Preferred Stock, the following have occurred and are continuing:
•
the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger, conversion or other acquisition transaction or series of purchases, mergers, conversions or other acquisition transactions, of shares of our stock entitling that person to exercise more than 50% of the total voting power of all outstanding shares of our stock entitled to vote generally in the election of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•
following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common equity securities (or ADRs representing such securities) listed on the NYSE, the NYSE American LLC or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, NYSE American LLC or NASDAQ.

Additional Provisions Relating to Optional Redemption and Special Optional Redemption
If (i) we have given a notice of redemption, (ii) we have set aside sufficient funds for the redemption of the shares of Series D Preferred Stock called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends to, but not including, the date of redemption, then from and after the redemption date, those shares of Series D Preferred Stock so called for redemption will no longer be outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series D Preferred Stock will terminate, except the right to receive the redemption price, without interest. The holders of those Series D Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends payable upon such redemption, without interest.
The holders of Series D Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series D Preferred Stock on the corresponding payment date notwithstanding the redemption of the Series D Preferred Stock between such record date and the corresponding payment date.

All shares of the Series D Preferred Stock that we redeem or repurchase will be retired and restored to the status of authorized but unissued shares of common stock, without designation as to series or class.
Conversion Rights
Upon the occurrence of a Delisting Event or a Change of Control, as applicable, each holder of Series D Preferred Stock will have the right, unless, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we provide notice of our election to redeem such shares of Series D Preferred Stock as described under "— Optional Redemption" or "—Special Optional Redemption," to convert all or part of the shares of Series D Preferred Stock held by such holder (the "Delisting Event Conversion Right" or "Change of Control Conversion Right", as applicable) on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, into a number of shares of common stock per share of Series D Preferred Stock (the "Common Share Conversion Consideration") equal to the lesser of:
•
the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series D Preferred Stock to be converted plus all dividends accrued and unpaid (whether or not declared) on the Series D Preferred Stock to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, is after a record date for a Series D Preferred Stock declared dividend payment and prior to the corresponding Series D Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend to be paid on such dividend payment date will be included in this sum), by (ii) the Common Share Price (such quotient, the "Conversion Rate"); and

•	3.4843, or the "Share Cap".

The Share Cap will be subject to pro rata adjustments for any share splits (including those effected pursuant to a common share dividend), subdivisions or combinations (in each case, a "Share Split") with respect to shares of our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.
In the case of a Delisting Event or Change of Control, as applicable, pursuant to, or in connection with, which shares of our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the "Alternative Form Consideration"), a holder of shares of Series D Preferred Stock will receive upon conversion of such shares of Series D Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive had such holder held a number of shares of our common stock equal to the Common Share Conversion Consideration immediately prior to the effective time of the Delisting Event or Change of Control (the "Alternative Conversion Consideration," and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Delisting Event or Change of Control, is referred to as the "Conversion Consideration").
If the holders of shares of our common stock have the opportunity to elect the form of consideration to be received in connection with the Delisting Event or Change of Control, the Conversion Consideration that holders of the Series D Preferred Stock will receive will be the form of consideration elected by the holders of a plurality of the shares of common stock held by stockholders who participate in the election and will be subject to any limitations to which all holders of shares of common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in connection with the Delisting Event or Change of Control.

We will not issue fractional common shares upon the conversion of our Series D Preferred Stock. Instead, we will pay the cash value of such fractional shares based on the Common Share Price.
Within 15 days following the occurrence of a Delisting Event or Change of Control, we will provide to holders of record of outstanding shares of Series D Preferred Stock a notice of occurrence of the Delisting Event or Change of Control that describes the resulting Delisting Event Conversion Right or Change of Control Conversion Right, as applicable. A failure to give notice of conversion or any defect in the notice or in its mailing will not affect the validity of the proceedings for the conversion of any Series D Preferred Stock except as to the holder to whom this notice was defective. This notice will state the following:
•	the events constituting the Delisting Event or Change of Control, as applicable;

•	the date of the Delisting Event or Change of Control, as applicable;

•	the last date on which the holders of shares of Series D Preferred Stock may exercise their Delisting Event Conversion Right or Change of Control Conversion Right, as applicable;

•	the method and period for calculating the Common Share Price;

•
the "Delisting Event Conversion Date" or "Change of Control Conversion Date," as applicable, which will be a business day fixed by our board of directors that is not fewer than 20 and not more than 35 days following the date of the notice;

•
that if, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we provide notice of our election to redeem all or any portion of the shares of Series D Preferred Stock, you will not be able to convert the shares of Series D Preferred Stock so called for redemption and such shares of Series D Preferred Stock will be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series D Preferred Stock;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that the holders of shares of Series D Preferred Stock must follow to exercise the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the  time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing the information stated in such a notice, and post such a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of record of Series D Preferred Stock.
To exercise the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, a holder of record of Series D Preferred Stock will be required to deliver, on or before the close of business on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, the certificates, if any, representing any certificated shares of Series D Preferred Stock to be converted, duly endorsed for transfer, together with a completed written conversion notice and any other documents we reasonably require in connection with such conversion, to our conversion agent. The conversion notice must state:
•	the relevant Delisting Event Conversion Date or Change of Control Conversion Date, as applicable; and

•	the number of shares of Series D Preferred Stock to be converted.

The "Common Share Price" for any Change of Control will be (i) if the consideration to be received in the Change of Control by holders of shares of our common stock is solely cash, the amount of cash consideration per share of common stock, and (ii) if the consideration to be received in the Change of Control by holders of shares of our common stock is other than solely cash, the average of the closing price per share of our common stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control.  The "Common Share Price" for any Delisting Event will be the average of the closing price per share of our common stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Delisting Event.
Holders of Series D Preferred Stock may withdraw any notice of exercise of a Delisting Event Conversion Right or Change of Control Conversion Right, as applicable (in whole or in part), by a written notice of withdrawal delivered to our conversion agent prior to the close of business on the business day prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable. The notice of withdrawal must state:
•	the number of withdrawn shares of Series D Preferred Stock;

•	if certificated shares of Series D Preferred Stock have been tendered for conversion and withdrawn, the certificate numbers of the withdrawn certificated shares of Series D Preferred Stock; and

•	the number of shares of Series D Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the Series D Preferred Stock are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company.
Shares of Series D Preferred Stock as to which the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Delisting Event Conversion Right or Change of Control Conversion Right on the applicable Delisting Event Conversion Date or Change of Control Conversion Date, unless prior to the applicable Delisting Event Conversion Date or Change of Control Conversion Date we provide notice of our election to redeem such shares of Series D Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem shares of Series D Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, such shares of Series D Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price for such shares.
We will deliver amounts owing upon conversion no later than the third business day following the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable.
In connection with the exercise of any Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, we will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series D Preferred Stock into shares of common stock. Notwithstanding any other provision of our Series D Preferred Stock, no holder of our Series D Preferred Stock will be entitled to convert such Series D Preferred Stock for shares of our common stock to the extent that receipt of such shares of common stock would cause such holder (or any other person) to violate the restrictions on ownership and transfer of our stock contained in our charter. See "Description of Capital Stock—Restrictions on Ownership and Transfer" in the accompanying prospectus.
These Change of Control conversion and redemption features may make it more difficult for or discourage a party from taking over our company. See "Risk Factors—The change of control conversion feature may not adequately compensate you, and the change of control conversion and redemption features of the Series D Preferred Stock may make it more difficult for a party to take over our company or discourage a party from taking over our company."

Except as provided above in connection with a Delisting Event or Change of Control, the Series D Preferred Stock is not convertible into or exchangeable for any other property or securities, except that the Series D Preferred Stock may be exchanged under certain circumstances for "excess stock."  For further information regarding the restrictions on ownership and transfer of our stock and excess stock, see "Description of Capital Stock—Restrictions on Ownership and Transfer" in the accompanying prospectus.
Voting Rights
Except as described below, holders of Series D Preferred Stock will have no voting rights. On any matter in which the Series D Preferred Stock may vote (as expressly provided in our charter), each share of Series D Preferred Stock will entitle the holder thereof to cast one vote, except that, when voting together with shares of any other class or series of voting preferred stock, shares of different classes or series will vote in proportion to the liquidation preference of the shares.
If dividends on the Series D Preferred Stock are in arrears, whether or not declared, for six or more quarterly periods, whether or not these quarterly periods are consecutive, holders of Series D Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and any other class or series of preferred stock ranking equal to the Series D Preferred Stock as to dividends and upon liquidation and upon which like voting rights have been conferred and are exercisable, which we refer to as "voting preferred stock," and with which the holders of the Series D Preferred Stock are entitled to vote together as a single class (voting together as a single class), will have the exclusive power to elect, at any special meeting called by our secretary at the request of holders of record of at least 10% of the outstanding shares of Series D Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and any other such class or series of voting preferred stock (unless such request is received fewer than 90 days before our next annual meeting of stockholders at which such vote shall occur) and at each annual meeting of stockholders, two additional directors to serve on our board of directors. The right of holders of Series D Preferred Stock to vote in the election of such directors will terminate when all dividends accumulated on the outstanding shares of Series D Preferred Stock for all past dividend periods and the then-current dividend period shall have been fully paid. Unless the number of our directors has previously been increased pursuant to the terms of the Series B Preferred Stock, the Series C Preferred Stock or any other class or series of voting preferred stock with which the holders of Series D Preferred Stock are entitled to vote together as a single class in the election of such directors, the number of our directors will automatically increase by two at such time as holders of Series D Preferred Stock become entitled to vote in the election of two additional directors.  Unless shares of voting preferred stock remain outstanding and entitled to vote in the election of such directors, the term of office of such directors will terminate, and the number of our directors will automatically decrease by two, when all dividends accumulated for all past dividend periods and the then-current dividend period on the Series D Preferred Stock have been fully paid. If the right of holders of Series D Preferred Stock to elect the two additional directors terminates after the record date for the determination of holders of shares of Series D Preferred Stock entitled to vote in any election of such directors but before the closing of the polls in such election, holders of Series D Preferred Stock outstanding as of such record date will not be entitled to vote in such election of directors. The right of the holders of Series D Preferred Stock to elect the additional directors will again vest if and whenever dividends are in arrears for six quarterly periods, as described above. In no event will the holders of Series D Preferred Stock be entitled to nominate or elect an individual as a director, and no individual will be qualified to be nominated for election or to serve as a director, if the individual's service as a director would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of our stock is listed.
The additional directors will be elected by a plurality of the votes cast in the election of such directors, and each such director will serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies, or until such director's term of office terminates as described above. Any director elected by the holders of Series D Preferred Stock and any class or series of voting preferred stock may be removed, with or without cause, only by a vote of the holders of a majority of the outstanding shares of Series D Preferred Stock and all series of voting preferred stock with which the holders of Series D Preferred Stock are entitled to vote together as a single class in the election of such directors. At any time that the holders of Series D Preferred Stock are entitled to vote in the election of the two additional directors, holders of Series D Preferred Stock will be entitled to vote in the election of a successor to fill any vacancy on our board of directors that results from the removal of such a director.

At any time that holders of Series D Preferred Stock have the right to elect two additional directors as described above but such directors have not been elected, our secretary must call a special meeting for the purpose of electing the additional directors upon the written request of the holders of record of at least 10% of the outstanding shares of Series D Preferred Stock and all other classes and series of voting preferred stock with which the holders of Series D Preferred Stock are entitled to vote together as a single class with respect to the election of such directors, unless such a request is received less than 90 days before the date fixed for the next annual meeting of our stockholders, in which case, the additional directors may be elected at such annual meeting or at a separate special meeting of our stockholders.
So long as any shares of Series D Preferred Stock are outstanding, the approval of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock and any equally-affected class or series of voting preferred stock with which the holders of Series D Preferred Stock are entitled to vote as a single class on such matters (voting together as a single class), is required to authorize (a) any amendment, alteration, repeal or other change to any provision of our charter, including the articles supplementary setting forth the terms of the Series D Preferred Stock, (whether by merger, conversion, consolidation, transfer or conveyance of all or substantially all of our assets or otherwise) that would materially and adversely affect the rights, preferences, privileges or voting powers of the Series D Preferred Stock or (b) the creation, issuance or increase in the authorized number of shares of any class or series of stock having a preference as to dividends or other distributions, whether upon liquidation, dissolution or otherwise, that is senior to the Series D Preferred Stock (or any equity securities convertible into or exchangeable for any such shares).  Notwithstanding the foregoing, holders of voting preferred stock will not be entitled to vote together as a class with the holders of Series D Preferred Stock on any amendment, alteration, repeal or other change to any provision of our charter unless such action affects the holders of Series D Preferred Stock and such voting preferred stock equally.
The following actions will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series D Preferred Stock:
•
any increase or decrease in the number of authorized shares of common stock or preferred stock of any class or series or the classification or reclassification of any unissued shares, or the creation or issuance of equity securities, of  any class or series ranking, as to dividends or liquidation preference, equal to, or junior to, the Series D Preferred Stock; or

•
any amendment, alteration or repeal or other change to any provision of our charter, including the articles  supplementary setting forth the terms of the Series D Preferred Stock, as a result of a merger, conversion, consolidation, transfer or conveyance of all or substantially all of our assets or other business combination, if the Series D Preferred Stock (or stock into which the Series D Preferred Stock has been converted in any successor person or entity to us) remains outstanding with the terms thereof unchanged in all material respects or are exchanged for stock of the successor person or entity with substantially identical rights, taking into account that, upon the occurrence of an event described in this bullet point, we may not be the surviving entity.  Furthermore, if the holders of the Series D Preferred Stock receive the $25.00 liquidation preference per share of Series D Preferred Stock, plus accrued and unpaid dividends to, but not including, the date of such event, pursuant to the occurrence of any of the events described in this second bullet point (other than an Affiliate Transaction), then such holders will not have any voting rights with respect to the events described in this second bullet point.

The voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption upon proper procedures all outstanding shares of Series D Preferred Stock.

No Maturity, Sinking Fund or Mandatory Redemption
The Series D Preferred Stock will have no stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions.
Ownership Limits and Restrictions on Transfer
To maintain our qualification as a REIT for federal income tax purposes, among other purposes, ownership and transfer by any person of our outstanding equity securities is restricted in our charter.  All certificates representing shares of Series D Preferred Stock will include a legend regarding restrictions on transfer.  For further information regarding restrictions on ownership and transfer of the Series D Preferred Stock, see "Description of Capital Stock—Restrictions on Ownership and Transfer" in the accompanying prospectus.
Conversion
The Series D Preferred Stock will not be convertible into or exchangeable for any other property or securities, except as provided under "—Conversion Rights" and except that the Series D Preferred Stock may be exchanged under certain circumstances for "excess stock". For further information regarding excess stock, see "Description of Capital Stock—Restrictions on Ownership and Transfer" in the accompanying prospectus.
Information Rights
During any period in which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series D Preferred Stock are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series D Preferred Stock as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series D Preferred Stock.
Stock Listing
We have applied to list our Series D Preferred Stock on the NYSE under the symbol "UMH PRD."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS
The following summary of certain federal income tax considerations for U.S. Holders (as defined below) is based on current law, is for general information only, and is not tax advice. This discussion supplements the discussion under the heading "Material United States Federal Income Tax Consequences" beginning on page 40 of the accompanying prospectus. The discussion of tax considerations does not purport to address all aspects of federal income taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including, without limitation, insurance companies, tax-exempt organizations, financial institutions and broker dealers) subject to special treatment under the federal income tax laws.  This discussion applies only to shares of our Series D Preferred Stock purchased in this offering.
This discussion does not address any tax consequences applicable to stockholders that are not "U.S. holders."  Investors other than U.S. Holders should refer to the discussion under the heading "Material United States Federal Income Tax Consequences" beginning on page 40 of the accompanying prospectus and should consult their own tax advisors regarding the consequences of the purchase, ownership and disposition of our Series D Preferred Stock.
For this purpose, a "U.S. holder" is a holder of our Series D Preferred Stock that, for federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized under the laws of the United States, any of its States or the District of Columbia; (iii) an estate whose income is subject to federal income taxation regardless of its source; or (iv) any trust if (a) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person. If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our Series D Preferred Stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership considering an investment in our Series D Preferred Stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our Series D Preferred Stock by the partnership.
EACH PROSPECTIVE PURCHASER SHOULD CONSULT WITH ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF THE SERIES D PREFERRED STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS, SOME OR ALL OF WHICH MAY APPLY RETROACTIVELY.
Taxation of the Company
We have elected to be taxed as a REIT. We believe that we have operated in such a manner as to qualify for taxation as a REIT, and intend to continue to operate in such a manner.
At the closing of this offering we expect to receive an opinion of Stroock & Stroock & Lavan LLP to the effect that we have continuously been organized and have operated in conformity with the requirements for qualification as a REIT under the Code, and that our method of operation will enable us to meet the requirements for qualification and taxation as a REIT.  It must be emphasized that the opinion of Stroock & Stroock & Lavan LLP is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by our management regarding our organization, income, assets, and the past, present and future conduct of our business operations.  While we believe that we have operated and intend to operate so that we have qualified and will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Stroock & Stroock & Lavan LLP or us that we have qualified or will so qualify for any particular year.  The opinion is expressed as of the date issued, and does not cover subsequent periods.  Counsel will have no obligation to advise us or the holders of the Series D Preferred Stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law.  You should be aware that opinions of counsel are not binding on the IRS, or the courts, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinion or that a court would not sustain such a challenge.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis various qualification requirements imposed upon REITs by the Code, the compliance with which has not been reviewed and will not be reviewed by Stroock & Stroock & Lavan LLP.  In addition, our ability to qualify as a REIT may depend in part upon the REIT classification for federal income tax purposes of certain entities in which we hold equity interests, the status of which may not have been reviewed by Stroock & Stroock & Lavan LLP.  Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us.  Such values may not be susceptible to a precise determination.  Accordingly, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.
Taxation of U.S. Holders on Distributions in Respect of Series D Preferred Stock
Distributions on the Series D Preferred Stock generally will be includable in your income as dividends to the extent the distributions do not exceed our allocable current or accumulated earnings and profits, with a portion of these dividends possibly treated as capital gain dividends as explained below, but with no portion of these dividends eligible for the dividends received deduction for corporate stockholders. Our ordinary dividends also generally will not qualify for the preferential long-term capital gain tax rate applicable to "qualified dividends" unless certain holding period requirements are met and such dividends are attributable to (i) qualified dividends received by us from non-REIT corporations, such as any TRSs, or (ii) income recognized by us and on which we have paid U.S. federal corporate income tax. We do not expect a meaningful portion of our ordinary dividends to be eligible for taxation as qualified dividends. As a result, except as discussed below regarding capital gain dividends, our ordinary dividends received by non-corporate taxpayers will be taxed at the higher tax rate applicable to ordinary income, which currently is a maximum rate of 37%; the 37% rate is further reduced due to a 20% deduction available to individuals and trusts for REIT dividends, discussed below, but is increased by the Medicare tax, also discussed below.
Any distribution we declare in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified record date in any of those months and is attributable to our current and accumulated earnings and profits for such year will be treated as paid by us and received by the U.S. stockholder on December 31 of that year, provided that we actually pay the distribution during January of the following calendar year.
Distributions in excess of our allocable current or accumulated earnings and profits generally will be treated for federal income tax purposes as a return of capital to the extent of your basis in the Series D Preferred Stock (determined separately for each share), which will be reduced by this distribution, and thereafter, as gain from the sale or exchange of the Series D Preferred Stock.  In determining the extent to which a distribution on the Series D Preferred Stock constitutes a dividend for federal income tax purposes, our current or accumulated earnings and profits will generally be allocated first to distributions with respect to the Series D Preferred Stock along with any other class of preferred stock we have outstanding, and thereafter to distributions with respect to our common stock.
If for any taxable year we elect to designate as "capital gain dividends", as defined in Section 857 of the Code, any portion of the dividends paid for the year to holders of all classes of our shares, then the portion of dividends designated as capital gain dividends that will be allocable to the Series D Preferred Stock will be equal to the total capital gain dividends multiplied by a fraction, the numerator of which will be the total dividends paid on the Series D Preferred Stock for that taxable year, and the denominator of which will be the total dividends paid on all classes of our shares (including the Series D Preferred Stock) for that taxable year.  A U.S. holder generally will take into account distributions that we designate as capital gain dividends as long term capital gain without regard to the period for which the U.S. holder has held our capital shares. A corporate U.S. holder may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.
Medicare Tax
Certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax. The Medicare tax will apply to, among other things, dividends and other income derived from certain trades or business and net gains from the sale or other disposition of property, such as shares of our stock, subject to certain exceptions. Our dividends and any gain from the disposition of shares of our stock generally will be the type of income that is subject to the Medicare tax.

Taxation of U.S. Holders on Redemption of Series D Preferred Stock
A redemption of your Series D Preferred Stock will be treated under Section 302 of the Code as a distribution and hence taxable as a dividend to the extent of our current or accumulated earnings and profits, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares.  The redemption will be treated as a sale or exchange if it (1) is "substantially disproportionate" with respect to your ownership in us, (2) results in a "complete termination" of your common and preferred stock interest in us, or (3) is "not essentially equivalent to a dividend" with respect to you, all within the meaning of Section 302(b) of the Code.  In determining whether any of these tests has been met, you must generally take into account our common and preferred stock considered to be owned by you by reason of constructive ownership rules set forth in the Code, as well as our common and preferred stock actually owned by you.  If you actually or constructively own none or a small percentage of our common stock, a redemption of your Series D Preferred Stock is likely to qualify for sale or exchange treatment because the redemption would not be "essentially equivalent to a dividend" as defined by the Code.  However, because the determination as to whether you will satisfy any of the tests of Section 302(b) of the Code depends upon the facts and circumstances at the time that your Series D Preferred Stock is redeemed, you are advised to consult your own tax advisor to determine your particular tax treatment.
Under Section 305 of the Code, preferred stock that may be redeemed at a price higher than its issue price may have this "redemption premium" treated as a constructive distribution prior to distribution.  For purposes of determining if there would be a redemption premium, issue price may be determined by reducing the price at which the stock is offered by any accrued but unpaid dividends.  Under applicable Treasury Regulations, constructive dividend treatment is required in the case of callable preferred stock only if, based on all of the facts and circumstances as of the issue date, redemption pursuant to this call right is more likely than not to occur.  Even if this redemption is more likely than not to occur, constructive dividend treatment is not required if the redemption premium is solely in the nature of a penalty for premature redemption; i.e., it is a premium paid as a result of changes in economic conditions over which neither we nor you have control.  The Treasury Regulations also provide a safe harbor pursuant to which an issuer's right to redeem will not be treated as more likely than not to occur.  While there can be no assurance in this regard, we believe that constructive dividend treatment of the redemption premium on the Series D Preferred Stock which results from accrued but unpaid distributions, if any, should not be required.
Taxation of U.S. Holders on Conversion of Series D Preferred Stock
Upon the occurrence of a Delisting Event or a Change of Control, as applicable, each holder of Series D Preferred Stock will have the right (unless, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we have provided or provide notice of our election to redeem the Series D Preferred Stock) to convert all or part of such holder's Series D Preferred Stock into shares of our common stock or the Alternative Conversion Consideration – i.e., an amount of cash, securities or other property or assets that such holder would have received upon the Delisting Event or the Change of Control, as applicable, had such holder converted the holder's Series D Preferred Stock into shares of our common stock immediately prior to the effective time of the Delisting Event or the Change of Control, as applicable (see "Description of the Series D Preferred Stock—Conversion Rights"). Except as provided below, a U.S. holder generally will not recognize gain or loss upon the conversion of our Series D Preferred Stock into shares of our common stock. A U.S. holder's basis and holding period in the shares of common stock received upon conversion generally will be the same as those of the converted Series D Preferred Stock (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share of common stock exchanged for cash).
Cash received upon conversion in lieu of a fractional share of common stock generally will be treated as a payment in a taxable exchange for such fractional share of common stock, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. holder has held the Series D Preferred Stock for more than one year. Any common stock received in exchange for accrued and unpaid dividends generally will be treated as a distribution by us, and subject to tax treatment as described in "—Taxation of U.S. Holders on Distributions in Respect of Series D Preferred Stock," above.

In addition, if a U.S. holder receives the Alternative Conversion Consideration (in lieu of shares of our common stock) in connection with the conversion of the stockholder's shares of Series D Preferred Stock, the tax treatment of the receipt of any such other consideration will depend on the nature of the consideration, and it may be a taxable exchange. U.S. holders converting their shares of Series D Preferred Stock should consult their tax advisors regarding the U.S. federal income tax treatment of the consideration received upon such conversion.
Taxation of U.S. Holders on Disposition of Series D Preferred Stock
If you sell your Series D Preferred Stock (or your Series D Preferred Stock is redeemed in a transaction that is treated as a sale under Section 302 of the Code), you will recognize gain or loss in an amount equal to the difference between the amount you receive in exchange for the Series D Preferred Stock and your basis in the Series D Preferred Stock sold. Any such gain or loss generally will be long-term capital gain or loss if you have held the Series D Preferred Stock for more than one year.
Capital Gains and Losses
The maximum tax rate on long term capital gain applicable to U.S. holders taxed at individual rates is 20% for sales and exchanges of assets held for more than one year.  The maximum tax rate on long term capital gain from the sale or exchange of "section 1250 property", or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property".  With respect to distributions that we designate as capital gain dividends, we will designate whether such a distribution is taxable to U.S. holders taxed at individual rates at a 20% or 25% rate.  The tax rate differential between capital gain and ordinary income for those taxpayers may be significant.  In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses.  A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000.  A non-corporate taxpayer may carry forward unused capital losses indefinitely.  A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates.  A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.
Information Reporting Requirements and Withholding
We will report to U.S. holders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. It is expected that distributions will be subject to backup withholding at the rate of 24% if (i) the payee fails to furnish a taxpayer identification number, or TIN, to us or to establish an exemption from backup withholding, or (ii) the IRS notifies us that the TIN furnished by the payee is incorrect. A U.S. holder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS.
In addition, it is expected that distributions will be subject to backup withholding at the rate of 24% if (i) there has been a notified payee underreporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.  Any amount paid as backup withholding generally will be creditable against the U.S. holder's income tax liability.
Generally, information reporting, backup withholding and the Foreign Account Tax Compliance Act,  or "FATCA" 30% withholding tax will apply to payments of dividends and, subject to certain delayed effective dates with respect to FATCA, other distributions on, and proceeds from the sale of, Series D Preferred Stock as described above for a U.S. holder, unless the payee establishes an exemption and, in the case of the FATCA tax, satisfies other requirements pursuant to applicable regulations (which requirements may include entering into an agreement with the IRS).

Applicable Treasury Regulations provide presumptions regarding the status of stockholders when payments on the Series D Preferred Stock cannot be reliably associated with appropriate documentation provided to the applicable withholding agent. Because the application of these Treasury Regulations varies depending on the stockholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.
Enactment of H.R. 1
On December 22, 2017, President Trump signed into law H.R. 1, informally titled the Tax Cuts and Jobs Act (the "Tax Act" or the "Act"). The Tax Act makes major changes to the Code, including several provisions of the Code that affect or may affect the taxation of REITs and their stockholders. Some significant provisions are described below. The individual and collective impact of these changes on REITs and their stockholders is uncertain, and may not become evident for some period. Prospective investors should consult their tax advisors regarding the implications of the Tax Act on their investment.
Revised Individual Tax Rates and Deductions
The Tax Act creates seven income tax brackets for individuals ranging from 10% to 37% that generally apply at higher thresholds than current law. For example, the highest 37% rate applies to joint return filer incomes above $600,000, instead of the highest 39.6% rate that applies to incomes above $470,700 under pre-Tax Act law. The maximum 20% rate that applies to long-term capital gains and qualified dividend income is unchanged, as is the 3.8% Medicare tax on net investment income.
The Tax Act does not eliminate the individual alternative minimum tax, but it raises the exemption and exemption phaseout threshold for application of the tax. The individual income tax changes are generally effective beginning in 2018, but without further legislation, they will sunset after 2025.
Pass-Through Business Income Tax Rate Lowered through Deduction
Under the Tax Act, individuals, trusts, and estates generally may deduct 20% of "qualified REIT dividends" (i.e., REIT dividends, including dividends in respect of our Series D Preferred Stock, other than capital gain dividends and portions of REIT dividends designated as qualified dividend income eligible for capital gain tax rates). The overall deduction is limited to 20% of the sum of the taxpayer's taxable income (less net capital gain) and certain cooperative dividends, subject to further limitations based on taxable income. The deduction, if allowed in full, equates to a maximum 29.6% tax rate on REIT dividends. As with the other individual income tax changes, the deduction provisions are effective beginning in 2018. Without further legislation, the deduction will sunset after 2025.
Changes Affecting Taxation of the Company

Net Operating Loss Modifications
The Tax Act limits the Net operating loss ("NOL") deduction to 80% of taxable income (before the deduction). It also generally eliminates NOL carrybacks (NOL carrybacks were also not available under prior law), but allows indefinite NOL carryforwards. The new NOL rules apply to losses arising in taxable years beginning in 2018.
Maximum Corporate Tax Rate Lowered to 21% ; Elimination of Corporate Alternative Minimum Tax
The Tax Act reduces the 35% maximum corporate income tax rate to a flat 21% corporate rate, and reduces the dividends-received deduction for certain corporate subsidiaries. The Act also permanently eliminates the corporate alternative minimum tax, including for REITs. These provisions are effective beginning in 2018.

Limitations on Interest Deductibility; Real Property Trades or Businesses Can Elect Out Subject to Longer Asset Cost Recovery Periods
The Tax Act limits the net interest expense deduction, including for REITs, to 30% of the sum of adjusted taxable income, business interest, and certain other amounts. Adjusted taxable income does not include items of income or expense not allocable to a trade or business, business interest or expense, the new deduction for qualified business income, NOLs, and for years prior to 2022, deductions for depreciation, amortization, or depletion. The Act allows a real property trade or business to elect out of this interest limit so long as it uses a 40-year recovery period for nonresidential real property, a 30-year recovery period for residential rental property, and a 20-year recovery period for related improvements described below. Disallowed interest expense is carried forward indefinitely (subject to special rules for partnerships). The interest deduction limit applies beginning in 2018, and may increase the amount of required distributions on our common stock.
International Provisions: Modified Territorial Tax Regime
The Act moves the United States from a worldwide to a modified territorial tax system, with provisions included to prevent corporate base erosion. We currently do not have any foreign subsidiaries or properties, but these provisions could affect any such future subsidiaries or properties.
Other Provisions
Under the Tax Act, we generally will be required to take certain amounts in income no later than the time such amounts are reflected on certain financial statements. The application of this rule may require the accrual of income with respect to debt instruments we may hold, such as those with original issue discount or market discount, earlier than would be the case under the general tax rules, although the precise application of this rule is unclear at this time. This rule generally will be effective for tax years beginning after December 31, 2017 or, for any debt instruments we may hold issued with original issue discount, for tax years beginning after December 31, 2018. To the extent that this rule requires the accrual of income earlier than under the general tax rules, it could increase our "phantom income," which may make it more likely that we could be required to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this "phantom income" is recognized. We currently do not expect that this rule will have a material impact on the timing of accrual of our income or on the amount of our distribution requirement.
We urge you to consult your tax advisors regarding the impact of the  on the purchase, ownership and sale of our Series D Preferred Stock.
State, Local and Foreign Taxes
We and/or our stockholders may be subject to taxation by various states, localities or foreign jurisdictions, including those in which we or a stockholder transacts business, owns property or resides.  We own properties located in numerous jurisdictions and are required to file tax returns in some or all of those jurisdictions.  The state, local and foreign tax treatment may differ from the federal income tax treatment described above.  Consequently, stockholders should consult their tax advisors regarding the effect of state, local and foreign income and other tax laws upon an investment in our Series D Preferred Stock.

UNDERWRITING
We and the underwriters named below have entered into an underwriting agreement, dated the date of this prospectus supplement, with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the respective number of shares of Series D Preferred Stock shown opposite its name in the following table. BMO Capital Markets Corp. and Stifel, Nicolaus & Company, Incorporated are the representatives of the underwriters.

Underwriter	Number of Shares
BMO Capital Markets Corp	800,000
Stifel, Nicolaus & Company, Incorporated	600,000
B. Riley FBR, Inc.	200,000
D.A. Davidson & Co.	200,000
Janney Montgomery Scott LLC	200,000

Total	2,000,000

The underwriters are committed, severally, to take and pay for all of the shares of Series D Preferred Stock being offered, if any are taken, other than the shares covered by the option described below unless and until that option is exercised. If an underwriter fails or refuses to purchase any of its committed shares, the purchase commitments of the non-defaulting underwriters may be increased or the offering may be terminated.
The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and satisfaction of other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriters.
The underwriters have an option to buy up to an additional 300,000 shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise this option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above, and the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
The underwriters propose to offer the shares of our Series D Preferred Stock directly to the public at the initial public offering price set forth on the cover of this prospectus supplement and to certain dealers at such offering price less a concession not in excess of $0.50 per share. The underwriters may allow, and dealers may reallow, a concession not in excess of $0.45 per share of our Series D Preferred Stock to the other underwriters or to other dealers. After the initial public offering of the shares, the offering price and the selling concession may be changed by the underwriters.
The following table shows the per share and total underwriting discounts to be paid by us to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.
	No Exercise	Full Exercise
Per Share	$0.7875	$0.7875
Total	$1,575,000	$1,811,250

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts, will be approximately $300,000, all of which will be paid by us. We have agreed to reimburse the underwriters for certain of their expenses incurred in connection with any required clearance of this offering with the Financial Industry Regulatory Authority, Inc. and any required registration or qualification of the shares under state or other securities or blue sky law.

We have agreed with the underwriters that, for a period of 60 days after the date of this prospectus supplement, subject to certain exceptions, we will not, without the prior written consent of the representatives, (1) directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of Series D Preferred Stock or similar securities (for the avoidance of doubt, excluding our common stock) or any securities convertible into or exercisable or exchangeable for shares of the Series D Preferred Stock or similar securities (for the avoidance of doubt, excluding our common stock) or file any registration statement under the Securities Act with respect to any of the foregoing (other than a shelf registration statement on Form S-3 relating to the registration of future offerings of the Company's securities), or (2) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Series D Preferred Stock, whether any such swap or transaction described in clause (1) or (2) above is to be settled by delivery of shares of Series D Preferred Stock or such other securities, in cash or otherwise.
Prior to the offering, there has been no public market for our Series D Preferred Stock. The initial public offering price will be negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.
We have applied to have our Series D Preferred Stock listed on the New York Stock Exchange ("NYSE") under the symbol "UMH PRD." If the application is approved, trading of the Series D Preferred Stock on the NYSE is expected to begin within 30 days after the date of initial issuance of the Series D Preferred Stock.
In connection with the offering, the underwriters may purchase and sell shares of our Series D Preferred Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series D Preferred Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Series D Preferred Stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Series D Preferred Stock. As a result, the price of our Series D Preferred Stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the- counter market or otherwise.

In connection with this offering, the underwriters may engage in passive market making transactions in the common stock on the NYSE in accordance with Rule 103 of Regulation M under the Exchange Act during the period from the commencement of offers or sales of Series D Preferred Stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our Series D Preferred Stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters are not required to engage in passive market making and may end passive market making activities at any time.
The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make for these liabilities.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of our Series D Preferred Stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non- financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.
BMO Capital Markets Corp. acted as sole lead arranger and sole bookrunner for, and an affiliate of BMO Capital Markets Corp. is administrative agent and a lender under, our $50 million unsecured revolving credit facility.  We may use a portion of the net proceeds from this offering to repay outstanding borrowings under our unsecured revolving credit facility, and such affiliate of BMO will receive any portion of the net proceeds of this offering used to repay outstanding borrowings under our unsecured revolving credit facility. See "Use of Proceeds."
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to  assets,  securities  and/or  instruments  of  the  issuer  (directly,  as  collateral  securing  other  obligations  or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Notice to Prospective ERISA Investors

Each purchaser of shares of our Series D Preferred Stock that is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (2) a plan or account subject to Section 4975 of the Code or (3) an entity deemed to hold "plan assets" of any such employee benefit plan, plan or account, by acceptance of a share of our Series D Preferred Stock, will be deemed to have represented and warranted that a fiduciary acting on its behalf is causing it to purchase the shares of our Series D Preferred Stock and that such fiduciary:

a)
is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control as specified in 29 CFR Section 2510.3-21(c)(1)(i) (excluding an IRA owner or a relative of an IRA owner if the purchaser is an IRA);

b)	is independent (for purposes of 29 CFR Section 2510.3-21(c)(1)) of the issuer, each underwriter and their respective affiliates (the "Transaction Parties");

c)
is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, including the purchaser's transactions with the Transaction Parties hereunder;

d)
has been advised that none of the Transaction Parties has undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity, in connection with the purchaser's transactions with the Transaction Parties contemplated hereby;

e)
is a "fiduciary" under Section 3(21)(A) of ERISA or Section 4975(e)(3) of the Code, or both, as applicable, with respect to, and is responsible for exercising independent judgment in evaluating, the purchaser's transactions with the Transaction Parties contemplated hereby; and

f)
understands and acknowledges the existence and nature of the underwriting discounts, commissions and fees, and any other related fees, compensation arrangements or financial interests, described in this prospectus supplement; and understands, acknowledges and agrees that no such fee or other compensation is a fee or other compensation for the provision of investment advice, and that none of the Transaction Parties, nor any of their respective directors, officers, members, partners, employees, principals or agents has received or will receive a fee or other compensation from the purchaser or such fiduciary for the provision of investment advice (rather than other services) in connection with the purchaser's transactions with the Transaction Parties contemplated hereby.

Offer Restrictions Outside the United States
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.
Canada
The shares of Series D Preferred Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.  Any resale of the Series D Preferred Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory.  The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The shares of Series D Preferred Stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of Series D Preferred Stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Series D Preferred Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Singapore
Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Series D Preferred Stock may not be circulated or distributed, nor may the Series D Preferred Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

LEGAL MATTERS
Certain legal matters will be passed upon for us by Stroock & Stroock & Lavan LLP, New York, New York, as our securities and tax counsel. Certain matters of Maryland law will be passed on for us by Venable LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.
EXPERTS
The consolidated financial statements and schedules of UMH Properties, Inc. as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, included in our Annual Report on Form 10-K for the year ended December 31, 2016, have been incorporated by reference herein in reliance upon the report of PKF O'Connor Davies, LLP, our independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a shelf registration statement under the Securities Act with respect to the securities offered hereunder. As permitted by the rules and regulations of the SEC, this prospectus supplement and the accompanying prospectus do not contain all the information set forth in the registration statement. For further information regarding our company and our securities, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement. Additionally, you should refer to our annual, quarterly and special reports, proxy statements and other information we file with the SEC.

You may read and copy all or any portion of the registration statement or any other materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's website (http://www.sec.gov). We also have a website (www.umh.reit) through which you may access our recent SEC filings. Information contained on our website is not a part of this prospectus supplement. In addition, you may look at our SEC filings at the offices of the NYSE, which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common stock and preferred stock are listed and traded on the NYSE under the respective symbols "UMH", "UMH PRB" and "UMH PRC".
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC's rules allow us to "incorporate by reference" the information contained in documents that we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we later file with the SEC will automatically update and supersede this information.
We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all the securities offered by this prospectus supplement.
•	Our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on March 8, 2017.
•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, as filed with the SEC on May 9, 2017.
•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017, as filed with the SEC on August 3, 2017.
•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017, as filed with the SEC on November 2, 2017.
•
All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2016, except for information furnished under Current Reports on Form 8-K, which is not deemed filed and not incorporated herein by reference.

•	The description of our Series B Preferred Stock included in our Registration Statement on Form 8-A, filed with the SEC on October 22, 2015.
•	The description of our Series C Preferred Stock included in our Registration Statement on Form 8-A, filed with the SEC on July 26, 2017.
•	The description of our common stock which is contained in a registration statement filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

You may request a free copy of these filings (other than the exhibits thereto, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address and telephone number:
UMH Properties, Inc.
Attention: Stockholder Relations
3499 Route 9 N, Suite 3-C
Juniper Business Plaza
Freehold, NJ 07728
 (732) 577-9997

PROSPECTUS
$500,000,000
UMH Properties, Inc.

Common Stock
Preferred Stock
Debt Securities
We may use this prospectus to offer and sell our common stock, preferred stock or debt securities from time to time.  The aggregate public offering prices of the common stock, preferred stock and debt securities covered by this prospectus, which we refer to collectively as the securities, will not exceed $500,000,000.  The securities may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be determined at the time of the offering and set forth in one or more supplements to this prospectus.  Our common stock, $0.10 par value per share ("Common Stock"), 8.25% Series A Cumulative Redeemable Preferred Stock, $0.10 par value per share ("Series A Preferred Stock"), and 8.0% Series B Cumulative Redeemable Preferred Stock, $0.10 par value per share ("Series B Preferred Stock"), are listed and traded on the New York Stock Exchange (the "NYSE") under the symbols "UMH," "UMHPRA" and "UMHPRB," respectively.
We will provide the specific terms and conditions of these securities in supplements to this prospectus in connection with each offering. Such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve our status as a real estate investment trust ("REIT") for U.S. federal income tax purposes.  See "Description of Capital Stock —Restrictions on Ownership and Transfer."  Please read this prospectus and the applicable prospectus supplement carefully before you invest.
We may offer the securities directly, through agents designated by us from time to time, or to or through underwriters or dealers.  If any agents, underwriters or dealers are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth or will be calculable from the information set forth in the applicable prospectus supplement.  See "Plan of Distribution."
An investment in our securities involves a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus for a discussion of risk factors that you should consider in connection with an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 12, 2017.

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	1
UMH PROPERTIES, INC.	1
RISK FACTORS	3
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	18
USE OF PROCEEDS	18
RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	19
DESCRIPTION OF CAPITAL STOCK	20
DESCRIPTION OF DEBT SECURITIES	28
CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BY-LAWS	35
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	40
PLAN OF DISTRIBUTION	56
LEGAL MATTERS	57
EXPERTS	57
WHERE YOU CAN FIND MORE INFORMATION	58
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	58

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this process, we may from time to time sell in one or more offerings any of the securities described in this prospectus, or any combination thereof, up to a total amount of $500,000,000.  In this prospectus, we refer collectively to our common stock and preferred stock as our "capital stock" and our capital stock and debt securities as "securities."
You should read this prospectus and any applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" in this prospectus. The prospectus supplement may add, update or change the information contained in this prospectus. The registration statement that contains this prospectus and the exhibits to that registration statement contain additional important information about us and the securities offered under this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities as exhibits to the registration statement. We may file certain other legal documents that control the terms of the securities as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC's website or at the SEC offices mentioned under the heading "Where You Can Find More Information," or can be obtained by writing or telephoning us at the following address and telephone number:
UMH Properties, Inc.
Attention:  Stockholder Relations
3499 Route 9 North, Suite 3-C
Juniper Business Plaza
Freehold, NJ 07728
 (732) 577-9997

UMH PROPERTIES, INC.
UMH Properties, Inc. is a Maryland corporation operating as a qualified real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code (the "Code").  Our primary business is the ownership and operation of manufactured home communities – leasing manufactured home sites to private manufactured home owners.  We also lease homes to residents, and through our wholly-owned taxable REIT subsidiary, UMH Sales and Finance, Inc. ("S&F"), sell and finance the sale of homes to residents and prospective residents of our communities.  We own and operate one hundred seven manufactured home communities containing approximately 19,400 developed home sites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan and Maryland.
We have expanded our portfolio of manufactured home communities through numerous acquisitions.  During 2016, we acquired three manufactured home communities, encompassing approximately 300 sites, and through May 31, 2017, we have acquired six manufactured home communities, encompassing approximately 1,400 sites.  As part of our growth strategy, we intend to evaluate potential opportunities to expand into additional geographic markets, including certain markets in the southeastern United States.
A manufactured home community is designed to accommodate detached, single-family manufactured homes.  These manufactured homes are produced off-site by manufacturers and installed on sites within the community.  These homes are often improved with the addition of features constructed on site, including garages, screened rooms and carports.  Manufactured homes are available in a variety of designs and floor plans, offering many amenities and custom options.  Each owner of a manufactured home leases the site on which the home is located from us.

Manufactured homes are accepted by the public as a viable and economically attractive alternative to common site-built single-family housing.  The affordability of the modern manufactured home makes it a very attractive housing alternative.  Depending on the region of the country, construction cost per square foot for a new manufactured home averages anywhere from 10 to 50 percent less than a comparable site-built home, excluding the cost of land.  This is due to a number of factors, including volume purchase discounts and inventory control of construction materials and control of all aspects of the construction process, which is generally a more efficient and stream-lined process as compared to a site-built home.
Modern residential land lease communities are similar to typical residential subdivisions containing central entrances, paved well-lit streets, curbs and gutters.  The size of a modern manufactured home community is limited, as are other residential communities, by factors such as geography, topography, and funds available for development.  Generally, modern manufactured home communities contain buildings for recreation, green areas, and other common area facilities, which, as distinguished from resident owned manufactured homes, are the property of the community owner.  In addition to such general improvements, certain manufactured home communities include recreational improvements such as swimming pools, tennis courts and playgrounds.  Municipal water and sewer services are available to some manufactured home communities, while other communities supply these facilities on site.  Therefore, the owner of a home in our communities leases from us not only the site on which the home is located, but also the physical community framework, and acquires the right to utilize the community common areas and amenities.
Typically, our leases are on an annual or month-to month basis, renewable upon the consent of both parties.  The community manager interviews prospective residents, collects lease and finance payments, ensures compliance with community regulations, maintains public areas and community facilities and is responsible for the overall appearance of the community.  The manufactured home community, once fully occupied, historically tends to achieve a stable rate of occupancy.  The cost and effort in moving a home once it is located in a community encourages the owner of the manufactured home to resell the manufactured home rather than to remove it from the community.  This ability to produce relatively predictable income, together with the location of the community, its condition and its appearance, are factors in the long-term appreciation of the community.
Inherent in the operation of a manufactured home community is the development, redevelopment, and expansion of our communities.  We sell and finance the sale of manufactured homes in our communities through S&F.  S&F was established to potentially enhance the value of our communities.  The home sales business is operated as it is with traditional homebuilders, with sales centers, model homes, an inventory of completed homes and the ability to supply custom designed homes based upon the requirements of the new homeowners.
In addition to our manufactured home communities, we also own a portfolio of investment securities, consisting of equity securities issued by other REITs.  We generally limit these securities to no more than approximately 20% of our undepreciated assets.
Our executive offices are located at Juniper Business Plaza, Suite 3-C, 3499 Route 9 North, Freehold, New Jersey 07728, and our telephone number is (732) 577-9997.  We currently have approximately 300 employees.  Our common stock, Series A Preferred Stock and Series B Preferred Stock are listed on The New York Stock Exchange.  Our website is located at www.umh.reit. Information contained on our website is not a part of this prospectus.

RISK FACTORS
Set forth below are the risks that we believe are important to investors in our securities. Before you decide to purchase our securities, you should consider carefully the risks described below, together with the information provided in the other parts of this prospectus and any related prospectus supplement.
Risks Related to Global Financial Conditions
Disruptions in financial markets could affect our ability to obtain financing on reasonable terms and have other adverse effects on us and the market price of our securities.  Since 2008, the United States stock and credit markets have experienced significant price volatility, dislocations and liquidity disruptions, which have caused market prices of many stocks and debt securities to fluctuate substantially and the spreads on prospective debt financings to widen considerably. These circumstances have materially impacted liquidity in the financial markets, making terms for certain financings less attractive, and in certain cases have resulted in the unavailability of certain types of financing. War in certain Middle Eastern countries, the slowing of the Chinese economy and the recent decline in petroleum prices, among other factors, have added to the uncertainty in the capital markets. Uncertainty in the stock and credit markets may negatively impact our ability to access additional financing at reasonable terms, which may negatively affect our ability to acquire properties and otherwise pursue our investment strategy. A prolonged downturn in the stock or credit markets may cause us to seek alternative sources of potentially less attractive financing, and may require us to adjust our investment strategy accordingly. These types of events in the stock and credit markets may make it more difficult or costly for us to raise capital through the issuance of the common stock, preferred stock or debt securities. The potential disruptions in the financial markets may have a material adverse effect on the market value of our securities, and the return we receive on our properties and investments, as well as other unknown adverse effects on us or the economy in general.

Real Estate Industry Risks

General economic conditions and the concentration of our properties in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan and Maryland may affect our ability to generate sufficient revenue. The market and economic conditions in our current markets may significantly affect manufactured home occupancy or rental rates. Occupancy and rental rates, in turn, may significantly affect our revenues, and if our communities do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow and ability to pay or refinance our debt obligations could be adversely affected. As a result of the geographic concentration of our properties in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan and Maryland, we are exposed to the risks of downturns in the local economy or other local real estate market conditions which could adversely affect occupancy rates, rental rates, and property values in these markets.
Other factors that may affect general economic conditions or local real estate conditions include:
•	the national and local economic climate which may be adversely impacted by, among other factors, plant closings, and industry slowdowns;

•	local real estate market conditions such as the oversupply of manufactured home sites or a reduction in demand for manufactured home sites in an area;

•	the number of repossessed homes in a particular market;

•	the lack of an established dealer network;

•	the rental market which may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates;

•	the safety, convenience and attractiveness of our properties and the neighborhoods where they are located;

•	zoning or other regulatory restrictions;

•	competition from other available manufactured home communities and alternative forms of housing (such as apartment buildings and single-family homes);

•	our ability to provide adequate management, maintenance and insurance;

•	increased operating costs, including insurance premiums, real estate taxes and utilities;
•	the impact on the national and local regulatory environments as a result of the recent U.S. presidential election; and

•	the enactment of rent control laws or laws taxing the owners of manufactured homes.

Our income would also be adversely affected if tenants were unable to pay rent or if sites were unable to be rented on favorable terms. If we were unable to promptly relet or renew the leases for a significant number of sites, or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then our business and results of operations could be adversely affected. In addition, certain expenditures associated with each property (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the property.

We may be unable to compete with our larger competitors for acquisitions, which may adversely affect our business. The real estate business is highly competitive. We compete for manufactured home community investments with numerous other real estate entities, such as individuals, corporations, REITs and other enterprises engaged in real estate activities. In many cases, the competing concerns may be larger and better financed than we are, making it difficult for us to secure new manufactured home community investments. Competition among private and institutional purchasers of manufactured home community investments has resulted in increases in the purchase price paid for manufactured home communities and consequently higher fixed costs. To the extent we are unable to effectively compete in the marketplace, our business may be adversely affected.

We may not be able to integrate or finance our acquisitions and our acquisitions may not perform as expected.  We acquire and intend to continue to acquire manufactured home communities on a select basis.  Our acquisition activities and their success are subject to risks, including the following:

•
competition from other well- capitalized real estate investors, including publicly traded REITs and institutional investment funds, may make us unable to acquire a desired property or may require us to pay an increased purchase price for a desired property;

•
if we enter into an acquisition agreement for a property, it is usually subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction, which may not be satisfied;

•	we may be unable to finance acquisitions on favorable terms;

•	acquired properties may fail to perform as expected;

•
acquired properties may be located in new markets where we face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area and unfamiliarity with local governmental and permitting procedures; and

•	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations.

If any of the above were to occur, our business and results of operations could be adversely affected.

In addition, we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities.  As a result, if a liability were to be asserted against us based upon ownership of those properties, we might have to pay substantial sums to settle it, which could adversely affect our cash flow.

We may be unable to accurately estimate and anticipate costs and timing associated with expansion activities. We periodically consider expansion of communities. Our expansion activities are subject to risks such as: construction costs exceeding original estimates, construction and lease-up interruptions resulting in increased construction costs, and lower than anticipated occupancy and rental rates causing a property to be unprofitable or less profitable than prior to the expansion.

We may be unable to sell properties when appropriate because real estate investments are illiquid.  Real estate investments generally cannot be sold quickly and, therefore, will tend to limit our ability to vary our property portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code limits our ability to sell our properties. The inability to respond promptly to changes in the performance of our property portfolio could adversely affect our financial condition and ability to service our debt and make distributions to our stockholders.

Our ability to sell manufactured homes may be affected by various factors, which may in turn adversely affect our profitability. S&F operates in the manufactured home market offering homes for sale to tenants and prospective tenants of our communities. The market for the sale of manufactured homes may be adversely affected by the following factors:

•	downturns in economic conditions which adversely impact the housing market;

•	an oversupply of, or a reduced demand for, manufactured homes;

•	the difficulty facing potential purchasers in obtaining affordable financing as a result of heightened lending criteria; and

•	an increase or decrease in the rate of manufactured home repossessions which provide aggressively priced competition to new manufactured home sales.

Any of the above listed factors could adversely impact our rate of manufactured home sales, which would result in a decrease in profitability.

Licensing laws and compliance could affect our profitability.  We are subject to the Secure and Fair Enforcement for Mortgage Licensing Act of 2008 ("SAFE Act"), which requires that we obtain appropriate licenses pursuant to the Nationwide Mortgage Licensing System & Registry in each state where we conduct business. There are extensive federal and state requirements mandated by the SAFE Act and other laws pertaining to financing, including the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), and there can be no assurance that we will obtain or renew our SAFE Act licenses, which could result in fees and penalties and have an adverse impact on our ability to continue with our home financing activities.

Costs associated with taxes and regulatory compliance may reduce our revenue. We are subject to significant regulation that inhibits our activities and may increase our costs. Local zoning and use laws, environmental statutes and other governmental requirements may restrict expansion, rehabilitation and reconstruction activities. These regulations may prevent us from taking advantage of economic opportunities. Legislation such as the Americans with Disabilities Act may require us to modify our properties at a substantial cost and noncompliance could result in the imposition of fines or an award of damages to private litigants. Future legislation may impose additional requirements. We cannot predict what requirements may be enacted or amended or what costs we will incur to comply with such requirements. Costs resulting from changes in real estate laws, income taxes, service or other taxes may adversely affect our funds from operations and our ability to pay or refinance our debt. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect our business and results of operations.

Laws and regulations also govern the provision of utility services. Such laws regulate, for example, how and to what extent owners or operators of property can charge renters for provision of utilities. Such laws can also regulate the operations and performance of utility systems and may impose fines and penalties on real property owners or operators who fail to comply with these requirements. The laws and regulations may also require capital investment to maintain compliance.

Rent control legislation may harm our ability to increase rents. State and local rent control laws in certain jurisdictions may limit our ability to increase rents and to recover increases in operating expenses and the costs of capital improvements. Currently, rent control affects only two of our manufactured home communities, both of which are in New Jersey, and has resulted in slower growth of earnings from these properties. However, we may purchase additional properties in markets that are either subject to rent control or in which rent-limiting legislation exists or may be enacted.

Environmental liabilities could affect our profitability. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous substances at, on, under or in such property, as well as certain other potential costs relating to hazardous or toxic substances. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous substances. A conveyance of the property, therefore, does not relieve the owner or operator from liability. As a current or former owner and operator of real estate, we may be required by law to investigate and clean up hazardous substances released at or from the properties we currently own or operate or have in the past owned or operated. We may also be liable to the government or to third parties for property damage, investigation costs and cleanup costs. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs the government incurs in connection with the contamination. Contamination may adversely affect our ability to sell or lease real estate or to borrow using the real estate as collateral. Persons who arrange for the disposal or treatment of hazardous substances also may be liable for the costs of removal or remediation of such substances at a disposal or treatment facility owned or operated by another person. In addition, certain environmental laws impose liability for the management and disposal of asbestos-containing materials and for the release of such materials into the air. These laws may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials. In connection with the ownership, operation, management, and development of real properties, we may be considered an owner or operator of such properties and, therefore, are potentially liable for removal or remediation costs, and also may be liable for governmental fines and injuries to persons and property. When we arrange for the treatment or disposal of hazardous substances at landfills or other facilities owned by other persons, we may be liable for the removal or remediation costs at such facilities. We are not aware of any environmental liabilities relating to our investment properties which would have a material adverse effect on our business, assets, or results of operations. However, we cannot assure you that environmental liabilities will not arise in the future and that such liabilities will not have a material adverse effect on our business, assets or results of operation.

Of the one hundred seven manufactured home communities we currently operate, forty have their own wastewater treatment facility or water distribution system, or both. At these locations, we are subject to compliance with monthly, quarterly and yearly testing for contaminants as outlined by the individual state's Department of Environmental Protection Agencies. Currently, we are not subject to radon or asbestos monitoring requirements.

Additionally, in connection with the management of the properties or upon acquisition or financing of a property, the Company authorizes the preparation of Phase I or similar environmental reports (which involves general inspections without soil sampling or ground water analysis) completed by independent environmental consultants. Based upon such environmental reports and the Company's ongoing review of its properties, as of the date of this Annual Report, the Company is not aware of any environmental condition with respect to any of its properties which it believes would be reasonably likely to have a material adverse effect on its financial condition and/or results of operations. However, these reports cannot reflect conditions arising after the studies were completed, and no assurances can be given that existing environmental studies reveal all environmental liabilities, that any prior owner or operator of a property or neighboring owner or operator did not create any material environmental condition not known to us, or that a material environmental condition does not otherwise exist as to any one or more properties.

Some of our properties are subject to potential natural or other disasters. Certain of our manufactured home communities are located in areas that may be subject to natural disasters, including our manufactured home communities in flood plains or in areas that may be adversely affected by tornados, as well as our manufactured home communities in coastal regions that may be adversely affected by increases in sea levels or in the frequency or severity of hurricanes, tropical storms or other severe weather conditions. The occurrence of natural disasters may delay redevelopment or development projects, increase investment costs to repair or replace damaged properties, increase future property insurance costs and negatively impact the tenant demand for lease space. To the extent insurance is unavailable to us or is unavailable on acceptable terms, or our insurance is not adequate to cover losses from these events, our financial condition and results of operations could be adversely affected.

Actions by our competitors may decrease or prevent increases in the occupancy and rental rates of our properties, which could adversely affect our business. We compete with other owners and operators of manufactured home community properties, some of which own properties similar to ours in the same submarkets in which our properties are located. The number of competitive manufactured home community properties in a particular area could have a material adverse effect on our ability to attract tenants, lease sites and maintain or increase rents charged at our properties or at any newly acquired properties. In addition, other forms of multi-family residential properties, such as private and federally funded or assisted multi-family housing projects and single-family housing, provide housing alternatives to potential tenants of manufactured home communities. If our competitors offer housing at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose potential tenants, and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants' leases expire.  As a result, our financial condition, cash flow, cash available for distribution, and ability to satisfy our debt service obligations could be materially adversely affected.

Losses in excess of our insurance coverage or uninsured losses could adversely affect our cash flow. We generally maintain insurance policies related to our business, including casualty, general liability and other policies covering business operations, employees and assets. However, we may be required to bear all losses that are not adequately covered by insurance. In addition, there are certain losses that are not generally insured because it is not economically feasible to insure against them, including losses due to riots, acts of war or other catastrophic events. If an uninsured loss or a loss in excess of insured limits occurs with respect to one or more of our properties, then we could lose the capital we invested in the properties, as well as the anticipated profits and cash flow from the properties and, in the case of debt which is with recourse to us, we would remain obligated for any mortgage debt or other financial obligations related to the properties. Although we believe that our insurance programs are adequate, no assurance can be given that we will not incur losses in excess of its insurance coverage, or that we will be able to obtain insurance in the future at acceptable levels and reasonable cost.

Our investments are concentrated in the manufactured housing/residential sector and our business would be adversely affected by an economic downturn in that sector.  Our investments in real estate assets are primarily concentrated in the manufactured housing/residential sector.  This concentration may expose us to the risk of economic downturns in this sector to a greater extent than if our business activities included a more significant portion of other sectors of the real estate industry.

Financing Risks

We face risks generally associated with our debt. We finance a portion of our investments in properties and marketable securities through debt. We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. In addition, debt creates other risks, including:

•	rising interest rates on our variable rate debt;

•	inability to repay or refinance existing debt as it matures, which may result in forced disposition of assets on disadvantageous terms;

•	refinancing terms less favorable than the terms of existing debt; and

•	failure to meet required payments of principal and/or interest.

We mortgage our properties, which subjects us to the risk of foreclosure in the event of non-payment. We mortgage many of our properties to secure payment of indebtedness. If we are unable to meet mortgage payments, then the property could be foreclosed upon or transferred to the mortgagee with a consequent loss of income and asset value. A foreclosure of one or more of our properties could adversely affect our financial condition, results of operations, cash flow, ability to service debt and make distributions and the market price of our preferred and common stock and any other securities we issue.

 We face risks related to "balloon payments" and refinancings. Certain of our mortgages will have significant outstanding principal balances on their maturity dates, commonly known as "balloon payments." There can be no assurance that we will be able to refinance the debt on favorable terms or at all. To the extent we cannot refinance debt on favorable terms or at all, we may be forced to dispose of properties on disadvantageous terms or pay higher interest rates, either of which would have an adverse impact on our financial performance and ability to service debt and make distributions.

We face risks associated with our dependence on external sources of capital. In order to qualify as a REIT, we are required each year to distribute to our stockholders at least 90% of our REIT taxable income, and we are subject to tax on our income to the extent it is not distributed. Because of this distribution requirement, we may not be able to fund all future capital needs from cash retained from operations. As a result, to fund capital needs, we rely on third-party sources of capital, which we may not be able to obtain on favorable terms, if at all. Our access to third-party sources of capital depends upon a number of factors, including (i) general market conditions; (ii) the market's perception of our growth potential; (iii) our current and potential future earnings and cash distributions; and (iv) the market price of our preferred and common stock. Additional debt financing may substantially increase our debt-to-total capitalization ratio. Additional equity issuance may dilute the holdings of our current stockholders.

We may become more highly leveraged, resulting in increased risk of default on our obligations and an increase in debt service requirements which could adversely affect our financial condition and results of operations and our ability to pay distributions. We have incurred, and may continue to incur, indebtedness in furtherance of our activities. Our governing documents do not limit the amount of indebtedness we may incur. Accordingly, our Board of Directors may vote to incur additional debt and would do so, for example, if it were necessary to maintain our status as a REIT. We could therefore become more highly leveraged, resulting in an increased risk of default on our obligations and in an increase in debt service requirements, which could adversely affect our financial condition and results of operations and our ability to pay distributions to stockholders.

Fluctuations in interest rates could materially affect our financial results. Because a portion of our debt bears interest at variable rates, increases in interest rates could materially increase our interest expense. If the United States Federal Reserve increases short-term interest rates, this may have a significant upward impact on shorter-term interest rates, including the interest rates that our variable rate debt is based upon.  Potential future increases in interest rates and credit spreads may increase our interest expense and therefore negatively affect our financial condition and results of operations, and reduce our access to the debt or equity capital markets.

Covenants in our credit agreements could limit our flexibility and adversely affect our financial condition. The terms of our various credit agreements and other indebtedness require us to comply with a number of customary financial and other covenants, such as maintaining debt service coverage and leverage ratios and maintaining insurance coverage. These covenants may limit our flexibility in our operations, and breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness even if we had satisfied our payment obligations. If we were to default under our credit agreements, our financial condition would be adversely affected.

A change in the United States government policy with regard to Fannie Mae and Freddie Mac could impact our financial condition.  Fannie Mae and Freddie Mac are a major source of financing for the manufactured housing real estate sector. We depend frequently on Fannie Mae and Freddie Mac to finance growth by purchasing or guaranteeing manufactured housing community loans.  We do not know when or if Fannie Mae or Freddie Mac will restrict their support of lending to our real estate sector or to us in particular. A decision by the government to eliminate Fannie Mae or Freddie Mac, or reduce their acquisitions or guarantees of our mortgage loans, may adversely affect interest rates, capital availability and our ability to refinance our existing mortgage obligations as they come due and obtain additional long-term financing for the acquisition of additional communities on favorable terms or at all.

We face risks associated with the financing of home sales to customers in our manufactured home communities. To produce new rental revenue and to upgrade our communities, we sell homes to customers in our communities at competitive prices and finance these home sales through S&F. We allow banks and outside finance companies the first opportunity to finance these sales. We are subject to the following risks in financing these homes:

•	the borrowers may default on these loans and not be able to make debt service payments or pay principal when due;

•	the default rates may be higher than we anticipate;

•	demand for consumer financing may not be as great as we anticipate or may decline;

•	the value of property securing the installment notes receivable may be less than the amounts owed; and

•	interest rates payable on the installment notes receivable may be lower than our cost of funds.
Additionally, there are many regulations pertaining to our home sales and financing activities. There are significant consumer protection laws and the regulatory framework may change in a manner which may adversely affect our operating results. The regulatory environment and associated consumer finance laws create a risk of greater liability from our home sales and financing activities and could subject us to additional litigation. We are also dependent on licenses granted by state and other regulatory authorities, which may be withdrawn or which may not be renewed and which could have an adverse impact on our ability to continue with our home sales and financing activities.

Additional Risks Associated With Our Preferred Stock

Our ability to pay dividends on preferred stock is limited by the requirements of Maryland law.  Under the Maryland General Corporation Law ("MGCL"), a Maryland corporation generally may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its debts as the debts become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus, unless the corporation's charter provides otherwise, the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.  These restrictions may affect our ability to pay dividends on preferred stock as well as common stock.

Our outstanding Series A Preferred Stock and Series B Preferred Stock is, and any future series of preferred stock will be, junior to our existing and future debt, and the interest of holders of our preferred stock could be diluted by the issuance of additional parity or senior preferred securities and by other transactions.  The payment of amounts due on our existing Series A Preferred Stock and Series B Preferred Stock and any future series of preferred stock that we may issue will be junior to all of our existing and future debt. We may also issue additional shares of preferred stock in the future which are on a parity with (or, upon the affirmative vote or consent of the requisite percentage of the holders of outstanding preferred stock, senior to) then-outstanding preferred stock, including our Series A Preferred Stock and Series B Preferred Stock, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

Our Preferred Stock may not be rated by any nationally recognized statistical rating organization, and any rating given to our preferred stock could adversely affect its market price.  Our outstanding Series A Preferred Stock and Series B Preferred Stock has not been, and any preferred stock we may issue in the future may not be, rated by any nationally recognized statistical rating organization, which may negatively affect its market value and a holder's ability to sell it.  It is possible that one or more rating agencies might independently determine to issue such a rating or that such a rating, if issued, could adversely affect the market price of our Series A Preferred Stock or Series B Preferred Stock or any preferred stock that we may issue in the future.  In addition, we may elect in the future to obtain a rating of our Series A Preferred Stock or Series B Preferred Stock or any preferred stock we may issue in the future, which could adversely impact its market price. Ratings only reflect the views of the rating agency or agencies issuing the ratings and they could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of our Series A Preferred Stock or Series B Preferred Stock or any preferred stock that we may issue in the future.

Voting rights of a holder of preferred stock may be limited.  Voting rights of a holder of preferred stock may be limited.  Our common stock is the only class carrying full voting rights. Voting rights for holders of preferred stock exist only with respect to amendments to our charter (whether by merger, consolidation or otherwise) that materially and adversely affect the terms of preferred stock, the authorization or issuance of classes or series of equity securities that are senior to preferred stock and, if we fail to pay dividends on preferred stock for six or more quarterly periods (whether or not consecutive), the election of directors. A holder of preferred stock would not, however, have voting rights if we amend, alter or repeal the provisions of our charter or the terms of the preferred stock in connection with a merger, consolidation, transfer or conveyance of all or substantially all of our assets or otherwise, so long as (i) the preferred stock remains outstanding and its terms remain materially unchanged or holders receive stock of the successor entity with substantially identical rights, taking into account that, upon the occurrence of an event described in this sentence, we may not be the surviving entity or (ii) the holders of preferred stock receive the greater of the trading price of the preferred stock or the liquidation preference plus all accrued and unpaid dividends.

The change of control conversion feature contained in our Preferred Stock may not adequately compensate a holder upon a Change of Control. The change of control conversion feature contained in our outstanding Series A Preferred Stock and Series B Preferred Stock may not adequately compensate a holder of such Series A Preferred Stock or Series B Preferred Stock, or any future series of our preferred stock having a similar feature, upon a Change of Control.  In addition, this and other features of our Series A Preferred Stock and Series B Preferred Stock may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-current market price or that such holders may otherwise believe is in their best interests.

Risks Relating to our Status as a REIT

If our leases are not respected as true leases for federal income tax purposes, we would fail to qualify as a REIT. To qualify as a REIT, we must, among other things, satisfy two gross income tests, under which specified percentages of our gross income must be passive income, such as rent. For the rent paid pursuant to our leases, to qualify for purposes of the gross income tests, the leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. We believe that our leases will be respected as true leases for federal income tax purposes. However, there can be no assurance that the Internal Revenue Service ("IRS") will agree with this view. If the leases are not respected as true leases for federal income tax purposes, we would not be able to satisfy either of the two gross income tests applicable to REITs, and we could lose our REIT status.

Failure to make required distributions would subject us to additional tax. In order to qualify as a REIT, we must, among other requirements, distribute, each year, to our stockholders at least 90% of our taxable income, excluding net capital gains. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income.  In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions (or deemed distributions) in any year are less than the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net earnings for that year; and

•	100% of our undistributed taxable income from prior years.

To the extent we pay out in excess of 100% of our taxable income for any tax year, we may be able to carry forward such excess to subsequent years to reduce our required distributions for purposes of the 4% nondeductible excise tax in such subsequent years. We intend to pay out our income to our stockholders in a manner intended to satisfy the 90% distribution requirement. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the 90% distribution requirement and to avoid corporate income tax.

We may not have sufficient cash available from operations to pay distributions to our stockholders, and, therefore, distributions may be made from borrowings. The actual amount and timing of distributions to our stockholders will be determined by our Board of Directors in its discretion and typically will depend on the amount of cash available for distribution, which will depend on items such as current and projected cash requirements, limitations on distributions imposed by law on our financing arrangements and tax considerations. As a result, we may not have sufficient cash available from operations to pay distributions as required to maintain our status as a REIT. Therefore, we may need to borrow funds to make sufficient cash distributions in order to maintain our status as a REIT, which may cause us to incur additional interest expense as a result of an increase in borrowed funds for the purpose of paying distributions.

We may be required to pay a penalty tax upon the sale of a property. The federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a "prohibited transaction" that is subject to a 100% penalty tax. Under current law, unless a sale of real property qualifies for a safe harbor, the question of whether the sale of real estate or other property constitutes the sale of property held primarily for sale to customers is generally a question of the facts and circumstances regarding a particular transaction. We intend that we and our subsidiaries will hold the interests in the real estate for investment with a view to long-term appreciation, engage in the business of acquiring and owning real estate, and make occasional sales as are consistent with our investment objectives. We do not intend to engage in prohibited transactions. We cannot assure you, however, that we will only make sales that satisfy the requirements of the safe harbors or that the IRS will not successfully assert that one or more of such sales are prohibited transactions.

We may be adversely affected if we fail to qualify as a REIT. If we fail to qualify as a REIT, we will not be allowed to deduct distributions to stockholders in computing our taxable income and will be subject to federal income tax, including any applicable alternative minimum tax, at regular corporate rates. In addition, we might be barred from qualification as a REIT for the four years following disqualification. The additional tax incurred at regular corporate rates would reduce significantly the cash flow available for distribution to stockholders and for debt service. Furthermore, we would no longer be required to make any distributions to our stockholders as a condition to REIT qualification. Any distributions to noncorporate stockholders would be taxable as ordinary income to the extent of our current and accumulated earnings and profits, although such dividend distributions generally would be subject to a top federal income tax rate of 20%. Corporate distributees would in that case generally be eligible for the dividends received deduction on the distributions, subject to limitations under the Code.

To qualify as a REIT, we must comply with certain highly technical and complex requirements. We cannot be certain we have complied, and will always be able to comply, with the requirements to qualify as a REIT because there are few judicial and administrative interpretations of these provisions. In addition, facts and circumstances that may be beyond our control may affect our ability to continue to qualify as a REIT. We cannot assure you that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws significantly with respect to our qualification as a REIT or with respect to the federal income tax consequences of qualification. We believe that we have qualified as a REIT since our inception and intend to continue to qualify as a REIT. However, we cannot assure you that we are qualified or will remain qualified.

There is a risk of changes in the tax law applicable to REITs.  Because the IRS, the United States Treasury Department and Congress frequently review federal income tax legislation, we cannot predict whether, when or to what extent new federal tax laws, regulations, interpretations or rulings will be adopted.  Numerous changes to the U.S. federal income tax laws are proposed on a regular basis. Any of such legislative action may prospectively or retroactively modify our tax treatment and, therefore, may adversely affect taxation of us and/or our investors.  Moreover, legislative and regulatory changes may be more likely during the 115th Congress because the Presidency and Congress will be controlled by the same political party, and significant tax reform has been described publicly as a legislative priority.  Additionally, the REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in revisions to regulations and interpretations in addition to statutory changes. If enacted, certain proposed changes could have an adverse impact on our business and financial results. For example, certain proposals set forth by the President and Congress could reduce the relative competitive advantage of operating as a REIT.  These proposals include: the lowering of income tax rates on individuals and corporations, which could ease the burden of double taxation on corporate dividends and make the single level of taxation on REIT distributions relatively less attractive; allowing the expensing of capital expenditures, which could have a similar impact and also could result in the bunching of taxable income and required distributions for REITs; and further limiting or eliminating the deductibility of interest expense, which could disrupt the real estate market and could increase the amount of REIT taxable income that must be distributed as dividends to shareholders.

If we were considered to have actually or constructively paid a "preferential dividend" to certain of our stockholders, our status as a REIT could be adversely affected.  In order to qualify as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with accounting principles generally accepted in the United States of America ("GAAP")), determined without regard to the deduction for dividends paid and excluding net capital gain. For distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT level tax deduction, the distributions for REIT years beginning prior to January 1, 2015 must not be "preferential dividends." A dividend is not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in a REIT's organizational documents. There is no de minimis exception with respect to preferential dividends; therefore, if the IRS were to take the position that we inadvertently paid a preferential dividend, for a REIT year beginning prior to January 1, 2015, we may be deemed to have failed the 90% distribution test, and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure. While we believe that our operations have been structured in such a manner that we will not be treated as inadvertently having paid preferential dividends for a REIT year beginning prior to January 1, 2015, we can provide no assurance to this effect.

Dividends on our capital stock do not qualify for the reduced tax rates available for some dividends.  Income from "qualified dividends" payable to U.S. stockholders that are individuals, trusts and estates are generally subject to tax at preferential rates. Dividends payable by REITs, however, generally are not eligible for the preferential tax rates applicable to qualified dividend income, unless certain holding period requirements are met and such dividends are attributable to (i) qualified dividends received by us from non-REIT corporations, such as any TRSs, or (ii) income recognized by us and on which we have paid U.S. federal corporate income tax. We do not expect a meaningful portion of our ordinary dividends to be eligible for taxation as qualified dividends. As a result, except as discussed below regarding capital gain dividends, our ordinary dividends received by non-corporate taxpayers will be taxed at the higher tax rate applicable to ordinary income, which currently is a maximum rate of 39.6%. Although these rules do not adversely affect our taxation or the dividends payable by us, to the extent that the preferential rates continue to apply to regular corporate qualified dividends, investors who are individuals, trusts and estates may perceive an investment in us to be relatively less attractive than an investment in the stock of a non-REIT corporation that pays dividends, which could materially and adversely affect the value of the shares of, and per share trading price of, our capital stock.

Notwithstanding our status as a REIT, we are subject to various federal, state and local taxes on our income and property. For example, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains; provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. We may be subject to other federal income taxes and may also have to pay some state income or franchise taxes because not all states treat REITs in the same manner as they are treated for federal income tax purposes.

 Other Risks

We may not be able to obtain adequate cash to fund our business. Our business requires access to adequate cash to finance our operations, distributions, capital expenditures, debt service obligations, development and redevelopment costs and property acquisition costs, if any. We expect to generate the cash to be used for these purposes primarily with operating cash flow, borrowings under secured and unsecured loans, proceeds from sales of strategically identified assets and, when market conditions permit, through the issuance of debt and equity securities from time to time. We may not be able to generate sufficient cash to fund our business, particularly if we are unable to renew leases, lease vacant space or re-lease space as leases expire according to our expectations.

We are dependent on key personnel. Our executive and other senior officers have a significant role in our success. Our ability to retain our management group or to attract suitable replacements should any members of the management group leave is dependent on the competitive nature of the employment market. The loss of services from key members of the management group or a limitation in their availability could adversely affect our financial condition and cash flow.

We may change our business policies without stockholder approval. Our Board of Directors determines our growth, investment, financing, capitalization, borrowing, REIT status, operations and distributions policies. Although our Board of Directors has no present intention to change or reverse any of these policies, they may be amended or revised without notice to stockholders. Accordingly, stockholders may not have control over changes in our policies. We cannot assure you that changes in our policies will serve fully the interests of all stockholders.

The market value of our preferred and common stock could decrease based on our performance and market perception and conditions. The market value of our preferred and common stock may be based primarily upon the market's perception of our growth potential and current and future cash dividends, and may be secondarily based upon the real estate market value of our underlying assets. The market price of our preferred and common stock is influenced by their respective distributions relative to market interest rates. Rising interest rates may lead potential buyers of our stock to expect a higher distribution rate, which would adversely affect the market price of our stock. In addition, rising interest rates would result in increased expense, thereby adversely affecting cash flow and our ability to service our indebtedness and pay distributions.

There are restrictions on the transfer of our capital stock. To maintain our qualification as a REIT under the Code, no more than 50% in value of our outstanding capital stock may be owned, actually or by attribution, by five or fewer individuals, as defined in the Code to also include certain entities, during the last half of a taxable year. Accordingly, our charter contains provisions restricting the transfer of our capital stock. These restrictions may discourage a tender offer or other transaction or a change in management or of control of us that might involve a premium price for our common stock or preferred stock or that our shareholders otherwise believe to be in their best interests, and may result in the transfer of shares acquired in excess of the restrictions to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of the benefits of owning the additional shares.

Our earnings are dependent, in part, upon the performance of our investment portfolio. As permitted by the Code, we invest in and own securities of other real estate investment trusts. To the extent that the value of those investments declines or those investments do not provide a return, our earnings and cash flow could be adversely affected.

We are subject to restrictions that may impede our ability to effect a change in control. Certain provisions contained in our charter and bylaws and certain provisions of Maryland law may have the effect of discouraging a third party from making an acquisition proposal for us and thereby inhibit a change in control. These provisions include the following:

•
Our charter provides for three classes of directors with the term of office of one class expiring each year, commonly referred to as a "staggered board." By preventing common stockholders from voting on the election of more than one class of directors at any annual meeting of stockholders, this provision may have the effect of keeping the current members of our Board of Directors in control for a longer period of time than stockholders may desire.

•
Our charter generally limits any holder from acquiring more than 9.8% (in value or in number, whichever is more restrictive) of our outstanding equity stock (defined as all of our classes of capital stock, except our excess stock). While this provision is designed to help us to remain a qualified REIT for federal income tax purposes, the ownership limit may also limit the opportunity for stockholders to receive a premium for their shares of common stock that might otherwise exist if an investor was attempting to assemble a block of shares in excess of 9.8% of the outstanding shares of equity stock or otherwise effect a change in control.

•
The request of stockholders entitled to cast a majority of all votes entitled to be cast at such meeting is necessary for stockholders to call a special meeting. We also require advance notice by common stockholders for the nomination of directors or proposals of business to be considered at a meeting of stockholders.

Our Board of Directors may authorize and cause us to issue securities without stockholder approval. Under our charter, the Board of Directors has the power without common stockholder action (i) to classify and reclassify any of our unissued shares of capital stock into shares of capital stock with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and terms and conditions of redemptions as the Board of Directors may determine and (ii) to authorize the issuance of any class or series of stock. The authorization and issuance of a new class of capital stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests.

Maryland corporation statutes may limit the ability of a third party to acquire control of us. Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to act (a) to accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (b) to authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholders rights plan, (c) to make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act to exempt any person or transaction from the requirements of those provisions, or (d) solely because of the effect of the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

The Maryland Business Combination Act provides that, unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, certain issuances of shares of stock and other specified transactions, with an "interested stockholder" or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless specified criteria are met. An interested stockholder is generally a person owning or controlling, directly or indirectly, 10% or more of the voting power of the outstanding stock of the Maryland corporation or an affiliate or associate of the Maryland corporation that was the beneficial owner of 10% or more of the voting power of the corporation's outstanding stock during the past two years. In our charter, we have expressly elected that the Maryland Business Combination Act not govern or apply to any transaction with Monmouth Real Estate Investment Corporation.

We cannot assure you that we will be able to pay distributions regularly. Our ability to pay distributions in the future is dependent on our ability to operate profitably and to generate cash from our operations and the operations of our subsidiaries and is subject to limitations under our financing arrangements and Maryland law. Under the Maryland General Corporation Law, ("MGCL"), a Maryland corporation generally may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its debts as the debts became due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus, unless the charter permits otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution. Accordingly, we cannot guarantee that we will be able to pay distributions on a regular quarterly basis in the future.

Future terrorist attacks and military conflicts could have a material adverse effect on general economic conditions, consumer confidence and market liquidity. Among other things, it is possible that interest rates may be affected by these events. An increase in interest rates may increase our costs of borrowing, leading to a reduction in our earnings. Terrorist acts affecting our properties could also result in significant damages to, or loss of, our properties. Additionally, we may be unable to obtain adequate insurance coverage on acceptable economic terms for losses resulting from acts of terrorism. Our lenders may require that we carry terrorism insurance even if we do not believe this insurance is necessary or cost effective. Should an act of terrorism result in an uninsured loss or a loss in excess of insured limits, we could lose capital invested in a property, as well as the anticipated future revenues from a property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. Any loss of these types would adversely affect our financial condition.

We are subject to risks arising from litigation. We may become involved in litigation. Litigation can be costly, and the results of litigation are often difficult to predict. We may not have adequate insurance coverage or contractual protection to cover costs and liability in the event we are sued, and to the extent we resort to litigation to enforce our rights, we may incur significant costs and ultimately be unsuccessful or unable to recover amounts we believe are owed to us. We may have little or no control of the timing of litigation, which presents challenges to our strategic planning.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer. In the ordinary course of our business, we collect and store sensitive data, including our business information and the personal information of our residents and our employees, in our facility and on our network. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our network and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, disrupt our operations, damage our reputation, and cause a loss of confidence, which could adversely affect our business.

Disruptions in the financial markets could affect our ability to obtain financing on reasonable terms and have other adverse effects on us and the market price of our capital stock. In recent years, the U.S. stock and credit markets have experienced significant price volatility, dislocations and liquidity disruptions, which have caused market prices of many stocks and debt securities to fluctuate substantially and the spreads on prospective debt financing to widen considerably. Moreover, the U.S. interest rate environment, oil price fluctuations, the election of a new U.S. President, uncertain tax and economic plans in Congress, and turmoil in emerging markets have created additional uncertainty and volatility in the U.S. and global economies. Continued economic uncertainty, both nationally and internationally, causes increased volatility in investor confidence, thereby creating similar volatility in the availability of both debt and equity capital in the financial markets. The U.S. Federal Reserve has predicted that more interest rate increases may occur in 2017, raising borrowing costs for consumers and businesses. Uncertainty in the stock and credit markets may negatively impact our ability to access additional financing at reasonable terms, which may negatively affect our ability to acquire properties and otherwise pursue our investment strategy. A prolonged downturn in the stock or credit markets may cause us to seek alternative sources of potentially less attractive financing, and may require us to adjust our investment strategy accordingly. These types of events in the stock and credit markets may make it more difficult or costly for us to raise capital through the issuance of the common stock, preferred stock or debt securities. The potential disruptions in the financial markets may have a material adverse effect on the market value of the common stock and preferred stock and the return we receive on our properties and investments, as well as other unknown adverse effects on us or the economy in general.

We may be adversely impacted by volatility in foreign financial markets. During the last few years, the financial crisis in Europe (including financial difficulties at several large European banks) has led to increased price volatility, dislocations and liquidity disruptions. Adding to the European credit crisis, in June 2016, voters in the United Kingdom elected to withdraw from the European Union in a national referendum. The referendum has created significant uncertainty about the future relationship between the United Kingdom and the European Union and has continued to have a material adverse effect on global economic conditions and the stability of global financial markets and could significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets.

We face risks relating to expanding use of social media mediums. The use of social media could cause us to suffer brand damage or information leakage. Negative posts or comments about us or our properties on any social networking website could damage our, or our properties' reputations. In addition, employees or others might disclose non-public sensitive information relating to our business through external media channels. The continuing evolution of social media may present us with new challenges and risks.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
From time to time, we may make forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21F of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in documents filed under the Securities Act, the Exchange Act, press releases or other public statements with respect to our financial condition, results of operations and business. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "could," "may," and similar expressions, and the negatives of such words and expressions as they relate to us or our management are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance. Potential investors should not place undue reliance on forward-looking statements as they involve numerous risks and uncertainties that could cause actual results to differ materially from the results stated or implied in the forward-looking statements. If we make forward-looking statements, we assume no obligation to update forward-looking statements. In evaluating the securities offered by this prospectus, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" beginning on page 3 of this prospectus and those in the documents we incorporate by reference that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

USE OF PROCEEDS
Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds of any sale of securities for working capital and general corporate purposes, which may include purchase of manufactured homes for sale or lease to customers, expansion of our existing communities, potential acquisitions of additional properties, possible redemption of outstanding preferred stock, and possible repayment of indebtedness on a short term basis.

RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES
 AND PREFERRED STOCK DIVIDENDS
The following table sets forth our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the three months ended March 31, 2017, and for each of the five prior fiscal years.
			Year Ended December 31,
	Three Months Ended March 31, 2017		2016		2015		2014		2013		2012

Ratio of Earnings to Fixed Charges	1.54	x	1.73	x	1.15	x	1.39	x	1.69	x	2.01	x

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	*		*		*		*		*		1.15	x
_________________________
*  The ratios of earnings to combined fixed charges and preferred stock dividends were less than one-to-one for the three months ended March 31, 2017 and the years ended December 31, 2016, 2015, 2014 and 2013.  The coverage deficiencies were $1,524,906 for the three months ended March 31, 2017 and $2,623,779, $6,085,937, $3,284,139 and $1,668,151 for the years ended December 31, 2016, 2015, 2014 and 2013, respectively.  These ratios reflect non-cash depreciation of $6,540,238 for the three months ended March 31, 2017, and $23,214,100, $18,877,511, $15,163,420 and $11,681,724 for the years ended December 31, 2016, 2015, 2014 and 2013, respectively, which amounts were treated as expenses in calculating earnings for the relevant periods.

For the purpose of computing these ratios, earnings have been calculated by adding pre-tax income from continuing operations, fixed charges and amortization of capitalized interest; and subtracting from the total of those items capitalized interest; preference security dividend requirements of consolidated subsidiaries; and the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of the sum of interest costs, whether expensed or capitalized, the estimated interest component of rental expenses, amortized premiums, discounts and capitalized expenses related to indebtedness, and preference security dividend requirements of consolidated subsidiaries. Preferred stock dividends are the amount of pre-tax earnings that are required to pay the dividends on outstanding preferred securities.

DESCRIPTION OF CAPITAL STOCK
The following description is only a summary of certain terms and provisions of our capital stock. You should refer to our charter and bylaws for a complete description.
General.  Our authorized capital stock consists of 95,663,800 shares, classified as 85,000,000 shares of common stock, par value $0.10 per share, 3,663,800 shares of 8.25% Series A Cumulative Redeemable Preferred Stock, par value $0.10 per share, 4,000,000 shares of 8.00% Series B Cumulative Redeemable Preferred Stock, par value $0.10 per share, and 3,000,000 shares of excess stock, par value $0.10 per share.  The excess stock is designed to help us protect our status as a REIT under the Code. See "—Restrictions on Ownership and Transfer."
As of June 15, 2017, 33,444,336 shares of common stock were issued and outstanding, 3,663,800 shares of Series A Preferred Stock were issued and outstanding, 3,801,200 shares of Series B Preferred Stock were issued and outstanding, and no shares of excess stock were issued and outstanding. Our outstanding shares of common stock, Series A Preferred Stock and Series B Preferred Stock are currently listed on the NYSE.  We intend to apply to the NYSE to list any additional shares of common stock or any shares of preferred stock offered pursuant to any prospectus supplement, and we anticipate that such shares will be so listed.
Under the MGCL and our charter, a majority of our entire Board of Directors has the power, without action by our common stockholders, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have the authority to issue.  Our Board of Directors is also authorized under the MGCL and our charter to classify and reclassify any unissued shares of our common stock, preferred stock and excess stock into other classes, including classification into a class or classes of preferred stock, preference stock, special stock or other stock and to divide or classify shares into one or more series of such class. Before issuance of shares of each class or series, our Board of Directors is required by the MGCL and our charter to set, subject to restrictions in our charter on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series.  Thus, our Board of Directors could authorize the issuance of shares of stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.
Our management believes that the power to issue additional shares of stock and to classify or reclassify unissued shares of stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without common stockholder approval, unless common stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which shares of our stock may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.
Restrictions on Ownership and Transfer.  To qualify as a REIT under the Code, we must satisfy a number of statutory requirements, including a requirement that no more than 50% in value of our outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of a taxable year. In addition, if we, or an actual or constructive owner of 10% or more of us, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent we receive (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. Our capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

Our charter prohibits any transfer of shares of our stock or any other change in our capital structure that would result in:
•
any person directly or indirectly acquiring beneficial or constructive ownership of more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of our stock (other than shares of excess stock);

•	outstanding shares of our stock (other than shares of excess stock) being beneficially owned by fewer than 100 persons;
•	us being "closely held" within the meaning of Section 856 of the Code; or
•	us otherwise failing to qualify as a REIT under the Code.
Our charter requires that any person who acquires or attempts to acquire shares of our stock (other than shares of excess stock), in violation of these restrictions, which we refer to as the ownership limits, give immediate written notice, or in the event of a proposed or attempted transfer at least 15 days' prior written notice, to us. If any person attempts to transfer shares of our stock, or attempts to cause any other event to occur, that would result in a violation of the ownership limits, then, absent special permission from the Board of Directors:
•
any proposed transfer will be void ab initio, the purported transferee of such shares will acquire no interest in the shares and the shares that were subject to the attempted transfer or other event will, effective as of the close of business on the business day before the date of the attempted transfer or other event, automatically, without action by us or any other person, be converted into and exchanged for an equal number of shares of excess stock;

•
we may redeem any outstanding shares of excess stock and, before the attempted transfer or other event that results in a conversion into and exchange for shares of excess stock, any shares of our stock of any other class or series that are attempted to be owned or transferred in violation of the ownership limits, at a price equal to the lesser of the price per share paid in the attempted transfer or other event that violated the ownership limits and the last reported sales price of shares of such class of our stock on the NYSE on the day we give notice of redemption or, if shares of such class of our stock are not then traded on the NYSE the market price of such shares determined in accordance with our charter; and

•	our Board of Directors may take any action it deems advisable to refuse to give effect to, or to prevent, any such attempted transfer or other event.
Shares of excess stock will be held in book entry form in the name of a trustee appointed by us to hold the excess shares for the benefit of one or more charitable beneficiaries appointed by us and a beneficiary designated by the purported transferee, which we refer to as the designated beneficiary, whose ownership of the shares of our stock that were converted into and exchanged for excess stock does not violate the ownership limits. The purported transferee may not receive consideration in exchange for designating the designated beneficiary in an amount that exceeds the price per share that the purported transferee paid for the shares of our stock converted into and exchanged for shares of excess stock or, if the purported transferee did not give value for such shares, the market price of the shares on the date of the purported transfer or other event resulting in the conversion and exchange. Any excess amounts received by the purported transferee as consideration for designating the designated beneficiary must be paid to the trustee for the benefit of the charitable beneficiary. Upon the written designation of a designated beneficiary and the waiver by us of our right to redeem the shares of excess stock, the trustee will transfer the shares of excess stock to the designated beneficiary and, upon such transfer, the shares of excess stock will automatically be converted into and exchanged for the number and class of shares of our stock as were converted into and exchanged for such shares of excess stock. Shares of excess stock are not otherwise transferable. If the purported transferee attempts to transfer shares of our stock before discovering that the shares have been converted into and exchanged for shares of excess stock, the shares will be deemed to have been sold on behalf of the trust and any amount received by the purported transferee in excess of what the purported transferee would have been entitled to receive as consideration for designating a designated beneficiary must be paid to the trustee on demand.
Holders of shares of excess stock are not entitled to vote on any matter submitted to a vote at a meeting of our stockholders. Upon the voluntary or involuntary liquidation, dissolution or winding up of the company, the trustee must distribute to the designated beneficiary any amounts received as a distribution on the shares of excess stock that do not exceed the price per share paid by the purported transferee in the transaction that created the violation or, if the purported transferee did not give value for such shares, the market price of the shares of our stock that were converted into and exchanged for shares of excess stock, on the date of the purported transfer or other event that resulted in such conversion and exchange. Any amount received upon the voluntary or involuntary liquidation, dissolution or winding up of the company not payable to the designated beneficiary, and any other dividends or distributions paid on shares of excess stock, will be distributed by the trustee to the charitable beneficiary.
Every holder of more than 1% of the number or value of outstanding shares of our stock must give written notice to us stating the name and address of such owner, the number of shares of stock beneficially or constructively owned and a description of the manner in which the shares are owned. Our Board of Directors may, in its sole and absolute discretion, exempt certain persons from the ownership limitations contained in our charter if ownership of shares of capital stock by such persons would not disqualify us as a REIT under the Code.
Description of Common Stock
Relationship of Common Stock and Preferred Stock.  The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of our existing Series A Preferred Stock and Series B Preferred Stock (described below under "Description of Capital Stock—Description of Preferred Stock") and any preferred stock that may be issued in the future. Our Board of Directors may cause preferred stock to be issued to obtain additional capital, in connection with acquisitions, to our officers, directors and employees pursuant to benefit plans or otherwise and for other corporate purposes.  Our common stock is subject to certain ownership restrictions designed to help us maintain our qualification as a REIT under the Code, which are described under "Description of Capital Stock - Restrictions on Ownership and Transfer."
Preferences, Sinking Fund Provisions and Preemptive Rights. The shares of common stock will, when issued, be fully paid and nonassessable and will have no preferences, conversion, sinking fund, redemption rights (except with respect to shares of excess stock, described above) or preemptive rights to subscribe for any of our capital stock.
Voting Rights.  Subject to the provisions of our charter regarding restrictions on transfer and ownership of shares of common stock, our common stockholders will have one vote per share on all matters submitted to a vote of the common stockholders, including the election of directors. Except as provided with respect to any other class or series of capital stock, the holders of common stock will possess the exclusive voting power.
There is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares of common stock, if any, will not be able to elect any directors, except as otherwise provided for in any other class or series of our capital stock, including any preferred stock.

Distributions.  Subject to any preferential rights granted to any class or series of our capital stock, including any preferred stock, and to the provisions of our charter regarding restrictions on transfer and ownership of shares of common stock, holders of our common stock will be entitled to receive dividends or other distributions if, as and when authorized by our Board of Directors and declared by us out of funds legally available for dividends or other distributions to stockholders. Subject to the provisions in our charter regarding restrictions on ownership and transfer, all shares of our common stock have equal distribution rights.  In the event of our liquidation, dissolution or winding up, after payment of any preferential amounts to any class of preferred stock which may be outstanding and after payment of, or adequate provision for, all of our known debts and liabilities, holders of common stock and excess stock will be entitled to share ratably in all assets that we may legally distribute to our stockholders.
Stockholder Liability.  Under Maryland law, holders of our common stock will generally not be liable for our obligations solely as a result of their status as a stockholder.
Transfer Agent.  The registrar and transfer agent for shares of our common stock is American Stock Transfer & Trust Company, LLC.
Description of Preferred Stock
The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the preferred stock that we may offer under this prospectus.  As of the date of this prospectus, we have 3,663,800 shares of Series A Preferred Stock and 3,801,200 shares of Series B Preferred Stock outstanding.  While the terms we have summarized below will apply generally to any future preferred stock we may offer, we will describe the particular terms of any preferred stock that we may offer in more detail in the applicable prospectus supplement.  The terms of any preferred stock we offer under that prospectus supplement may differ from the terms we describe below.
General.  Shares of preferred stock may be issued from time to time, in one or more series, as authorized by our Board of Directors. Before issuance of shares of each series, the Board of Directors is required to fix for each such series, subject to the provisions of MGCL and our charter, the terms, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions and terms and conditions of redemption, and such other matters as may be fixed by resolution of the Board of Directors or a duly authorized committee thereof.  The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. Also, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock.  The Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority of, shares of common stock might believe to be in their best interests, or in which holders of some, or a majority of, shares of common stock might receive a premium for their shares of common stock over the then market price of such shares.
The shares of preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.  Both our preferred stock and our common stock are subject to certain ownership restrictions designed to help us maintain our qualification as a REIT under the Code, which are described under "Description of Capital Stock - Restrictions on Ownership and Transfer."

The prospectus supplement relating to any shares of preferred stock offered thereby will contain the specific terms, including:
•	the title and stated value of such shares of preferred stock;
•	the number of such shares of preferred stock offered, the liquidation preference per share and the offering price of such shares of preferred stock;
•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such shares of preferred stock;
•	the date from which dividends on such shares of preferred stock will accumulate, if applicable;
•	the procedures for any auction and remarketing, if any, for such shares of preferred stock;
•	the provision for a sinking fund, if any, for the shares of preferred stock;
•	the provisions for redemption, if applicable, of the shares of preferred stock;
•	whether or not any restrictions on the repurchase or redemption of shares exists while there is any arrearage in the payment of dividends or sinking fund installments;
•	any listing of the shares of preferred stock on any securities exchange;
•
the terms and conditions, if applicable, upon which the shares of preferred stock will be convertible into shares of our common stock, including the conversion price (or manner of calculation thereof);

•	a discussion of federal income tax considerations applicable to such shares of preferred stock;
•	the relative ranking and preferences of such shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;
•
any limitations on issuance of any series of shares of preferred stock ranking senior to or on a parity with such series of shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on direct or beneficial ownership and restrictions on transfer of such shares of preferred stock, in each case as may be appropriate to preserve our status as a REIT;
•	the voting rights, if any, of such shares of preferred stock;
•	in the case of an offering of additional shares of preferred stock of an existing series, the number of shares of such series previously issued; and
•	any other specific terms, preferences, rights, limitations or restrictions of such shares of preferred stock.
Rank.  Unless otherwise specified in the applicable prospectus supplement, the preferred stock offered hereunder will rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up, and allocation of our earnings and losses:  (i) senior to all classes or series of our common stock, and to all equity securities ranking junior to the preferred stock; (ii) on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the preferred stock; and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the preferred stock.

Distributions.  Subject to any preferential rights of any outstanding securities or series of securities, the holders of preferred stock will be entitled to receive dividends, when and as authorized by our Board of Directors and declared by us, out of legally available funds, and share pro rata the amount to be distributed to such class or series of preferred stock based on the number of shares of preferred stock of the same class or series outstanding.  Distributions will be made at such rates and on such dates as will be set forth in the applicable prospectus supplement
Voting Rights. Unless otherwise indicated in the applicable prospectus supplement, holders of our preferred stock will not have any voting rights.
Liquidation Preference.  Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, and before any distribution or payment shall be made to the holders of any common stock or any other class or series of stock ranking junior to our preferred stock, the holders of our preferred stock shall be entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods).  After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets.  In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred stock and the corresponding amounts payable on all of our other outstanding equity securities ranking on a parity with the preferred stock in the distribution of assets upon our liquidation, dissolution or winding-up of our affairs, then the holders of our preferred stock and the holders of such other outstanding equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
If liquidating distributions are made in full to all holders of our preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of equity securities ranking junior to the preferred stock in the distribution of assets upon our liquidation, dissolution or winding-up of our affairs, according to their respective rights and preferences and in each case according to their respective number of shares of stock.
If we consolidate or merge with or into, or sell, lease or convey all or substantially all of our property or business to, any corporation, trust or other entity, such transaction shall not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.
Conversion Rights.  The terms and conditions, if any, upon which any preferred stock offered hereby will be convertible into common stock will be set forth in the applicable prospectus supplement.  If applicable, such terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred stock.
Redemption.  If so provided in the applicable prospectus supplement, our preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.
Stockholder Liability.  Under Maryland law, holders of our preferred stock will not be liable for our obligations solely as a result of their status as stockholders.

8.25% Series A Cumulative Redeemable Preferred Stock. We currently have authorized and outstanding 3,663,800 shares of Series A Preferred Stock.  Dividends on the outstanding shares of Series A Preferred Stock are cumulative and are payable quarterly in arrears at the rate of 8.25% per annum of the $25.00 per share liquidation preference, or an annual dividend of $2.0625 per share.  The Series A Preferred Stock has no maturity and will remain outstanding indefinitely unless redeemed or otherwise repurchased.  Since May 26, 2016, we have had the right, at any time, and from time to time, to elect to redeem the Series A Preferred Stock, in whole or in part, at a cash redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) to the date of redemption.
Upon the occurrence of a Delisting Event or Change of Control (as defined in the Articles Supplementary setting forth the terms of the Series A Preferred Stock on file with the State Department of Assessments and Taxation of Maryland), each holder of the Series A Preferred Stock will have the right to convert all or part of the shares of the Series A Preferred Stock held into Common Stock, unless we elect to redeem the Series A Preferred Stock.  Except as described in the preceding sentence, the Series A Preferred Stock is not convertible into or exchangeable for any other securities or property.
We will not declare or pay or set aside for payment any dividends (other than a dividend paid in shares of our common stock or any other class or series of shares that ranks junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up) or declare or make any distribution of cash or other property on our common stock or any other class or series of shares that rank junior to or on parity with our Series A Preferred Stock as to dividends and other distributions (including our Series B Preferred Stock) or redeem, purchase or otherwise acquire any shares of our common stock or any other class or series of shares that ranks junior to or on a parity with the Series A Preferred Stock as to dividends and other distributions (except by conversion into or exchange for shares of common stock or any other class or series of shares that ranks junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up and except for the redemption or acquisition of shares pursuant to the provisions of our charter relating to restrictions upon ownership and transfer of our capital stock), unless we have also paid or declared and set aside for payment full cumulative dividends on the Series A Preferred Stock for all past dividend periods.
The Series A Preferred Stock ranks equal to the Series B Preferred Stock and senior to our common stock with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up. In addition to other preferential rights, each holder of the Series A Preferred Stock is entitled to receive a liquidation preference, which is equal to $25.00 per share of Series A Preferred Stock, plus any accumulated and unpaid distributions thereon (whether or not declared), before the holders of our common stock or other junior securities receive any distributions in the event of any voluntary or involuntary liquidation, dissolution or winding up.
Holders of our Series A Preferred Stock generally have no voting rights.  However, if we fail to pay dividends on the outstanding shares of Series A Preferred Stock for six or more quarterly periods, whether or not consecutive, holders of the Series A Preferred Stock (voting together as a single class with any other series of preferred stock ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation and which have similar voting rights, including our Series B Preferred Stock) will have the exclusive power, until all accumulated and unpaid dividends on the Series A Preferred Stock have been fully paid or declared and set apart for payment, to elect two additional directors to our board of directors. Any director so elected will serve on our board of directors until all accumulated and unpaid dividends on the Series A Preferred Stock and each such other series of preferred stock (including the Series B Preferred Stock) have been fully paid or declared and set apart for payment. In addition, we may not authorize or issue any class or series of shares ranking senior to the Series A Preferred Stock as to dividends or distributions upon liquidation (including securities convertible into or exchangeable for any such senior class or series of shares) or amend our charter to materially and adversely change to the terms of the Series A Preferred Stock without the affirmative vote of holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class with all other similarly-affected classes and series of our preferred stock ranking on a parity with the Series A Preferred Stock as to dividends and upon liquidation and which have similar voting rights, including our Series B Preferred Stock.

8.00% Series B Cumulative Redeemable Preferred Stock. We currently have authorized 4,000,000 shares and outstanding 3,801,200 shares of Series B Preferred Stock. Dividends on the outstanding shares of Series B Preferred Stock are cumulative and are payable quarterly in arrears at the rate of 8.00% per annum of the $25.00 per share liquidation preference, or an annual dividend of $2.00 per share. The Series B Preferred Stock has no maturity and will remain outstanding indefinitely unless redeemed or otherwise repurchased.  The Series B Preferred Stock is not redeemable by us prior to October 20, 2020, except pursuant to the provisions of our charter relating to restrictions on ownership and transfer of our stock or in limited circumstances relating to the preservation of our qualification as a REIT for federal income tax purposes, or upon a change of control of our company or a delisting event, each as described below.  Beginning October 20, 2020, we will have the right, at any time, and from time to time, to elect to redeem the Series B Preferred Stock, in whole or in part, at a cash redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) to the date of redemption.
In addition, upon the occurrence of a Change of Control (as defined in the Articles Supplementary setting forth the terms of the Series B Preferred Stock on file with the State Department of Assessments and Taxation of Maryland), or during any period of time (whether before or after October 20, 2020) that both (i) the Series B Preferred Stock is not listed on the NYSE, the NYSE MKT or the NASDAQ, or listed or quoted on a successor exchange or quotation system, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series B Preferred Stock is outstanding (a "Delisting Event"), we may, subject to certain conditions and at our option, redeem the Series B Preferred Stock, in whole or in part, within 120 days after the date of the change of control or 90 days after the date of the delisting event, for a cash redemption price per share of Series B Preferred Stock equal to $25.00 plus any accumulated and unpaid dividends thereon (whether or not declared) to the date of redemption.
Upon the occurrence of a Delisting Event or Change of Control, each holder of the Series B Preferred Stock will have the right to convert all or part of the shares of the Series B Preferred Stock held into Common Stock, unless we elect to redeem the Series B Preferred Stock.  Except as described in the preceding sentence, the Series B Preferred Stock is not convertible into or exchangeable for any other securities or property.
We will not declare or pay or set aside for payment any dividends (other than a dividend paid in shares of our common stock or any other class or series of shares that ranks junior to the Series B Preferred Stock as to dividends and upon liquidation, dissolution or winding up) or declare or make any other distribution of cash or other property on our common stock or any other class or series of shares that ranks junior to or on a parity with our Series B Preferred Stock as to dividends and other distributions (including the Series A Preferred Stock) or redeem, purchase or otherwise acquire any shares of our common stock or any other class or series of shares that ranks junior to or on a parity with the Series B Preferred Stock as to dividends and other distributions (except by conversion into or exchange for shares of common stock or any other class or series of shares that ranks junior to the Series B Preferred Stock as to dividends and upon liquidation, dissolution or winding up and except for the redemption or acquisition of shares pursuant to the provisions of our charter relating to the restrictions upon ownership and transfer of our capital stock), unless we have also paid or declared and set aside for payment full cumulative dividends on the Series B Preferred Stock for all past dividend periods.
The Series B Preferred Stock ranks equal to the Series A Preferred Stock and senior to our common stock with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up. In addition to other preferential rights, each holder of the Series B Preferred Stock is entitled to receive a liquidation preference, which is equal to $25.00 per share of Series B Preferred Stock, plus any accumulated and unpaid distributions thereon (whether or not declared), before the holders of our common stock or other junior securities receive any distributions in the event of any voluntary or involuntary liquidation, dissolution or winding up.

Holders of our Series B Preferred Stock generally have no voting rights. However, if we fail to pay dividends on the outstanding shares of Series B Preferred Stock for six or more quarterly periods, whether or not consecutive, holders of the Series B Preferred Stock (voting together as a single class with any other series of preferred stock ranking on a parity with the Series B Preferred Stock as to dividends or upon liquidation and which have similar voting rights, including the Series A Preferred Stock) will have the exclusive power, until all accumulated and unpaid dividends on the Series B Preferred Stock have been fully paid or declared and set apart for payment, to elect two additional directors to our board of directors. Any director so elected will serve on our board of directors until all accumulated and unpaid dividends on the Series B Preferred Stock and each such other series of preferred stock (including the Series A Preferred Stock) have been fully paid or declared and set apart for payment.  In addition, we may not authorize or issue any class or series of shares ranking senior to the Series B Preferred Stock as to dividends or distributions upon liquidation (including securities convertible into or exchangeable for any such senior class or series of shares) or amend our charter to materially and adversely change the terms of the Series B Preferred Stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting together as a single class with all other similarly-affected classes and series of our preferred stock ranking on a parity with the Series B Preferred Stock as to dividends and upon liquidation and which have similar voting rights, including our Series A Preferred Stock.
Transfer Agent.  The registrar and transfer agent for our Series A Preferred Stock and Series B Preferred Stock is American Stock Transfer & Trust Company, LLC.  The registrar and transfer agent for any future series of preferred stock we may issue will be identified in the applicable prospectus supplement.
The description of the provisions of the shares of preferred stock set forth in this prospectus and in any related prospectus supplement is only a summary, does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the definitive articles supplementary to our charter relating to such series of shares of preferred stock. You should read these documents carefully to fully understand the terms of the shares of preferred stock. In connection with any offering of shares of preferred stock, articles supplementary will be filed with the SEC as an exhibit or incorporated by reference in the Registration Statement of which this prospectus is a part.

DESCRIPTION OF DEBT SECURITIES
We may issue debt securities from time to time, in one or more series, which may be either senior or subordinated debt and may be convertible into or exchangeable for our capital stock.  Any senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. Any subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing such debt securities and the applicable prospectus supplement, to all or some portion of our indebtedness. Any convertible debt securities that we issue will be convertible into or exchangeable for our common stock or other securities of ours. Any such conversion may be mandatory or at the holder's option and would be on terms and at a conversion rate or rates set forth in the instrument governing the applicable debt securities and the prospectus supplement relating to such debt securities.
Currently, although we have substantial indebtedness, we do not have any outstanding debt securities. The following description sets forth certain general terms and provisions of the debt securities that we may issue and the indenture under which such debt securities may be issued.  This description of the indenture and the debt securities is a summary only and is incomplete and subject to, and qualified in its entirety by reference to, the provisions of the indenture, which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and each applicable supplemental indenture, as well as the provisions of the debt securities being offered. While we expect the terms summarized below to apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below, and therefore the prospectus supplement for a particular series of debt securities may add, update or change the terms and conditions of the debt securities as described below. We urge you to carefully read any applicable prospectus supplements. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, forms of any debt securities being offered and each applicable supplemental indenture under which any series of debt securities will be issued, setting forth the specific terms of such series of debt securities.

General.  The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in a resolution of our Board of Directors, a supplemental indenture or an officers' certificate. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).  We will describe in the applicable prospectus supplement (including any pricing supplement or term sheet) the specific terms of the debt securities being offered, including:
•	the title;
•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;
•	any limit on the amount that may be issued;
•	whether or not we will issue the series of debt securities in global form, and in the case of debt securities being issued in global form, the identity of the depositary;
•	the maturity date;
•	the terms of the conversion rights;
•
the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;
•	the terms of any subordination of any series of debt securities;
•	the place where payments will be payable;
•	if payment of principal and interest on the debt securities may be paid in our securities rather than, or in addition to, cash and the terms of any such rights;
•	restrictions on transfer, sale or other assignment, if any;
•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•
the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•
the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the debt securities will restrict our ability and/or the ability of our subsidiaries to:
•	incur additional indebtedness;
•	issue additional securities;
•	create liens;
•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;
•	redeem capital stock;
•	place restrictions on our subsidiaries' ability to pay dividends, make distributions or transfer assets;
•	make investments or other restricted payments;
•	sell or otherwise dispose of assets;
•	enter into sale-leaseback transactions;
•	engage in transactions with shareholders and affiliates;
•	issue or sell stock of our subsidiaries; or
•	effect a consolidation or merger;
•	whether the debt securities will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;
•	a discussion of any material United States federal income tax considerations applicable to the debt securities;
•	information describing any book-entry features;
•	provisions for a sinking fund purchase or other analogous fund, if any;
•	the applicability of the provisions in the debt securities on discharge;
•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and
•
any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights.  We will set forth in the prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.
Consolidation, Merger or Sale.  We do not currently expect our debt securities to contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets may be required to assume all of our obligations under the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all or substantially all of our assets may be required to make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.
Events of Default Under the Debt Securities.  Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following will be events of default with respect to any series of debt securities that we may issue:
•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;
•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;
•
if we fail to observe or perform any other covenant contained in the debt securities, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debt securities agent or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series;

•	if specified events of bankruptcy, insolvency or reorganization occur; and
•	any other event of default provided in or pursuant to the applicable indenture or supplemental indenture, and described in the prospectus supplement with respect to the debt securities of that series.
The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the form of debt security and/or agreement or indenture. Any waiver shall cure the default or event of default.

The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such holders with respect to the debt securities of that series.
Subject to the terms of the debt securities, if an event of default thereunder shall occur and be continuing, the indenture trustee will be under no obligation to exercise any of its rights or powers under the indenture or the debt securities at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the indenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or power conferred on the indenture trustee, with respect to the debt securities of that series, provided that:
•	the direction so given by the holder is not in conflict with any law or the applicable debt securities; and
•	the indenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.
A holder of the debt securities of any series will have the right to institute a proceeding under the debt securities or to appoint a receiver or trustee, or to seek other remedies only if:
•	the holder has given written notice to the indenture trustee of a continuing event of default with respect to that series;
•
the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the indenture trustee to institute the proceeding as trustee; and

•
the indenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.
We may periodically file statements with the indenture trustee regarding our compliance with specified covenants in the documentation regarding such debt securities.
Modification; Waiver.  We and the indenture trustee for any series of debt securities may change the form of debt security and/or indenture or supplemental indenture without the consent of any holders with respect to specific matters:
•	to fix any ambiguity, defect or inconsistency in the documentation governing the debt securities;
•	to comply with the provisions described above under "Description of Debt Securities — Consolidation, Merger or Sale;"
•
to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under "Description of Debt Securities — General" to establish the form of any certifications required to be furnished pursuant to the terms of any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment thereunder by a successor indenture trustee;
•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities and to make all appropriate changes for such purpose;
•	to provide any security for or guarantees of the debt securities or for the addition of an additional obligor on the debt securities;
•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended, if applicable;
•
to change or eliminate any of the provisions of the indenture, provided that any such change or elimination will not become effective with respect to any outstanding securities of any series created prior to the execution of the supplemental indenture which is entitled to the benefit of such provision;

•	to permit or facilitate the defeasance and discharge of the debt securities;
•
to add to our covenants new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.
In addition, the rights of holders of a series of debt securities may be changed by us and the indenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected.  However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the indenture trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:
•	extending the fixed maturity of the series of debt securities;
•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities;
•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver;
•	making payments on the debt securities of any series payable in a currency other than as originally stated in such debt securities;
•	impairing the holder's right to institute suit for the enforcement of any payment on the debt securities of any series;
•
making any change in the percentage of the principal amount of the debt securities of any series necessary to waive compliance with provisions in the indenture governing lawsuits pursuable by a holder of debt securities or waiver of past defaults or making any change with respect to this clause; or

•	waiving a continuing default or event of default regarding any payment on the debt securities of any series.

Discharge.  The documentation governing the debt securities may provide that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:
•	register the transfer or exchange of debt securities of the series;
•	replace stolen, lost or mutilated debt securities of the series;
•	maintain paying agencies;
•	hold monies for payment in trust;
•	recover excess money held by the indenture trustee or any paying agent;
•	indemnify the indenture trustee; and
•	appoint any successor indenture trustee.
In order to exercise our rights to be discharged, we must deposit with the indenture trustee or other paying agent named in the applicable indenture or supplemental indenture money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series being discharged on the dates payments are due.
Form, Exchange and Transfer.  We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof.
At the option of the holder, subject to the terms of the debt securities set forth in the applicable prospectus supplement, a holder of the debt securities of any series may exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
Subject to the terms of the debt securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose.  Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.
We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.
If we elect to redeem the debt securities of any series, we will not be required to:
•
issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Indenture Trustee.  Other than during the occurrence and continuance of an event of default under the debt securities, the indenture trustee for a series of debt securities will be obligate to perform only those duties as are specifically set forth in the applicable documentation for such debt securities. Upon an event of default under the debt securities, the indenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the indenture trustee is under no obligation to exercise any of the powers given it by the debt securities or the indenture or any applicable supplemental indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.  We will name in the applicable prospectus supplement relating to a series of debt securities the indenture trustee that we designate for such series of debt securities.
Payment and Paying Agents.  Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.
We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. We will name in the applicable prospectus supplement any paying agents that we initially designate for the debt securities of a particular series.
All money we pay to a paying agent or the indenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.
Governing Law.  The debt securities will be governed by and construed in accordance with the laws of the State of New York.

CERTAIN PROVISIONS OF MARYLAND LAW
 AND OUR CHARTER AND BYLAWS
The following is a summary of certain provisions of the MGCL and our charter and bylaws. Because this description is only a summary, it does not contain all the information about the MGCL or our charter and bylaws that may be important to you.  In particular, you should refer to, and this summary is qualified in its entirety by reference to, the MGCL and our charter, including any articles supplementary, and bylaws. You should read these documents carefully to fully understand the terms of Maryland law, our charter and our bylaws.  Copies of our charter and bylaws are exhibits to the registration statement of which this prospectus is a part.  See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."
The Board of Directors.  Our Board of Directors is currently comprised of ten directors. Our charter and bylaws provide that the Board may alter the number of directors to a number not exceeding 15 or less than three. Our charter provides that the members of the Board shall be divided, as evenly as possible, into three classes, with approximately one-third of the directors elected by the stockholders annually. Each director will serve for a three year term or until his or her successor is duly elected and has qualified. Holders of shares will have no right to cumulative voting in the election of directors.

Business Combinations. Under the Maryland Business Combination Act, business combinations between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
•	any person who beneficially owns 10% or more of the voting power of the corporation's shares; or
•
an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the Board of Directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:
•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under the MGCL, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The MGCL permits various exemptions from its provisions, including business combinations that are exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the act, our charter exempts any business combination between us and Monmouth Real Estate Investment Corporation, or MREIC.  Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and MREIC.
Control Share Acquisitions. The provisions of the Maryland Control Share Acquisition Act provide that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to such shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:
•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or
•	a majority or more of all voting power.
Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the issuer. A control share acquisition means, subject to certain exceptions, the acquisition of issued and outstanding control shares.
A person who has made or proposes to make a control share acquisition may compel the Board of Directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders at which the voting rights of the shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the provisions of the Control Share Acquisition Act any and all acquisitions by any person of shares of our stock. There can be no assurance that our Board of Directors will not eliminate this provision at any time in the future.
Unsolicited Takeovers Act. Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its Board of Directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:
•	a classified Board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•
a requirement that a vacancy on the Board be filled only by the affirmative vote of a majority of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for stockholders to call a special meeting of stockholders.
Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) have a classified Board, (b) require a two-thirds vote for the removal of any director from the Board, (c) vest in the Board the exclusive power to fix the number of directors and (d) require, unless called by the president, the chairman of the Board or a majority of the Board of Directors, the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at such meeting to call a special meeting of stockholders. We have elected to be governed by the provision of Subtitle 8 providing that a vacancy on its Board of Directors may be filled only by the remaining directors, for the remainder of the full term of the class of directors in which the vacancy occurred.

Advance Notice of Director Nominations and New Business. Our bylaws provide that, with respect to an annual meeting of our stockholders, nominations of individuals for election to our Board of Directors and the proposal of business to be considered by stockholders at an annual meeting may be made only (i) pursuant to the notice of the meeting, (ii) by our Board of Directors or (iii) by one of our stockholders who is a stockholder of record at the time the stockholder provides notice required by our bylaws, on the record date and at the time of the meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of our stockholders, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of individuals for election to our Board of Directors at a special meeting of stockholders may be made only (i) by the Board of Directors or (ii) provided that the Board of Directors has determined that directors will be elected at the meeting, by a stockholder who is a stockholder of record at the time the stockholder provides notice required by our bylaws, on the record date and at the time of the meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.
Meetings of Stockholders. Under our bylaws, annual meetings of stockholders are to be held each year at such time and on such date as determined by our Board of Directors. Special meetings of stockholders may be called only by our Board of Directors, by the chairman of our Board of Directors or by the president and must be called by the secretary upon the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.
Amendment of Charter and Bylaws. Our charter generally may be amended only upon approval of the Board of Directors and the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. Under the MGCL, certain charter amendments may be effected by the Board of Directors, without stockholder approval, such as an amendment changing the name of the corporation or an amendment increasing or decreasing the number of its authorized shares of stock. Our bylaws may be amended only by vote of a majority of the Board of Directors.
Extraordinary Transactions. We may merge or consolidate with another entity, convert into another form of entity, engage in a statutory share exchange or sell all or substantially all of our assets generally only if advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter.  Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity owned, directly or indirectly, by the corporation. Because our operating assets may be held by our wholly owned subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Dissolution. Our dissolution must be advised by a majority of our entire Board of Directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter.
Removal of Directors. Our charter provides that a director may be removed only for cause, as defined in the charter, and only by the affirmative vote of stockholders entitled to cast not less than two-thirds of the votes entitled to be cast in the election of directors, generally. This provision, when coupled with the subtitle 8 election vesting in our Board of Directors the sole power to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and from filling the vacancies created by the removal with their own nominees.

Exclusive Forum.  Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine.

Indemnification and Limitations on Liability. We are incorporated under the laws of the State of Maryland. The MGCL permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter requires us, to the fullest extent permitted by Maryland law as in effect from time to time, to indemnify and advance expenses to our directors and officers, whether serving us or at our request any other entity, who were or are parties or are threatened to be made parties to any threatened or actual suit, investigation or other proceeding, including administrative actions, as a result of their status or actions as directors or officers of us. Our charter authorizes us to provide the same indemnification and advancement of expenses to our employees and agents.

We have entered into indemnification agreements with our directors and executive officers which generally provide that we are required to indemnify any director or officer who was, is or becomes a party to or witness or other participant in: (i) any threatened, pending or completed action, suit or proceeding in which the director or officer may be or may have been involved, as a party or otherwise, by reason of the fact that the director or officer was acting in his or her capacity as a director or officer of us; and (ii) any inquiry, hearing or investigation that such director or officer in good faith believes might lead to the institution of any such action, suit or proceeding against any and all expenses, to the fullest extent permitted by law.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
Introductory Notes
The following is a description of the material federal income tax considerations to a holder of our common stock.  An applicable prospectus supplement will contain information about additional federal income tax considerations, if any, relating to particular offerings of our securities. The following discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective common stock holder in light of his or her particular circumstances or to stockholders (including insurance companies, tax exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.
Stroock & Stroock & Lavan LLP has provided an opinion to the effect that this discussion, to the extent that it contains descriptions of applicable federal income tax law, is correct in all material respects and fairly summarizes in all material respects the federal income tax laws referred to herein. This opinion is limited to this discussion under the heading "Material United States Federal Income Tax Consequences" and is filed as an exhibit to the registration statement of which this prospectus is a part. This opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of our stock to any particular holder. The opinion, and the information in this section, is based on the Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and the information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, or the statements made in the following discussion, will not be challenged by the IRS or will be sustained by a court if so challenged.
Each prospective purchaser is advised to consult the applicable prospectus supplement, as well as his or her own tax advisor, regarding the specific tax consequences to him or her of the acquisition, ownership and sale of securities of an entity electing to be taxed as a real estate investment trust, including the federal, state, local, foreign, and other tax consequences of such acquisition, ownership, sale, and election and of potential changes in applicable tax laws.
Taxation of Us as a REIT
General.  We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, effective as of January 1, 1992.  Our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. We believe that we are organized and have operated in such a manner as to qualify under the Code for taxation as a REIT since our inception, and we intend to continue to operate in such a manner. No assurances, however, can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. See "Failure to Qualify" below.

The following is a general summary of the material Code provisions that govern the federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the Treasury Regulations, and administrative and judicial interpretations thereof.
Stroock & Stroock & Lavan LLP has provided to us an opinion to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, effective for each of our taxable years ended December 31, 2006 through December 31, 2016, and our current and proposed organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2017 and thereafter. This opinion is filed as an exhibit to the registration statement of which this prospectus is a part. It must be emphasized that this opinion is conditioned upon certain assumptions and representations made by us to Stroock & Stroock & Lavan LLP as to factual matters relating to our organization and operation. Since qualification as a REIT requires us to satisfy certain income and asset tests, Stroock & Stroock & Lavan LLP's opinion is based upon assumptions and our representations as to future conduct, income and assets.  In addition, this opinion is based upon our factual representations concerning our business and properties as described in the reports filed by us under the federal securities laws.
Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Code described in this prospectus with regard to, among other things, the sources of our gross income, the composition of our assets, our distribution levels, and our diversity of stock ownership. Stroock & Stroock & Lavan LLP will not review our operating results on an ongoing basis. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances and the REIT rules, no assurance can be given that we satisfy all of the tests for REIT qualification or will continue to do so.
If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation.
Notwithstanding our REIT election, however, we will be subject to federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on any items of tax preference and alternative minimum tax adjustments. Third, if we have (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a tax in an amount equal to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability. Sixth, if we should fail to satisfy certain REIT asset tests (as discussed below) for a particular quarter and do not qualify for certain de minimis exceptions but have nonetheless maintained our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to the greater of (i) $50,000 or (ii) the amount determined by multiplying the highest corporate tax rate by the net income generated by certain disqualified assets for a specified period of time. Seventh, if we fail to satisfy REIT requirements other than the income or asset tests but nonetheless maintain our qualification because certain other requirements are met, we must pay a penalty of $50,000 for each such failure. Eighth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (For this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders. See "Annual Distribution Requirements" below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Ninth, if we acquire any asset "in a conversion transaction" (which generally refers to a transaction in which the basis of the acquired asset in our hands is determined by reference to the basis of the asset in the hands of a C corporation or a partnership that has one or more corporate partners), and we subsequently recognize gain on the disposition of the asset during the 5-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate rate on such gain (in the case of the partnership with a corporate partner, this refers to the gain allocable to the corporate partner) to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset, assuming that the C corporation or partnership, as applicable, will refrain from making an election to receive different treatment under existing Treasury Regulations on its tax return for the year in which we acquire the asset. Tenth, we would be subject to a 100% penalty tax on gains from "prohibited transactions" (generally amounts received upon the sale of certain assets) or on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary were not comparable to similar arrangements among unrelated parties.
In addition, we and our subsidiaries may be subject to a variety of taxes other than federal income taxes, including payroll taxes and state, local and foreign income, property or other taxes on assets and operations.
Requirements for Qualification
The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Code Sections 856 through 860; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) of which not more than 50% in value of the outstanding capital stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after applying certain attribution rules; (vii) that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been terminated or revoked and (viii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year. For purposes of determining stock ownership under condition (vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (vi). Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We have issued sufficient common stock with sufficient diversity of ownership to allow us to satisfy requirements (v) and (vi). In addition, our charter contains restrictions regarding the transfer of our stock intended to assist in continuing to satisfy the stock ownership requirements described in (v) and (vi) above. These restrictions, however, may not ensure that we will be able to satisfy these stock ownership requirements. If we fail to satisfy these stock ownership requirements, we will fail to qualify as a REIT.

To qualify as a REIT, we are required to have a taxable year that is the calendar year.  In addition, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We believe that we have complied with these requirements.
For our tax years beginning prior to January 1, 1998, pursuant to applicable Treasury Regulations, to be taxed as a REIT, we were required to maintain certain records and request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding shares.  For our tax years beginning January 1, 1998 and after, these records and informational requirements are no longer a condition to REIT qualification. Instead, a monetary penalty will be imposed for failure to comply with these requirements.  We have complied with such requirements.  If we comply with these regulatory rules, and we do not know, or by exercising reasonable diligence would not have known, whether we failed to meet requirement (vi) above, we will be treated as having met the requirement.
Qualified REIT Subsidiaries
If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary generally will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.
Taxable REIT Subsidiaries
A "taxable REIT subsidiary" is an entity taxable as a corporation in which we own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular "C" corporation.
Generally, a taxable REIT subsidiary can perform certain impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. We currently have a taxable REIT subsidiary, UMH Sales and Finance, Inc., and may establish additional taxable REIT subsidiaries in the future.

Income Tests
In order for us to maintain qualification as a REIT, two separate percentage tests relating to the source of our gross income must be satisfied annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, certain foreign currency gains and cancellation of indebtedness income) for each taxable year generally must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," interest derived from mortgage loans secured by real property (including certain qualified mezzanine financings secured by interests in entities owning real property), dividends from other REITs, gains from the sale of real estate assets, and income from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, certain foreign currency gains and cancellation of indebtedness income) for each taxable year must be derived from the real property investments described above, or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.  For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person.  However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales.
Rents received by us will qualify as "rents from real property" in satisfying the above gross income tests only if several conditions are met. First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales.
Second, rents received from a tenant will not qualify as "rents from real property" if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively own 10% or more of such tenant (a "Related Party Tenant"). We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary generally will not be disqualified from being "rents from real property" by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space, as determined pursuant to the rules in Code Section 856(d)(8).
Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." This 15% test is based on relative fair market values of the real and personal property.
Generally, for rents to qualify as "rents from real property" for the purposes of the gross income tests, we may only provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Income received from any other service will be treated as "impermissible tenant service income" unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

In addition to being structured to satisfy the above listed conditions, our leases will be structured with the intent to qualify as true leases for federal income tax purposes. If, however, our leases were recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that we, our applicable subsidiary or other lessor entity receives from the lessees would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, we very likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, could lose our REIT status.
If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. After October 22, 2004, the relief provisions generally are available with respect to a failure to meet such tests if our failure was due to reasonable cause and not due to willful neglect, and, following the REIT's identification of the failure to meet either of the gross income tests, a description of each item of the REIT's gross income is set forth in a schedule for the relevant taxable year that is filed in accordance with the applicable regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, various taxes and penalties may be imposed on us.
Other Rules Regarding Income
Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. The amount of gain would include any gain realized by qualified REIT subsidiaries and our share of any gain realized by any of the partnerships or limited liability companies in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT since such income is disregarded for purposes of these tests. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all of the facts and circumstances surrounding the particular transaction. However, the Code provides a safe harbor pursuant to which limited sales of properties held at least two years (in the case of sales made prior to July 30, 2008, the required holding period was four years) and meeting certain additional requirements will not be treated as prohibited transactions.  We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We have made, and may in the future make, occasional sales of properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The IRS may contend, however, that one or more of these sales is subject to the 100% penalty tax.
Foreclosure Property. Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by us (a) as a result of our having bid in the property at foreclosure, or (b) having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by and secured by the property, in which case the related loan or lease was acquired by us at a time when default was not imminent or anticipated, and (ii) for which we make a proper election to treat the property as foreclosure property. Property otherwise qualifying as foreclosure property has that status for the year of acquisition plus the three following years, unless such period is extended by the IRS. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test.

Hedging Transactions. We may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction entered into on or before July 30, 2008 and made to hedge indebtedness incurred or to be incurred by us to acquire or own real estate assets will not constitute gross income for purposes of the 95% gross income test but will constitute non-qualifying income for purposes of the 75% gross income test. Income from such transactions entered into after July 30, 2008 will not constitute gross income for purposes of the 95% and 75% gross income tests.  Income from hedging transactions entered into after July 30, 2008 and made primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would qualify under the 75% or 95% income tests (or any property which generates such income or gain) also will not constitute gross income for purposes of the 95% and 75% gross income tests.  We must properly identify any such hedges in our books and records.  To the extent that we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. For taxable years beginning after December 31, 2015, if a REIT enters into a qualifying hedge but disposes of the underlying property, the REIT can enter into a hedge of the original qualifying hedge, and income from the subsequent hedge will also not be included in income for purposes of the 75% or 95% income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.
Asset Tests
At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.
1.            At least 75% of the value of our total assets must be represented by "real estate assets," cash, cash items and government securities as such terms are defined in the Code. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long term debt.
2.            Not more than 25% of the value of our total assets may be represented by securities, other than those in the 75% asset class.
3.            Except for certain investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.
4.            Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total voting power of any one issuer's outstanding securities.
5.            Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the debt safe harbors discussed below.
6.            For tax years beginning after July 30, 2008 and for tax years beginning on or before December 31, 2017, not more than 25% of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.  For tax years beginning on or before July 30, 2008, and for tax years beginning after December 31, 2017, not more than 20% of our total assets may be represented by the securities of taxable REIT subsidiaries.
7.            For taxable years beginning after December 31, 2015, no more than 25% of the value of our total assets may consist of debt instruments issued by "publicly offered REITs" (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Securities Exchange Act of 1934) to the extent such debt instruments are not secured by real property or interests in real property.

For purposes of these asset tests, any shares of qualified REIT subsidiaries are not taken into account, and any assets owned by the qualified REIT subsidiary are treated as owned directly by the REIT.
Securities, for purposes of the asset tests, may include debt we hold. However, the following types of arrangements generally will not be considered securities held by us for purposes of the 10% value test: (1) straight debt securities of an issuer which meet the requirements of Code Section 856(m)(2), discussed below; (2) any loan to an individual or an estate; (3) any Section 467 rental agreement, other than with certain related persons; (4) any obligation to pay rents from real property as defined in Code Section 856(d)(1); (5) any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under such security does not depend in whole or in part on the profits of any entity not described in the category or payments on any obligation issued by such an entity; (6) any security issued by a REIT; or (7) any other arrangement as determined by the IRS. Under Code Section 856(m)(2), debt generally will constitute "straight debt" if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (i) which is not convertible, directly or indirectly, into stock and (ii) the interest rate (or the interest payment dates) of which is not contingent on the profits, the borrower's discretion or similar factors. However, a security may satisfy the definition of "straight debt" even though the time of payment of interest or principal thereunder is subject to a contingency, if: (a) such contingency does not have the effect of changing the effective yield to maturity more than the greater of 0.25% or 5% of the annual yield to maturity, or (b) neither the aggregate issue price nor the aggregate face amount of the issuer's debt instruments held by the REIT exceeds $1 million and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. Second, a security can satisfy the definition of "straight debt" even though the time or amount of any payment thereunder is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.
Certain "look-through" rules apply in determining a REIT partner's share of partnership securities for purposes of the 10% value test. Under such rules, a REIT's interest as a partner in a partnership is not considered a security, and the REIT is deemed to own its proportionate share of each of the assets of the partnership. In addition, for taxable years beginning after October 22, 2004, the REIT's interest in the partnership assets is the REIT's proportionate interest in any securities issued by the partnership, other than securities qualifying for the above safe harbors. Therefore, a REIT that is a partner in a partnership must look through both its equity interest and interest in non-safe harbor debt securities issued by the partnership.  Any non-safe harbor debt instrument issued by a partnership will not be considered a security to the extent of the REIT's interest as a partner in the partnership. Also, any non-safe harbor debt instrument issued by a partnership will not be considered a security if at least 75% of the partnership's gross income (excluding gross income from prohibited transactions) is derived from the sources described in Code Section 856(c)(3), which sets forth the general REIT income test.
Certain corporate or partnership securities that otherwise would qualify under the straight debt safe harbor will not so qualify if the REIT holding such securities, and any of its controlled taxable REIT subsidiaries, holds other securities of the issuer which are not securities qualifying for any safe harbors if such non-qualifying securities have an aggregate value greater than 1% of the issuer's outstanding securities.
With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the debt safe harbors with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the IRS might not disagree with our determinations.

After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20% or 5% asset tests or the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy any such test arises immediately after, and is wholly or partly the result of, the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20%, or 5% asset tests or the 10% value limitation. We cannot ensure that these steps always will be successful. If we were to fail to cure the noncompliance with the asset tests within this 30 day period, we could fail to qualify as a REIT.
With respect to taxable years beginning after October 22, 2004, however, a REIT will not lose its REIT status for failing to satisfy the requirements of the 5% and 10% tests if such failure is due to the ownership of assets the total value of which does not exceed the lesser of: (i) 1% of the total value of the REIT's assets at the end of the quarter for which such measurement is done or (ii) $10 million. However, the REIT must either: (x) dispose of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the IRS), or (y) otherwise meet the requirements of those rules by the end of such time period.
In addition, if a REIT fails to meet any of the asset test requirements for a particular quarter, and the failure exceeds the above-described de minimis standard, then the REIT still will be considered to have satisfied these tests if the REIT satisfies several requirements. First, the REIT's failure to satisfy the particular asset test must be due to reasonable cause and not due to willful neglect. Second, the REIT must file a schedule of the assets resulting in such failure with the IRS in accordance with the regulations and must dispose of the assets within six months after the last day of the quarter in which the REIT identified the failure (or such other time period prescribed by the IRS) or otherwise meet the requirements of those rules by the end of such time period. Finally, the REIT must pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate by the net income generated by the assets described in the schedule for the period beginning on the first date that the failure occurs and ending on the earlier of (i) the date when the REIT disposes of such assets or (ii) the end of the first quarter when the REIT no longer fails to satisfy the particular asset test.
Also, effective for taxable years beginning after October 22, 2004, if a REIT fails to satisfy requirements other than the income or asset tests, the REIT will not lose its qualification as a REIT provided such violations are due to reasonable cause and not due to willful neglect and the REIT pays a penalty of $50,000 for each such failure.
Annual Distribution Requirements
We, in order to qualify as a REIT, must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and paid within 12 months of the end of the tax year but before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the amounts actually distributed.

We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short-term, or possibly long-term, borrowing or pay distributions in the form of taxable stock dividends to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.
Under certain circumstances, we may be able to rectify a failure to meet the 90% distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, in those cases we may avoid being subject to income tax by distributing deficiency dividends; however, we will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.
Failure to Qualify
If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor will such distributions be required to be made. In such event, all distributions to stockholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits (although non-corporate taxpayers may be eligible for the preferential rates on qualified dividend income with respect to such distributions) and corporate distributees may be eligible for the dividends received deduction.  Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.
Taxation of Common Stock Holders
Taxation of Taxable U.S. Stockholders.  As used in the remainder of this discussion, the term "U.S. stockholder" means a beneficial owner of our common stock that is for federal income tax purposes:
•	a citizen or resident of the United States, as defined in Code Section 7701(b);
•
a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or
•
in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons or a trust that has a valid election in place to be treated as a U.S. person.

Generally, in the case of a partnership that holds our stock, any partner that would be a U.S. stockholder if it held the stock directly is also a U.S. stockholder. As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts.  In the case of individual stockholders, such distributions, if designated by the REIT in a written notice mailed not later than 60 days after the close of its taxable year, may qualify (provided holding period and certain other requirements are met) as qualified dividend income eligible to be taxed at the reduced maximum rate of 20% to the extent that the REIT receives qualified dividend income. Qualified dividend income is, in general, dividend income from taxable domestic corporations (other than REITs) and qualified foreign corporations.  A qualified foreign corporation generally includes a foreign corporation resident in a jurisdiction having a comprehensive double tax treaty in place with the U.S., but excludes any foreign corporation which for the taxable year of the corporation in which the dividend was paid, or the preceding taxable year, is a passive foreign investment company. The total amount that can be designated as qualified dividend income by the REIT generally cannot exceed the sum of (1) the REIT's qualified dividend income for the tax year, (2) the amount of its REIT taxable income and income taxed under the Code Section 337(d) regulations, minus the tax on these items, for the prior year and (3) the amount of any earnings and profits that were distributed by the REIT for the tax year and accumulated in a tax year during which the REIT was not subject to the REIT rules.  Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder's stock, but rather will reduce the adjusted basis of such shares as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder's stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of the shares of preferred stock.  Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.
In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) generally will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.
Distributions that we properly designate as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for greater than one year. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.
We may elect to retain and pay income tax on our long-term capital gains. If we so elect, each stockholder, including tax-exempt stockholders as discussed below, will take into income the stockholder's share of the retained capital gain as long-term capital gain (except that corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income) and will receive a credit or refund for that stockholder's share of the tax paid by us. The stockholder will increase the basis of such stockholder's shares by an amount equal to the excess of the retained capital gain included in the stockholder's income over the tax deemed paid by such stockholder. Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.
The highest marginal individual income tax rate currently is 39.6%. The maximum tax rate on long term capital gain applicable to U.S. holders taxed at individual rates is 20% for sales and exchanges of assets held for more than one year (this is in addition to the Medicare tax described below). The maximum tax rate on long term capital gain from the sale or exchange of "section 1250 property", or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property". With respect to distributions that we designate as capital gain dividends, we will designate whether such a distribution is taxable to U.S. holders taxed at individual rates at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.
Upon any taxable sale or other disposition of our common or preferred stock, a U.S. stockholder will recognize gain or loss for federal income tax purposes on the disposition of our stock in an amount equal to the difference between:
•	the amount of cash and the fair market value of any property received on such disposition; and
•	the U.S. stockholder's adjusted basis in such stock for tax purposes.
Gain or loss will be capital gain or loss if the stock has been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder's tax bracket. A U.S. stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 20%.  To the extent that capital gain is realized by a stockholder on the sale of shares, the applicable Treasury Regulations as currently promulgated should not treat any such gain as "unrecaptured Section 1250 gain," subject to a special rate of tax. However, new provisions or regulations could be promulgated in the future to produce a different result. Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.
The treatment accorded to any redemption for cash (as distinguished from a sale, exchange or other disposition) of stock can only be determined on the basis of particular facts as to each stockholder at the time of redemption. In general, a stockholder will recognize capital gain or loss measured by the difference between the amount received by the stockholder upon the redemption and such stockholder's adjusted tax basis in the shares redeemed (provided the shares are held as a capital asset) if such redemption (i) results in a "complete termination" of the stockholder's interest in all classes of our stock under Code Section 302(b)(3), (ii) is "substantially disproportionate" with respect to the stockholder's interest in our stock under Code Section 302(b)(2), or (iii) is "not essentially equivalent to a dividend" with respect to the stockholder under Code Section 302(b)(1). In applying these tests, there must be taken into account not only the common and preferred stock owned by the holder, but also any options (including stock purchase rights) to acquire either of the foregoing. The stockholder also must take into account any such securities (including options) which are considered to be owned by such stockholder by reason of the constructive ownership rules set forth in Code Sections 318 and 302(c).

If the redemption of stock does not meet any of the tests under Code Section 302, then the redemption proceeds received will be treated as a distribution on the stock. If the redemption is taxed as a dividend, the stockholder's adjusted tax basis in the redeemed stock will be transferred to any other shares held by the stockholder. If the stockholder owns no other stock of ours, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.  Proposed Treasury Regulations have been issued by the Treasury Department which, if issued in their current form, when effective, would prohibit the shifting of basis and would defer the recovery of the stockholder's basis in any of our stock until the conditions described in the preceding paragraph are satisfied.  We urge you to consult your tax advisor concerning the treatment of a cash redemption of stock.
For taxable years beginning after December 31, 2012, certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds are required to pay a 3.8% Medicare tax. The Medicare tax will apply to, among other things, dividends and other income derived from certain trades or business and net gains from the sale or other disposition of property, subject to certain exceptions. Our dividends and any gain from the disposition of our stock generally will be the type of income that is subject to the Medicare tax.
Taxation of Tax-Exempt Stockholders.  Provided that a tax-exempt stockholder has not held our stock as "debt-financed property" within the meaning of the Code, the dividend income from us will not be unrelated business taxable income ("UBTI"), to a tax-exempt stockholder. Similarly, income from the sale of stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt-financed property within the meaning of Code Section 514 or has used the stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Code Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax exempt stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.
A "qualified trust" (defined to be any trust described in Code Section 401(a) and exempt from tax under Code Section 501(a)) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the "five or fewer requirement") only by relying on a special "look-through" rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is "predominantly held" by qualified trusts if either (i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "five or fewer" requirement without relying on the "look-through" rule. The restrictions on ownership and transfer of stock in our charter should prevent application of the foregoing provisions to qualified trusts purchasing our stock, absent a waiver of the restrictions by the Board of Directors.
As discussed above in relation to taxable U.S. stockholders, we may elect to retain and pay income tax on our long-term capital gains. If we so elect, each stockholder, including tax-exempt stockholders, will take into income (and, if applicable, UBTI) the stockholder's share of the retained capital gain as long-term capital gain (except that corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income) and will receive a credit or refund for that stockholder's share of the tax paid by us. The stockholder will increase the basis of such stockholder's shares by an amount equal to the excess of the retained capital gain included in the stockholder's income over the tax deemed paid by such stockholder.
Taxation of Non-U.S. Stockholders.  The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (which we refer to collectively as Non-U.S. stockholders) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. stockholder. Prospective Non-U.S. stockholders should consult with their own tax advisors to determine the impact of United States federal, state and local income tax laws with regard to an investment in our stock, including any reporting requirements.
Distributions that are not attributable to gain from sales or exchanges by us of United States real property interests and not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces such rate or eliminates the tax. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. stockholder's conduct of a United States trade or business, the Non-U.S. stockholder generally will be subject to tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to withhold United States federal income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. stockholder that are not designated as capital gain dividends, unless a lower treaty rate or another reason for a reduced or zero withholding rate applies and the Non-U.S. stockholder files with us an IRS Form W-8BEN, W8-BEN-E, W-8EXP, W-8IMY or W-8ECI evidencing eligibility for that reduced or zero withholding rate.
Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. stockholder's shares, they will give rise to tax liability if the Non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her stock as described below. We may be required to withhold United States federal income tax at the rate of at least 15% on distributions to Non-U.S. stockholders that are not paid out of current or accumulated earnings and profits unless the Non-U.S. stockholders provide us with withholding certificates evidencing their exemption from withholding tax. If it cannot be determined at the time that such a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Although the law is not clear on the matter, if we elect to retain and pay income tax on our long-term capital gains, it appears that amounts we designate as retained capital gains in respect of stock held by Non-U.S. stockholders generally should be treated with respect to Non-U.S. stockholders in the same manner as our actual distributions of capital gain dividends. Under this approach, a Non-U.S. stockholder would be able to offset as a credit against its United States federal income tax liability its proportionate share of the tax treated as paid by it on such retained capital gains, and to receive from the IRS a refund to the extent its proportionate share of such tax treated as paid by it exceeds its actual United States federal income tax liability.
For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a Non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions generally are taxed to a Non-U.S. stockholder as if such gain were effectively connected with a United States business. Thus, Non-U.S. stockholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend or, in certain circumstances, distributions following a designation of a prior distribution as a capital gain dividend. This amount is creditable against the Non-U.S. stockholder's FIRPTA tax liability. Effective for taxable years beginning after October 22, 2004, however, REIT distributions attributable to gain from sales or exchanges of United States real property interests will be treated as ordinary income dividends rather than effectively connected income under the FIRPTA rules if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (2) the foreign investor does not own more than 10% (5% for REIT distributions made before December 18, 2015) of the class of stock at any time during the taxable year within which the distribution is received.  Capital gain dividends received by a Non-U.S. stockholder from a REIT that are attributable to dispositions by that REIT of assets other than United States real property interests are generally not subject to U.S. income or withholding tax.
Gain recognized by a Non-U.S. stockholder upon the sale or exchange of our stock generally would not be subject to United States federal income taxation unless:
•
the investment in our stock is effectively connected with the Non-U.S. stockholder's United States trade or business, in which case the Non-U.S. stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

•
the Non-U.S. stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

•	our stock constitutes a United States real property interest within the meaning of FIRPTA, as described below.
Our stock will not constitute a United States real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by Non-U.S. stockholders.

We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our stock would not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.  However, for taxable years beginning after December 18, 2015, we are permitted to presume that a person holding less than 5 percent of any class of our stock is a United States person, absent actual knowledge to the contrary.
Even if we do not qualify as a domestically-controlled REIT at the time a Non-U.S. stockholder sells our stock, gain arising from the sale still would not be subject to FIRPTA tax if:
•	the class or series of shares sold is considered regularly traded under applicable Treasury Regulations on an established securities market, such as the NYSE; and
•
the selling Non-U.S. stockholder owned, actually or constructively, 10% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our stock were subject to taxation under FIRPTA, the Non-U.S. stockholder would be subject to regular United States federal income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 15% of the purchase price and remit such amount to the IRS.
State and Local Taxes.  We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or our stockholders transact business or reside (although U.S. stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions). The state and local tax treatment of us and our stockholders may not conform to the United States federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our stock.
Backup Withholding, FATCA Tax, and Information Reporting
U.S. Stockholders.  In general, information-reporting requirements will apply to certain U.S. stockholders with regard to payments of dividends on our stock and payments of the proceeds of the sale of our stock, unless an exception applies.
It is expected that the payor will be required to withhold tax on such payments at the rate of 28% if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect. A U.S. stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS.
In addition, it is expected that a payor of dividends on our stock will be required to withhold tax at a rate of 28% if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder's United States federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the IRS.
U.S. stockholders that hold their stock through foreign accounts or intermediaries will be subject to U.S. withholding tax (the so-called FATCA tax) at a rate of 30% on dividends (or redemption proceeds treated as dividends) paid and proceeds of sale (which, for this purpose, includes a redemption treated as a sale, as well as a distribution treated as a return of capital or giving rise to capital gain) of our common or preferred stock, subject to certain delayed effective dates, if certain disclosure requirements (which requirements may include entering into an agreement with the IRS) related to U.S. accounts are not satisfied. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. holders who fail to certify their non-foreign status to us.

Non-U.S. Stockholders.  Generally, information reporting, backup withholding and the FATCA tax will apply to payments of dividends and other distributions on, and proceeds from the sale of, our stock as described above for a U.S. stockholder, unless the payee certifies that it is not a United States person or otherwise establishes an exemption and, in the case of the FATCA tax, satisfies other requirements pursuant to regulations (which may include entering into an agreement with the IRS).
The payment of the proceeds from the disposition of our stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding as described above for U.S. stockholders unless the Non-U.S. stockholder satisfies the requirements necessary to be an exempt Non-U.S. stockholder or otherwise qualifies for an exemption. The proceeds of a disposition by a Non-U.S. stockholder to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a United States trade or business, a foreign partnership if partners who hold more than 50% of the interests in the partnership are United States persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a United States office of a United States or foreign broker.
Applicable Treasury Regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payor.  Because the application of these Treasury Regulations varies depending on the stockholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

PLAN OF DISTRIBUTION
We may sell our securities to one or more underwriters for public offer and sale by them or may sell securities offered hereby to the public, to a limited number of institutional purchasers or to a single purchaser, directly or through dealers or agents or through a combination of methods. Any underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.  We intend to apply to the NYSE to list any additional shares of preferred or common stock offered pursuant to any prospectus supplement, and we anticipate that such shares will be so listed.
The distribution of the securities may be effected from time to time in one or more transactions at a fixed price, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices at the time of sale or negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.
To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
If so indicated in the applicable prospectus supplement, we may authorize the underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in that prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to contracts will not be less than nor greater than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of us. Contracts may be subject to any conditions including (i) the purchase by an institution of the securities covered by its contract will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and (ii) if the securities are being sold to underwriters, we have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts.
Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us in the ordinary course of business for which they receive compensation.

LEGAL MATTERS
The legality of the securities has been passed upon for us by Stroock & Stroock & Lavan LLP. The discussion of legal matters under "Material United States Federal Income Tax Consequences" is based upon an opinion of Stroock & Stroock & Lavan LLP.

EXPERTS
The consolidated financial statements and schedules of UMH Properties, Inc. as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, included in our Annual Report on Form 10-K for the year ended December 31, 2016, have been incorporated by reference herein in reliance upon the report of PKF O'Connor Davies, LLP, our independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a shelf registration statement under the Securities Act with respect to the securities offered hereunder. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. For further information regarding our Company and our securities, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement. Additionally, we file annual, quarterly and special reports, proxy statements and other information with the SEC.
You may read and copy all or any portion of the registration statement or any other materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's website (http://www.sec.gov). We also have a website (www.umh.com) through which you may access our recent SEC filings. Information contained on our website is not a part of this prospectus. In addition, you may look at our SEC filings at the offices of the NYSE which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common stock, Series A Preferred Stock and Series B Preferred Stock are listed and traded on the NYSE.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to "incorporate by reference" the information contained in documents that we file with the SEC.  That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and supersede this information.
We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all the securities offered by this prospectus.
•	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 8, 2017.
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 9, 2017.
•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 21, 2017, in connection with our Annual Meeting of Stockholders held on June 15, 2017.
•
All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2016, except for information furnished under Current Reports on Form 8-K, which is not deemed filed and not incorporated herein by reference.

•
The description of our Series A Preferred Stock included or incorporated by reference in our Registration Statement on Form 8-A, filed with the SEC on February 28, 2012, and the description of our Series B Preferred Stock included or incorporated by reference in our Registration Statement on Form 8-A, filed with the SEC on October 22, 2015.

•	The description of our common stock which is contained in a registration statement filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.
You may request a free copy of these filings (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address and telephone number:
UMH Properties, Inc.
Attention:  Stockholder Relations
3499 Route 9 North, Suite 3-C
Juniper Business Plaza
Freehold, NJ 07728
 (732) 577-9997

2,000,000 Shares

UMH Properties, Inc.

6.375% Series D Cumulative Redeemable Preferred Stock

PROSPECTUS SUPPLEMENT

BMO Capital Markets

Stifel

B. Riley | FBR D.A. Davidson & Co.

Janney Montgomery Scott

January 17, 2018